Exhibit 2.1

Execution

BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION

by and among

NOVUS CAPITAL CORPORATION,

ORGA, INC.,

and

APPHARVEST, INC.

Dated as of September 28, 2020

(continued)

(continued)

(continued)

EXHIBIT A	Form of Stockholder Rights Agreement
EXHIBIT B	Form of Amended and Restated Registration Rights Agreement
EXHIBIT C	Form of Lock-Up Agreement
EXHIBIT D	Form of Sponsor Restricted Stock Agreement
EXHIBIT E	Form of Second Amended and Restated Certificate of Incorporation of Surviving Corporation
EXHIBIT F	Form of Amended and Restated Bylaws of Surviving Corporation
EXHIBIT G	Form of Novus Second Amended and Restated Certificate of Incorporation
EXHIBIT H	Form of Novus Amended and Restated Bylaws
EXHIBIT I	Directors and Officers of the Surviving Corporation and Novus
SCHEDULE A	Company Knowledge Parties
SCHEDULE B	Key Company Stockholders
SCHEDULE C	Novus Initial Stockholders

BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION, dated as of September 28, 2020 (this “Agreement”), by and among Novus Capital Corporation, a Delaware corporation (“Novus”), ORGA Inc., a Delaware corporation (“Merger Sub”), and AppHarvest, Inc., a Delaware public benefit corporation (the “Company”).

WHEREAS, Merger Sub is a wholly owned direct subsidiary of Novus;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware, Subchapter XV (the “DGCL”), Novus and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Novus;

WHEREAS, each of the parties intends that, for U.S. federal income Tax purposes, (i) the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) this Agreement shall constitute a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3 (clauses (i) and (ii), the “Intended Tax-Free Treatment”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders and has approved and adopted this Agreement and declared its advisability and approved the Merger and the other transactions contemplated by this Agreement, and (b) has recommended the approval and adoption of this Agreement and the Merger by the stockholders of the Company;

WHEREAS, the Board of Directors of Novus (the “Novus Board”) has (a) approved and adopted this Agreement and declared its advisability and approved the payment of the Per Share Merger Consideration to stockholders of the Company pursuant to this Agreement and the other transactions contemplated by this Agreement, and (b) has recommended the approval and adoption of this Agreement and the transactions contemplated by this Agreement by the stockholders of Novus;

WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board”) has (a) determined that the Merger is fair to, and in the best interests of, Merger Sub and its sole stockholder and has approved and adopted this Agreement and declared its advisability and approved the Merger and the other transactions contemplated by this Agreement, and (b) recommended the approval and adoption of this Agreement and the Merger by the sole stockholder of Merger Sub;

WHEREAS, Novus, the Company and the Key Company Stockholders (as defined herein), concurrently with the execution and delivery of this Agreement, are entering into the Stockholder Support Agreement, dated as of the date hereof (the “Stockholder Support Agreement”), providing that, among other things, the Key Company Stockholders will vote their shares of Company Common Stock and Company Preferred Stock in favor of this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Novus Initial Stockholders shall enter into a Sponsor Support Agreement (the “Sponsor Support Agreement”) providing that, among other things, the Novus Initial Stockholders will vote their shares of Novus Common Stock in favor of this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, in connection with the Closing, Novus, the Novus Initial Stockholders and the Key Company Stockholders, shall enter into the Stockholders Rights Agreement, (the “Stockholders Rights Agreement”), substantially in the form attached hereto as Exhibit A, setting forth their agreement with respect to the governance of Novus after the Closing and certain other matters;

WHEREAS, in connection with the Closing, Novus, the Key Company Stockholders and the parties to the original Novus Registration Rights Agreement, including the Novus Initial Stockholders, shall enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”), substantially in the form attached hereto as Exhibit B;

WHEREAS, in connection with the Closing, the Key Company Stockholders and the Novus Initial Stockholders shall enter into separate Lock-Up Agreements (each, a “Lock-Up Agreement”), substantially in the form attached hereto as Exhibit C;

WHEREAS, Novus, concurrently with the execution and delivery of this Agreement, is entering into subscription agreements (the “Subscription Agreements”) with certain investors pursuant to which such investors, upon the terms and subject to the conditions set forth therein, have agreed to purchase shares of Novus Common Stock at a purchase price of $10.00 in one or more private placement transactions (the “Private Placements”) of no less than $140.25 million, in the aggregate (the “Minimum PIPE Commitments”), and no more than $375 million, in the aggregate, or such greater amount approved by the Company (the “Maximum PIPE Allocation”), to be consummated concurrently with the consummation of the transactions contemplated hereby; and

WHEREAS, in connection with the Closing, the Novus Initial Stockholders shall enter into a Sponsor Restricted Stock Agreement (the “Sponsor Restricted Stock Agreement”), substantially in the form attached hereto as Exhibit D.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Article I.

DEFINITIONS

Section 1.01          Certain Definitions. For purposes of this Agreement:

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person; provided, further, that, in no event shall the Company or any of the Company’s Subsidiaries be considered an affiliate of any portfolio company (other than the Company and its Subsidiaries) of any investment fund affiliated with any direct or indirect equityholder of the Company.

“Ancillary Agreements” means the Stockholder Support Agreement, the Sponsor Support Agreement, the Registration Rights Agreement, the Lock-Up Agreements, the Stockholders Rights Agreement, the Sponsor Restricted Stock Agreement and all other agreements, certificates and instruments executed and delivered by Novus, Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, stored, shared, distributed, transferred, disclosed, destroyed, disposed of or otherwise processed by any of the Business Systems or otherwise in the course of the conduct of the business of the Company Group.

“Business Day” means any day on which banks are not required or authorized to close in New York, NY; provided that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processors, databases, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, that are owned or used in the conduct of the business of the Company or any Company Subsidiary.

“Company Certificate of Incorporation” means the amended and restated certificate of incorporation of the Company dated July 24, 2020, as such may have been amended, supplemented or modified from time to time.

“Company Common Stock” means the Company’s Common Stock, with a par value of $0.0001 per share.

“Company Group” means the Company and the Company Subsidiaries.

“Company Group Member” means the Company or any Company Subsidiary.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company Interim Period Convertible Notes” means convertible promissory notes issued by the Company in a Company Permitted Interim Financing, substantially in the form set forth on Section 6.01b)ii) of the Company Disclosure Schedule.

“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to any Company Group Member or to which any Company Group Member otherwise has a right to use.

“Company Material Adverse Effect” means any event, circumstance, change or effect (collectively “Effect”) that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) is or would reasonably be expected to be materially adverse to the business, financial condition, or results of operations of the Company and the Company Subsidiaries, taken as a whole or (b) would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Merger or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which the Company and the Company Subsidiaries operate; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, civil unrest, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics or other outbreaks of illness or public health events and other force majeure events (including any escalation or general worsening of any of the foregoing Effects); (v) any actions taken or not taken by any Company Group Member as required by this Agreement or any Ancillary Agreement, (vi) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities) (provided that this clause (vi) shall not apply to any representations or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the transactions contemplated hereby), (vii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (vii) shall not prevent a determination that any Effect underlying such failure has resulted in a Company Material Adverse Effect, or (viii) any actions taken, or failures to take action, or such other changes or events, in each case, which Novus has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (i) through (iv), to the extent that the Company and the Company Subsidiaries are as a whole materially disproportionately affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate.

“Company Option Plan” means the 2018 Equity Incentive Plan of the Company, as such may have been amended, supplemented or modified from time to time.

“Company Options” means all options to purchase outstanding shares of Company Common Stock, whether or not exercisable and whether or not vested, immediately prior to the Closing under the Company Option Plan or otherwise.

“Company Outstanding Shares” means the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time, expressed on a fully-diluted and as-converted to Company Common Stock basis, and including, without limitation or duplication, (i) the number of shares of Company Common Stock issuable upon conversion of the Company Preferred Stock pursuant to Section 3.01(a), (ii) the Company Restricted Shares, (iii) the number of shares of Company Common Stock subject to unexpired, issued and outstanding Company RSUs, Company Options or any other Company Share Award and (iv) the number of shares of Company Common Stock issuable with respect to any issued and outstanding Company Interim Securities, except that the Company Outstanding Shares shall not include, and Novus shall assume immediately prior to the Closing, up to $30 million in aggregate principal amount of Company Interim Period Convertible Notes issued in accordance with the limitations set forth in Section 6.01(b)(ii), in accordance with the form of note set forth on Section 6.01b)ii) of the Company Disclosure Schedule.

“Company-Owned IP” means all Intellectual Property rights owned or purported to be owned by any Company Group Member.

“Company Organizational Documents” means the Company Certificate of Incorporation, and the bylaws of the Company, in each case as amended, modified or supplemented from time to time.

“Company Preferred Stock” means the Company Series A Preferred Stock, the Company Series A-1 Preferred Stock, the Company Series B Preferred Stock and the Company Series C Preferred Stock.

“Company Restricted Shares” means the shares of Company Common Stock subject to forfeiture restrictions or other restrictions issued pursuant to the Company Option Plan or otherwise.

“Company RSUs” means all outstanding restricted stock units to acquire shares of Company Common Stock immediately prior to the Closing issued pursuant to an award granted under the Company Option Plan or otherwise.

“Company Series A Preferred Stock” means the shares of the Preferred Stock of the Company, par value $0.0001 per share, designated as Series A Preferred Stock in the Company Certificate of Incorporation.

“Company Series A-1 Preferred Stock” means the shares of the Preferred Stock of the Company, par value $0.0001 per share, designated as Series A-1 Preferred Stock in the Company Certificate of Incorporation.

“Company Series B Preferred Stock” means the shares of the Preferred Stock of the Company, par value $0.0001 per share, designated as Series B Preferred Stock in the Company Certificate of Incorporation.

“Company Series C Preferred Stock” means the shares of the Preferred Stock of the Company, par value $0.0001 per share, designated as Series C Preferred Stock in the Company Certificate of Incorporation.

“Company Subsidiary Organizational Documents” means with respect to each Company Subsidiary, its certificate of formation and limited liability company agreement, in each case as amended, modified or supplemented from time to time.

“Confidential Information” means any information, knowledge or data concerning the businesses and affairs of the Company Group or any Suppliers or customers of the Company Group or Novus or its subsidiaries (as applicable) that is not already generally available to the public.

“Continental” means Continental Stock Transfer & Trust Company, Novus’s escrow and transfer agent.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Disabling Devices” means Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner, other than those incorporated by the Company intentionally to protect Company IP from misuse.

“Employee Benefit Plan” means any plan that is an “employee benefit plan” as defined in Section 3(3) of ERISA, any nonqualified deferred compensation plan subject to Section 409A of the Code, bonus, stock option, stock purchase, restricted stock, other equity-based compensation arrangement, performance award, incentive, deferred compensation, retiree medical or life insurance, death or disability benefit, supplemental retirement, severance, retention, change in control, employment, consulting, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plans, programs or arrangements, whether written or unwritten and whether or not subject to ERISA.

“Environment” means any ambient air, surface water, drinking water, groundwater, land surface (whether below or above water), subsurface strata, sediment, plant or animal life, and natural resources.

“Environmental Claim” means any claim, judicial or administrative proceeding, investigation or notice by any Person, including any Governmental Authority, alleging potential liability (including potential liability for investigatory costs, cleanup or remediation costs, governmental or third party response costs, natural resource damages, property damage, personal injuries, or fines or penalties) based on or resulting from (a) the presence or Release of, or exposure to, any Hazardous Materials at any location, whether or not owned or operated by the Company or any of its Subsidiaries, as applicable, or (b) any Environmental Law, including the alleged or actual violation thereof.

“Environmental Laws” means any law, statute, ordinance, regulation, order or rule relating to: (a) the Environment, including pollution, contamination, cleanup, preservation, protection and reclamation of the Environment, (b) the protection of human health with respect to, or the exposure of employees or third parties to, any Hazardous Materials, (c) any Release or threatened Release of any Hazardous Materials, including investigation, assessment, testing, monitoring, containment, removal, remediation and cleanup of any such Release or threatened Release, (d) the management of any Hazardous Materials, including the use, labeling, processing, disposal, storage, treatment, transport, or recycling of any Hazardous Materials, or (e) the presence of Hazardous Materials in any building, physical structure, product or fixture.

“Environmental Permits” means all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority required under Environmental Laws for the conduct of the business and activities of the Company and its Subsidiaries, as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Ratio” means the following ratio (rounded to four decimal places): the quotient obtained by dividing (a) 50,000,000 by (b) the Company Outstanding Shares.

“Governmental Authority” means (a) the United States, (b) any federal, state, provincial, municipal, local or any governmental or quasi-governmental authority of any nature, (c) any body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, standards, regulatory or taxing authority, or (d) any subdivision, agency, department, branch, official, bureau, commission, board, court, tribunal, judicial or arbitral body or other instrumentality or authority of any of the foregoing.

“Hazardous Materials” means all materials, chemicals, wastes, compounds and substances in any form defined, regulated or characterized as a pollutant, contaminant or toxic or hazardous substance or waste (or terms of similar meaning) under Laws protecting the Environment and human health, including petroleum, crude oil and any fraction thereof.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Intellectual Property” means: (a) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof; (b) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing; (c) copyrights, and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof; (d) trade secrets and know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), customer and supplier lists, improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, technical data, financial and accounting and all other data, databases, database rights, including rights to use any Personal Information, pricing and cost information, business and marketing plans and proposals, and customer and supplier lists (including lists of prospects) and related information; (e) Internet domain names and social media accounts; (f) rights of privacy and publicity and all other intellectual property or proprietary rights of any kind or description; (g) copies and tangible embodiments of any of the foregoing, in whatever form or medium; and (h) all legal rights arising from items (a) through (f), including the right to prosecute, enforce and perfect such interests and rights to sue, oppose, cancel, interfere, enjoin and collect damages based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“Key Company Stockholders” means the persons and entities listed on Schedule B.

“knowledge” or “to the knowledge” of a person shall mean in the case of the Company, the actual knowledge of the persons listed on Schedule A after reasonable inquiry (and for all purposes of Section 4.13 hereof, “reasonable inquiry” shall not require Company to have conducted patent clearance or similar freedom to operate searches, or other Intellectual Property searches), and in the case of Novus, the actual knowledge of Robert J. Laikin, Larry M. Paulson and Vincent Donargo after reasonable inquiry.

“Laws” mean, collectively, all federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Leased Real Property” means the real property leased by any Company Group Member as tenant, together with, to the extent leased by any Company Group Member, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of any Company Group Member relating to the foregoing.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities laws).

“Merger Sub Organizational Documents” means the certificate of incorporation and bylaws of Merger Sub, as amended, modified or supplemented from time to time.

“Novus Certificate of Incorporation” means the Amended and Restated Novus Certificate of Incorporation dated May 15, 2020.

“Novus Common Stock” means Novus’s Common Stock, par value $0.0001 per share.

“Novus Initial Stockholders” means the initial stockholders of Novus listed on Schedule C hereto.

“Novus Material Adverse Effect” means any Effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) is or is reasonably expected to be materially adverse to the business, financial condition or results of operations of Novus; or (b) would prevent, materially delay or materially impede the performance by Novus or Merger Sub of their respective obligations under this Agreement or the consummation of the Merger or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Novus Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law or GAAP; (ii) events or conditions generally affecting the industries or geographic areas in which Novus operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, civil unrest, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics or other outbreaks of illness or public health events and other force majeure events (including any escalation or general worsening of any of the foregoing Effects); (v) any actions taken or not taken by Novus as required by this Agreement or any Ancillary Agreement, (vi) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transaction (provided that this clause (vi) shall not apply to any representation or warranty to the extent the purpose of such representation or warrant is to address the consequences resulting from this Agreement or the consummation of the transactions contemplated hereby), or (vii) any actions taken, or failures to take action, or such other changed or events, in each case, which the Company has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (i) through (iv), to the extent that Novus is materially disproportionately affected thereby as compared with other participants in the industry in which Novus operate.

“Novus Organizational Documents” means the Novus Certificate of Incorporation, Novus bylaws, and Trust Agreement of Novus, in each case as amended, modified or supplemented from time to time.

“Novus Units” means one share of Novus Common Stock and one Novus Warrant.

“Novus Warrant Agreement” means that certain warrant agreement dated May 19, 2020 by and between Novus and Continental.

“Novus Warrants” means whole warrants to purchase shares of Novus Common Stock as contemplated under the Novus Warrant Agreement, with each whole warrant exercisable for one share of Novus Common Stock at an exercise price of $11.50.

“Open Source Software” means any Software that is licensed pursuant to: (a) any license that is a license now or in the future approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); (b) any license to Software that is considered “free” or “open source software” by the open source foundation or the free software foundation; or (c) any Reciprocal License, in each case whether or not source code is available or included in such license.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permitted Liens” means: (a) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair the current use of the Company’s or any Company Subsidiary’s assets that are subject thereto; (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens; (c) Liens for Taxes not yet due and delinquent, or if delinquent, being contested in good faith and for which appropriate reserves have been made; (d) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities, (e) revocable, non-exclusive licenses (or sublicenses) of Company-Owned IP granted in the ordinary course of business; (f) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the uses of such real property as presently conducted by the Company and its Subsidiaries, (g) Liens identified in the Annual Financial Statements and (h) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (a) information related to an identified or identifiable individual (e.g., name, address telephone number, email address, financial account number, government-issued identifier), (b) any other data used or intended to be used or which allows one to identify, contact, or precisely locate an individual, including any internet protocol address or other persistent identifier, and (c) any other, similar information or data regulated by Privacy/Data Security Laws.

“Privacy/Data Security Laws” means all laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information or the security of Company’s Business Systems or Business Data.

“Products” mean any products or services, developed, manufactured, performed, out-licensed, sold, distributed other otherwise made available by or on behalf of any Company Group Member, from which any Company Group Member has derived previously, is currently deriving or is scheduled to derive, revenue from the sale or provision thereof.

“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon: (i) the disclosure, distribution or licensing of any other Software (other than such item of Software as provided by a third party in its unmodified form); (ii) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge; (iii) a requirement that any other licensee of the Software be permitted to access the source code of, modify, make derivative works of, or reverse-engineer any such other Software; (iv) a requirement that such other Software be redistributable by other licensees; or (v) the grant of any patent rights (other than patent rights in such item of Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of Software).

“Redemption Rights” means the redemption rights provided for in Paragraph F of ARTICLE VI of the Novus Certificate of Incorporation.

“Registered Intellectual Property” means all Intellectual Property that is the subject of registration (or an application for registration), including domain names.

“Release” means any release, spill, emission, leaking, pumping, emitting, depositing, discharging, injecting, escaping, leaching, dispersing, dumping, pouring, disposing or migrating into, onto or through the Environment.

“Requisite Approval” means the affirmative vote of (i) the holders of at least a majority of the shares of Company Common Stock and Company Preferred Stock (on an as-converted basis) outstanding, voting together as a single class, (ii) the holders of at least a majority of the Company Preferred Stock (on an as-converted basis) outstanding, voting together as a single class, (iii) the holders of at least a majority of the Company Series B Preferred Stock (on an as-converted basis) outstanding, voting together as a single class, and (iv) the holders of at least a majority of the Company Series C Preferred Stock (on an as-converted basis) outstanding, voting together as a single class.

“Software” means all computer software (in object code or source code format), data and databases, and related documentation and materials.

“subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Novus or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Supplier” means any person that supplies inventory or other materials or personal property, components, or other goods or services that are utilized in or comprise the Products of the Company Group.

“Tax” or “Taxes” means (i) any and all taxes (including any duties, levies or other similar governmental assessments in the nature of taxes), including, but not limited to, income, estimated, business, occupation, corporate, capital, gross receipts, transfer, stamp, registration, employment, payroll, unemployment, withholding, occupancy, license, severance, capital, production, ad valorem, excise, windfall profits, customs duties, real property, personal property, sales, use, turnover, value added and franchise taxes, in each case imposed by any Governmental Authority, whether disputed or not, together with all interest, penalties, and additions to tax imposed with respect thereto, and (ii) a liability for amounts of the type described in clause (i) as a result Treasury Regulations Section 1.1502-6, as a result of being a transferee or successor, or as a result of a contract or otherwise.

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“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, in each case supplied or required to be supplied to a Tax authority.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by Novus, Merger Sub or the Company in connection with the Transaction and specifically contemplated by this Agreement.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents, including the Merger.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Virtual Data Room” means the virtual data room established by the Company, access to which was given to Novus in connection with its due diligence investigation of the Company relating to the transactions contemplated hereby.

Section 1.02     Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
2020 Balance Sheet	§ 4.07b)
Action	§ 4.09
Agreement	Preamble
Annual Financial Statements	§ 4.07a)
Antitrust Laws	§ 7.13a)
Audited Financial Statements	§ 7.17
Blue Sky Laws	§ 4.05b)
Certificate of Merger	§ 2.02a)
Certificates	§ 3.02b)
Claims	§ 6.03
Closing	§ 2.02b)
Closing Date	§ 2.02b)
Code	§ 3.02g)
Company	Preamble
Company Board	Recitals
Company Disclosure Schedule	§ 4.03c)
Company Permits	§ 4.06
Company Share Awards	§ 4.03a)
Company Stockholder Approval	§ 4.18
Company Stockholder Meeting	§ 7.03

12

Defined Term	Location of Definition
Confidentiality Agreement	§ 7.04b)
Continuing Employees	§ 7.06a)
Contracting Parties	§ 10.11
Conversion	§ 4.03h)
Data Security Requirements	§ 4.13k)
DGCL	Recitals
Effective Time	§ 2.02a)
Environmental Permits	§ 4.15
ERISA Affiliate	§ 4.10c)
Exchange Act	§ 3.01b)iv)
Exchange Agent	§ 3.02a)
Exchange Fund	§ 3.02a)
Exchanged Option	§ 3.01b)iv)
Existing Security Agreements	§ 4.16a)viii)
Food Law GAAP	§ 4.19 § 4.07a)
Health Plan	§ 4.10k)
Intended Tax-Free Treatment	Recitals
Interim Financial Statements	§ 4.07b)
IRS	§ 4.10b)
IT Systems	§ 4.13
Lease	§ 4.12b)
Lease Documents	§ 4.12b)
Lock-Up Agreement	Recitals
Material Contracts	§ 4.16a)
Merger	Recitals
Merger Sub	Preamble
Merger Sub Board	Recitals
Merger Sub Common Stock	§ 5.03b)
Minimum PIPE Commitments	Recitals
Nonparty Affiliates	§ 10.11
Novus	Preamble
Novus Board	Recitals
Novus Preferred Stock	§ 5.03a)
Novus Proposals	§ 7.01a)
Novus SEC Reports	§ 5.07a)
Novus Stockholders’ Meeting	§ 7.01a)
Outside Date	§ 9.01b)
Per Share Merger Consideration	§ 3.01b)i)
Plans	§ 4.10a)
PPACA	§ 4.10k)
Private Placements	Recitals
Proxy Statement	§ 7.01a)
Registration Rights Agreement	Recitals
Remedies Exceptions	§ 4.04

13

Defined Term	Location of Definition
Representatives	§ 7.04a)
SEC	§ 5.07a)
Securities Act	§ 5.07a)
Sponsor Support Agreement	Recitals
Stockholder Support Agreement	Recitals
Subscription Agreements	Recitals
Surviving Corporation	§ 2.01
Terminating Company Breach	§ 9.01f)
Terminating Novus Breach	§ 9.01g)
Trust Account	§ 5.13
Trust Agreement	§ 5.13
Trust Fund	§ 5.13
Trustee	§ 5.13
Written Consent	§ 7.03

Section 1.03     Construction.

(a)            Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the word “including” means “including without limitation,” (vii) the word “or” shall be disjunctive but not exclusive, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto and (ix) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(b)            The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c)            Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d)            All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

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Article II.

AGREEMENT AND PLAN OF MERGER

Section 2.01     The Merger. Upon the terms and subject to the conditions set forth in Article VIII, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 2.02     Effective Time; Closing.

(a)            As promptly as practicable, but in no event later than three (3) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (a “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and mutually agreed by the parties (the date and time of the filing of such Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in such Certificate of Merger) being the “Effective Time”).

(b)            Immediately prior to such filing of a Certificate of Merger in accordance with Section 2.02(a), a closing (the “Closing”) shall be held by electronic exchange of deliverables and release of signatures for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

Section 2.03     Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

Section 2.04     Certificate of Incorporation; Bylaws.

(a)            At the Effective Time, the Company Certificate of Incorporation, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety to read as set forth on Exhibit E attached hereto and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such certificate of incorporation (subject to Section 7.08).

(b)            At the Effective Time, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety to read as set forth on Exhibit F and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by the DGCL, the certificate of incorporation and such bylaws (subject to Section 7.08).

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(c)            At the Closing, Novus shall amend and restate, effective as of the Effective Time, the Novus Certificate of Incorporation to be as set forth on Exhibit G attached hereto and, as so amended and restated, shall be the certificate of incorporation of Novus until thereafter amended as provided by the DGCL and such certificate of incorporation.

(d)            At the Closing, Novus shall amend and restate, effective as of the Effective Time, the Novus bylaws to be as set forth on Exhibit H attached hereto and, as so amended and restated, shall be the bylaws of Novus until thereafter amended as provided by the DGCL, the certificate of incorporation and such bylaws.

Section 2.05     Directors and Officers.

(a)            The parties will take all requisite actions such that the initial directors of the Surviving Corporation and the initial officers of the Surviving Corporation immediately after the Effective Time shall be the individuals set forth on Exhibit I attached hereto, each to hold office in accordance with the provisions of the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation and until their respective successors are, in the case of the initial directors, duly elected or appointed and qualified and, in the case of the initial officers, duly appointed.

(b)            The parties shall cause the Novus Board and the officers of Novus as of immediately following the Effective Time to be comprised of the individuals set forth on Exhibit I attached hereto, each to hold office in accordance with the DGCL and the Novus Certificate of Incorporation and the bylaws of Novus and until their respective successors are, in the case of the directors, duly elected or appointed and qualified and, in the case of the officers, duly appointed.

Article III.

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

Section 3.01     Conversion of Securities.

(a)            Immediately prior to the Effective Time, the Company shall cause each share of Company Preferred Stock that is issued and outstanding immediately prior to the Effective Time to be automatically converted into a number of shares of Company Common Stock at the then effective conversion rate as calculated pursuant to Section 4.1.1 of the Company Certificate of Incorporation. All of the shares of Company Preferred Stock converted into shares of Company Common Stock shall no longer be outstanding and shall cease to exist, and each holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such securities.

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(b)            At the Effective Time, by virtue of the Merger and without any action on the part of Novus, Merger Sub, the Company or the holders of any of the following securities:

(i)            each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including shares of Company Common Stock resulting from the conversion of Company Preferred Stock and each Company Restricted Share) shall be canceled and converted into the right to receive the number of shares of Novus Common Stock equal to the Exchange Ratio (the “Per Share Merger Consideration”); provided, however, that each share of Novus Common Stock issued in exchange for Company Restricted Shares shall be subject to the terms and conditions giving rise to a substantial risk of forfeiture that applied to such Company Restricted Shares immediately prior to the Effective Time to the extent consistent with the terms of such Company Restricted Shares;

(ii)           all shares of Company Common Stock and Company Preferred Stock held in the treasury of the Company shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

(iii)          each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation;

(iv)         each Company Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be converted into an option to purchase a number of shares of Novus Common Stock (such option, an “Exchanged Option”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time and (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Company Option immediately prior to the Effective Time divided by (B) the Exchange Ratio; provided, however, that the exercise price and the number of shares of Novus Common Stock purchasable pursuant to the Exchanged Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Exchanged Option to which Section 422 of the Code applies, the exercise price and the number of shares of Novus Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code; provided, that, except as specifically provided above, following the Effective Time, each Exchanged Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company Option immediately prior to the Effective Time;

(v)          each award of Company RSUs that is outstanding immediately prior to the Effective Time shall be assumed by Novus and converted into an award of restricted stock units to acquire shares of Novus Common Stock (each, a “Converted RSU Award”). Each Converted RSU Award will represent the right to acquire that number of shares of Novus Common Stock equal to the product (rounded down to the nearest whole number) of (1) the number of shares of Company Common Stock subject to the Company RSU award immediately before the Effective Time and (2) the Exchange Ratio; provided, that, except as specifically provided above, following the Effective Time, each Converted RSU Award shall continue to be governed by the same terms and conditions (including vesting terms) as were applicable to the corresponding former Company RSU award immediately prior to the Effective Time.

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(c)            In connection with the assumption of the Exchanged Options and Converted RSU Awards pursuant to Section 3.01(b), Novus may assume the Company Option Plan as of the Effective Time. Prior to the Effective Time, Novus and the Company, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Options and Company RSUs pursuant to this subsection, or to cause any disposition or acquisition of equity securities of Novus pursuant to this Section 3.01(c) by each individual who is subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to Novus or who will (or is reasonably expected to) become subject to such reporting requirements with respect to Novus to be exempt under Rule 16b-3 under the Exchange Act. Effective as of the Effective Time, Novus shall file an appropriate registration statement or registration statements with respect to the shares of Novus Common Stock subject to such Exchanged Options and Converted RSU Awards and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such awards remain outstanding.

(d)            Immediately prior to the Closing, Novus shall assume the Company Interim Period Convertible Notes issued by the Company in accordance with the limitations set forth in Section 6.01(b)(ii) and cause the outstanding principal and unpaid accrued interest due on the Company Interim Period Convertible Notes immediately prior to the Effective Time to be automatically converted into a number of shares of Novus Common Stock at a price per share equal to $9.50, in accordance with the terms of such Company Interim Period Convertible Notes. All of the Company Interim Period Convertible Notes converted into shares of Novus Common Stock shall no longer be outstanding and shall cease to exist, any liens securing obligations under the Company Interim Period Convertible Notes shall be released and each holder of Company Interim Period Convertible Notes shall thereafter cease to have any rights with respect to such securities.

Section 3.02     Exchange of Securities.

(a)            Exchange Agent. On the Closing Date, Novus shall deposit, or shall cause to be deposited, with a bank or trust company that shall be Continental (the “Exchange Agent”), for the benefit of the holders of Company Common Stock, for exchange in accordance with this Article III, the number of shares of Novus Common Stock sufficient to deliver the aggregate Per Share Merger Consideration payable pursuant to this Agreement (such shares of Novus Common Stock, together with any dividends or distributions with respect thereto pursuant to Section 3.02(c), being hereinafter referred to as the “Exchange Fund”). Novus shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the Per Share Merger Consideration out of the Exchange Fund in accordance with this Agreement. Except as contemplated by Section 3.02(c) hereof, the Exchange Fund shall not be used for any other purpose.

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(b)            Exchange Procedures. As soon as reasonably practicable following the Effective Time and in any event within two (2) Business Days following the Effective Time (but in no event prior to the Effective Time), Novus shall cause the Exchange Agent to deliver to each holder of Company Common Stock, as of immediately prior to the Effective Time, represented by book-entry (including shares of Company Common Stock resulting from the conversion of Company Preferred Stock described in Section 3.01(a)) the Per Share Merger Consideration in accordance with the provisions of Section 3.01, and such Company Common Stock shall forthwith be cancelled.

(c)            No Further Rights in Company Common Stock. The Per Share Merger Consideration payable upon conversion of the Company Common Stock (including shares of Company Common Stock resulting from the conversion of Company Preferred Stock described in Section 3.01(a)) in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Common Stock.

(d)            Adjustments to Per Share Consideration. The Per Share Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Novus Common Stock occurring on or after the date hereof and prior to the Effective Time.

(e)            Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for one year after the Effective Time shall be delivered to Novus, upon demand, and any holders of Company Common Stock who have not theretofore complied with this Section 3.02 shall thereafter look only to Novus for the Per Share Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by holders of Company Common Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of Novus free and clear of any claims or interest of any person previously entitled thereto.

(f)             No Liability. None of the Exchange Agent, Novus or the Surviving Corporation shall be liable to any holder of Company Common Stock (including shares of Company Common Stock resulting from the conversion of Company Preferred Stock described in Section 3.01(a) and any Company Restricted Shares) for any Novus Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 3.02.

(g)            Withholding. Notwithstanding anything in this Agreement to the contrary, each of the Company, the Surviving Corporation, Merger Sub, Novus, and the Exchange Agent shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the “Code”) or any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

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(h)            Fractional Shares. No certificates or scrip or shares representing fractional shares of Novus Common Stock shall be issued upon the exchange of Company Common Stock and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Novus or a holder of shares of Novus Common Stock. In lieu of any fractional share of Novus Common Stock to which each holder of Company Common Stock would otherwise be entitled, the Exchange Agent shall round up or down to the nearest whole share of Novus Common Stock, with a fraction of 0.5 rounded up. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

Section 3.03     Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Common Stock or Company Preferred Stock thereafter on the records of the Company. From and after the Effective Time, holders of Company Common Stock or Company Preferred Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Common Stock or Company Preferred Stock, except as otherwise provided in this Agreement or by Law.

Section 3.04     Appraisal Rights.

(a)            Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Company Common Stock in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights shall not be converted into, and such stockholders shall have no right to receive, the Per Share Merger Consideration unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Any stockholder of the Company who fails to perfect or who effectively withdraws or otherwise loses his, her or its rights to appraisal of such shares of Company Common Stock under Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Merger Consideration, without any interest thereon, upon surrender, if applicable, in the manner provided in Section 3.02(b), of the Certificate or Certificates that formerly evidenced such shares of Company Common Stock or Company Preferred Stock (as the case may be).

(b)            Prior to the Closing, the Company shall give Novus (i) prompt notice of any demands for appraisal received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Novus (which consent shall not be unreasonably withheld), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

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Article IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by the Company in connection with this Agreement (the “Company Disclosure Schedule”) (provided that any matter required to be disclosed for purposes of Section 4.01, Section 4.02, Section 4.03, or Section 4.04 shall only be disclosed by specific disclosure in the corresponding section of the Company Disclosure Schedules), the Company hereby represents and warrants to Novus and Merger Sub as follows:

Section 4.01                   Organization and Qualification; Subsidiaries.

(a)            The Company, is a public benefit corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each subsidiary of the Company (each a “Company Subsidiary”) is a corporation, company, or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except as would not individually or in the aggregate expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not individually or in the aggregate expected to have a Company Material Adverse Effect.

(b)            A true and complete list of all the Company Subsidiaries, together with the jurisdiction of incorporation of each Company Subsidiary and the percentage of the equity interest of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 4.01b) of the Company Disclosure Schedule. Other than with respect to any Company Subsidiary, the Company does not directly or indirectly own, and has never owned, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity.

Section 4.02                   Certificate of Incorporation and Bylaws. The Company has prior to the date of this Agreement made available to Novus in the Virtual Data Room complete and correct copies of the Company Organizational Documents and the Company Subsidiary Organizational Documents, and such Company Organizational Documents and the Company Subsidiary Organizational Documents (collectively, the “Company Group Organizational Documents”). The Company Group Organizational Documents are in full force and effect. No Company Group Member is in violation of any of the provisions of its respective Company Group Organizational Documents.

Section 4.03                   Capitalization.

(a)            As of the date hereof, the authorized capital stock of the Company consists of 25,500,000 shares of Company Common Stock and 11,044,413 shares of Company Preferred Stock, consisting of (i) 2,770,165 shares of Company Series A Preferred Stock, (ii) 392,276 shares of Company Series A-1 Preferred Stock, (iii) 2,631,972 shares of Company Series B Preferred Stock and (iv) 5,250,000 shares of Company Series C Preferred Stock. As of the date hereof, (i) 9,745,427 shares of Company Common Stock are issued and outstanding, (ii) 2,770,165 shares of Company Series A Preferred Stock are issued and outstanding, (iii) 392,276 shares of Company Series A-1 Preferred Stock are issued and outstanding, (iv) 2,631,972 shares of Company Series B Preferred Stock are issued and outstanding, (v) 5,130,657 shares of Company Series C Preferred Stock are issued and outstanding, (vi) no shares of Company Common Stock or Company Preferred Stock are held in the treasury of the Company, (vii) 1,706,984 shares of Company Common Stock are issuable pursuant to outstanding Company Options, Company Restricted Shares, Company RSUs and other purchase rights (the “Company Share Awards”) granted pursuant to the Company Option Plan or otherwise, and (viii) 979,650 shares of Company Common Stock are available for future issuance pursuant to the Company Option Plan.

(b)            Other than the Company Share Awards, the Company Preferred Stock and any Company Interim Securities issued in accordance with the limitations set forth in Section 6.01(b)(ii), there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of any Company Group Member or obligating any Company Group Member to issue or sell any shares of capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for shares of capital stock, or other equity or other voting interests in, any Company Group Member. As of the date hereof, except as set forth on Section 4.03(b) of the Company Disclosure Schedule, no Company Group Member is a party to, or otherwise bound by, and no Company Group Member has granted, any equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, any Company Group Member, in each case, other than the Company Share Awards and the Company Preferred Stock. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which any Company Group Member is a party, or to the Company’s knowledge, among any holder of Company Common stock, Company Preferred Stock or any other equity interests or other securities of any Company Group Member to which any Company Group Member is not a party, with respect to the voting or transfer of the Company Common Stock, Company Preferred Stock or any of the equity interests or other securities of any Company Group Member. Except for the Company Subsidiaries, the Company does not own any equity interests in any person.

(c)            Section 4.03(c) of the Company Disclosure Schedule sets forth, the following information with respect to each Company Share Award outstanding: (i) the name of the Company Share Award recipient; (ii) the Company Option Plan, if any, pursuant to which such Company Share Award was granted; (iii) the number of shares of the Company subject to such Company Share Award; (iv) the exercise or purchase price of such Company Share Award; (v) the date on which such Company Share Award was granted; (vi) the date on which such Company Share Award expires; and (vii) the type of Company Share Award (Company RSU, Company Restricted Share, incentive stock option or nonqualified stock option). The Company has made available to Novus in the Virtual Data Room accurate and complete copies of the Company Option Plan pursuant to which Company has granted the Company Share Awards that are currently outstanding and the form of all stock award agreements evidencing such Company Share Awards. No Company Option was granted with an exercise price per share less than the fair market value of a share of Company Common Stock on the date such Company Option was granted. All shares of the Company subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

(d)            There are no outstanding contractual obligations of any Company Group Member to repurchase, redeem or otherwise acquire any shares of any Company Group Member or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Company Subsidiary.

(e)            (i) There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Share Award or Company Option as a result of the proposed transactions herein, and (ii) all outstanding shares of the Company, all outstanding Company Share Awards and Company Options, and all outstanding shares of capital stock or other equity securities (as applicable) of each Company Subsidiary have been issued and granted in compliance with (A) all applicable securities laws and other applicable laws and (B) all preemptive rights and other requirements set forth in applicable contracts to which any Company Group Member is a party and the applicable Company Group Organizational Documents.

(f)            The stockholders of the Company collectively own directly and beneficially and of record, all of the equity of the Company (which are represented by the issued and outstanding shares of Company Common Stock and Company Preferred Stock and the Company Share Awards). Except for the shares of Company Common Stock and Company Preferred Stock held by the stockholders of the Company and the Company Share Awards, no shares or other equity or voting interest of the Company, or options, warrants or other rights to acquire any such shares or other equity or voting interest, of the Company is authorized or issued and outstanding.

(g)            All outstanding shares of Company Common Stock and Company Preferred Stock and all outstanding shares of capital stock or other equity securities (as applicable) of each Company Subsidiary have been issued and granted in compliance with (A) applicable securities laws and other applicable laws and (B) any preemptive rights and other similar requirements set forth in applicable contracts to which the applicable Company Group Member is a party and the applicable Company Group Organizational Documents. There are no securities or instruments issued by or to which a Company Group Member is a party containing anti-dilution or similar provisions that will be triggered by the consummation of the Transactions or the Private Placements, in each case, that have not been or will be waived on or prior to the Closing Date.

(h)            Immediately prior to the Effective Time, each share of Company Preferred Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into Company Common Stock at the then effective conversion rate as calculated pursuant to Section 4.1.1 of the Company Certificate of Incorporation (the “Conversion”). Section 4.03h) of the Company Disclosure Schedule sets forth the currently effective conversion rate for each series of Company Preferred Stock as calculated pursuant to Section 4.1.1 of the Company Certificate of Incorporation. After the Conversion, none of the shares of Company Preferred Stock shall be outstanding and each such share of Company Preferred Stock shall cease to exist, and each previous holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such securities except the right to receive the Company Common Stock issuable upon such conversion. Subject to and upon receipt of the Company Stockholder Approval, the Conversion will have been duly and validly authorized by all corporate action and all required approvals and consents to consummate the Conversion will have been obtained by the Company.

(i)             Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned 100% by the Company or another Company Subsidiary free and clear of all Liens, options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting rights, other than transfer restrictions under applicable securities Laws and their applicable Company Group Organizational Documents.

Section 4.04                   Authority Relative to this Agreement. The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receiving the Company Stockholder Approval, to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the Company Stockholder Approval, which the Written Consent shall satisfy, and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Novus and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”). The Company Board has approved this Agreement and the Transactions, and such approvals are sufficient so that the restrictions on business combinations set forth in Section 203 of the DGCL shall not apply to the Merger, this Agreement, the Stockholder Support Agreement, any Ancillary Agreement or any of the other Transactions. To the knowledge of the Company, no other state takeover statute is applicable to the Merger or the other Transactions.

Section 4.05                   No Conflict; Required Filings and Consents.

(a)            The execution and delivery of this Agreement by the Company does not, and subject to receipt of the filing and recordation of appropriate merger documents as required by the DGCL and of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 4.05(b) and assuming all other required filings, waivers, approvals, consents, authorizations and notices disclosed in Section 4.05a) of the Company Disclosure Schedule, including the Written Consent, and other notifications provided in the ordinary course of business have been made, obtained or given, the performance of this Agreement by the Company will not (i) conflict with or violate the Company Group Organizational Documents, (ii) conflict with or violate any United States or non-United States Law applicable to any Company Group Member or by which any property or asset of any Company Group Member is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of any Company Group Member pursuant to, any Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Company Material Adverse Effect.

(b)            The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have or would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.06                   Permits; Compliance. Each of the Company and the Company Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted, including the certification of the Company as a Certified B Corporation by B Lab, Inc. (the “Company Permits”), except where the failure to have such Company Permits would not reasonably be expected to have a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. No Company Group Member is in conflict with, or in default, breach or violation of, (a) any Law applicable to such Company Group Member or by which any property or asset of such Company Group Member is bound or affected, or (b) any Material Contract or Company Permit, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.07                   Financial Statements.

(a)            The Company has made available to Novus in the Virtual Data Room true and complete copies of the unaudited balance sheet of the Company Group as of December 31, 2019 and December 31, 2018, and the related unaudited statements of operations and cash flows of the Company Group for each of the years then ended (collectively, the “Annual Financial Statements”), which are attached as Section 4.07a) of the Company Disclosure Schedule. Each of the Annual Financial Statements (including the notes thereto) (i) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company Group as at the date thereof and for the period indicated therein, except as otherwise noted therein.

(b)            The Company has made available to Novus in the Virtual Data Room true and complete copies of the unaudited balance sheet of the Company Group as of June 30, 2019 and June 30, 2020 (the balance sheet as of June 30, 2020, the “2020 Balance Sheet”), and the related unaudited statements of operations and cash flows of the Company and the Company Subsidiaries for each of the six months then ended (collectively, the “Interim Financial Statements”), which are attached as Section 4.07b) of the Company Disclosure Schedule. The Interim Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except for the omission of footnotes and subject to year-end adjustments) and fairly present, in all material respects, the financial position, results of operations and cash flows of the Company Group as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments and the absence of notes.

(c)            Except as and to the extent set forth on the 2020 Balance Sheet, no Company Group Member has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for: (i) liabilities that were incurred in the ordinary course of business since June 30, 2020 and that do not involve the incurrence of indebtedness for money borrowed, except for indebtedness permitted in accordance with Section 6.01 hereof, (ii) obligations for future performance under any contract to which any Company Group Member is a party or (iii) such other liabilities and obligations which are not, individually or in the aggregate, expected to result in a Company Material Adverse Effect.

(d)            Since January 19, 2018, (i) no Company Group Member nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of any Company Group Member, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of any Company Group Member or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that any Company Group Member has engaged in accounting or auditing practices in breach of any applicable Laws and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

(e)            To the knowledge of the Company, no employee of any Company Group Member has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. None of the Company, any Company Subsidiary or, to the knowledge of the Company, any officer, employee, contractor, subcontractor or agent of any Company Group Member has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of any Company Group Member in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

(f)            All accounts receivable of the Company and the Company Subsidiaries reflected on the 2020 Balance Sheet or arising thereafter have arisen from bona fide transactions in the ordinary course of business consistent with past practices and in accordance with GAAP and are collectible, subject to bad debts reserved in the Interim Financial Statements. To the knowledge of the Company, such accounts receivables are not subject to valid defenses, setoffs or counterclaims, other than routine credits granted for errors in ordering, shipping, pricing, discounts, rebates, returns in the ordinary course of business and other similar matters. The Company’s reserve for contractual allowances and doubtful accounts is adequate in all material respects and has been calculated in a manner consistent with past practices. Since June 30, 2020, no Company Group Member has modified or changed in any material respect its sales practices or methods including, without limitation, such practices or methods in accordance with which any Company Group Member sells goods, fills orders or records sales.

(g)            All accounts payable of the Company Group reflected on the 2020 Balance Sheet or arising thereafter are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due or payable. Since the date of the 2020 Balance Sheet, no Company Group Member has altered in any material respects its practices for the payment of such accounts payable, including the timing of such payment.

Section 4.08                   Absence of Certain Changes or Events. Since December 31, 2019 and prior to the date of this Agreement, except as otherwise reflected in the Annual Financial Statements or Interim Financial Statements, or as expressly contemplated by this Agreement, (a) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course and in a manner consistent with past practice, other than due to any actions taken due to a “shelter in place,” “non-essential employee” or similar direction of any Governmental Authority, (b) no Company Group Member has sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of its material assets (including Company-Owned IP) other than revocable non-exclusive licenses (or sublicenses) of Company-Owned IP granted in the ordinary course of business, (c) there has not been a Company Material Adverse Effect, and (d) no Company Group Member has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.01.

Section 4.09                   Absence of Litigation. There is no material litigation, suit, claim, action, proceeding or investigation by or before any Governmental Authority (an “Action”) pending or, to the knowledge of the Company, threatened against any Company Group Member, or any property or asset of any Company Group Member, before any Governmental Authority. No Company Group Member nor any material property or asset of any Company Group Member is, subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority. Section 4.09 of the Company Disclosure Schedule sets forth a description of each Action by or against the Company that is pending as of the date hereof.

Section 4.10                   Employee Benefit Plans.

(a)            Section 4.10a) of the Company Disclosure Letter lists all employment and consulting contracts or agreements to which any Company Group Member is a party, with respect to which any Company Group Member has any obligation (other than customary employee or officer (or similar) indemnification obligations under employment and consulting agreements that have terminated and as to which no indemnity claim is presently outstanding or unpaid). Section 4.10a) of the Company Disclosure Schedule also lists, as of the date of this Agreement, Employee Benefit Plans which are maintained, contributed to or sponsored by any Company Group Member or any ERISA Affiliate for the benefit of any current or former employee, officer, director and/or consultant of any Company Group Member (or their respective beneficiaries or dependents), or under which any Company Group Member has or could incur any liability (contingent or otherwise) (collectively, the “Plans”). For purposes of this Agreement, “ERISA Affiliate” shall mean any entity that together with any Company Group Member would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code.

(b)            With respect to each Plan, the Company has made available to Novus in the Virtual Data Room, if applicable (i) a true and complete copy of the current plan document and all amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, (iii) a copy of the most recently filed Form 5500 annual report and accompanying schedules, (iv) copies of the most recently received IRS determination, opinion or advisory letter for each such Plan, and (v) any material non-routine correspondence from any Governmental Authority with respect to any Plan within the past three (3) years. No Company Group Member has any express commitment to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.

(c)            No Company Group Member nor any ERISA Affiliate maintains, sponsors, contributes to or reasonably expects to have any liability or obligation under, or within the past six (6) years has maintained, sponsored or contributed to or had any liability or obligation under (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code and/or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement under ERISA.

(d)            No Company Group Member is or will be obligated, whether under any Plan or otherwise, to pay separation, severance, termination or similar benefits to any person directly as a result of any Transaction contemplated by this Agreement, nor will any such transaction accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual. The Transactions shall not be the direct or indirect cause of any amount paid or payable by any Company Group Member being classified as an “excess parachute payment” under Section 280G of the Code.

(e)            None of the Plans provides, nor does any Company Group Member have or reasonably expect to have, any obligation to provide retiree medical to any current or former employee, officer, director or consultant of any Company Group Member after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder.

(f)             Each Plan is and has been within the past six (6) years in compliance, in all material respects, in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. Each Company Group Member and the ERISA Affiliates have performed, in all material respects, all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation in any material respect by any party to any Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action.

(g)            Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income Taxation under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion letter from the IRS, and to the knowledge of Company, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(h)            There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any Plan that could reasonably be expected to result in material liability to any Company Group Member. There have been no acts or omissions by any Company Group Member or any ERISA Affiliate that have given or could reasonably be expected to give rise to any material fines, penalties, Taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code for which the Company, any Company Subsidiary, or any ERISA Affiliate may be liable.

(i)             All material contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the financial statements of the Company Group.

(j)             Each Company Group Member and each ERISA Affiliate have each complied in all material respects with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each Plan that is, or was during any Tax year for which the statute of limitations on the assessment of federal income Taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.

(k)            Each Company Group Member, and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) is and has been in compliance, in all material respects, with the Patient Protection and Affordable Care Act of 2010 (“PPACA”), and no event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject the Company, any Company Subsidiary, any ERISA Affiliate, or any Health Plan to any material liability for penalties or excise Taxes under Code Section 4980D or 4980H or any other provision of the PPACA.

(l)             Each Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated in compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder, and no additional Tax under Section 409A(a)(1)(B) of the Code has been or could reasonably be expected to be incurred by a participant in any such Plan.

Section 4.11                    Labor and Employment Matters.

(a)            Schedule 4.11a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all employees of the Company Group as of the date hereof, including any employee who is on a leave of absence of any nature, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; and (v) commission, bonus or other incentive based compensation. As of the date hereof, all compensation, including wages, commissions and bonuses, due and payable to all employees of the Company Group for services performed on or prior to the date hereof have been paid in full (or accrued in full in the Company’s financial statements), except as would not, individually or in the aggregate, be material to any Company Group Member.

(b)            (i) There are no material Actions pending or, to the knowledge of the Company, threatened against any Company Group Member by any of its current or former employees, which Actions would be material to any Company Group Member; (ii) no Company Group Member is, nor has been for the past five (5) years, a party to, bound by, or negotiating any collective bargaining agreement or other contract with a union, works council or labor organization applicable to persons employed by any Company Group Member, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) there are no unfair labor practice complaints pending against any Company Group Member before the National Labor Relations Board; and (iv) there has never been, nor, to the knowledge of the Company, has there been any threat of any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of any Company Group Member.

(c)            The Company Group is and have been in compliance in all material respects with all applicable Laws relating to the employment, employment practices, employment discrimination, terms and conditions of employment, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local Laws), immigration, meal and rest breaks, pay equity, workers’ compensation, family and medical leave, and occupational safety and health requirements, including those related to wages, hours and collective bargaining and is not liable for any arrears of wages, penalties or other sums for failure to comply with any of the foregoing except.

Section 4.12                    Real Property; Title to Assets.

(a)            No Company Group Member owns any real property.

(b)            Section 4.12b) of the Company Disclosure Schedule lists the street address of each parcel of Leased Real Property, and sets forth a list of each lease, sublease, and license pursuant to which any Company Group Member leases, subleases or licenses any real property (each, a “Lease”), with the name of the lessor and the date of the Lease in connection therewith and each material amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to Novus in the Virtual Data Room: (i) other than the Lease Documents, there are no leases, subleases, sublicenses, concessions or other contracts granting to any Company Group Member the right to use or occupy any real property, and (ii) all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by any Company Group Member or, to the Company’s knowledge, by the other party to such Leases, except as would not, individually or in the aggregate, be material to any Company Group Member.

(c)            Other than due to any actions taken due to a “shelter in place,” “non-essential employee” or similar direction of any Governmental Authority, there are no contractual or legal restrictions that preclude or restrict the ability of any Company Group Member to use any Leased Real Property by such party for the purposes for which it is currently being used, except as would not, individually or in the aggregate, be material to any Company Group Member. There are no latent defects or adverse physical conditions affecting the Leased Real Property, and improvements thereon, other than those that would not have a Company Material Adverse Effect.

(d)            The Company Group has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of their respective properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, be material to any Company Group Member.

Section 4.13                    Intellectual Property.

(a)            Section 4.13a) of the Company Disclosure Schedule contains a true, correct and complete list of all of the following that are owned or purported to be owned, used or held for use by any Company Group Member: (i) Registered Intellectual Property constituting Company-Owned IP (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar), (ii) all contracts or agreements to use any Company-Licensed IP, including for the Software or Business Systems of any other person (other than unmodified, commercially available, “off-the-shelf” Software with a replacement cost and aggregate annual license and maintenance fees of less than $50,000); and (iii) any Software or Business Systems constituting Company-Owned IP that are either (A) incorporated into or used in connection with the Products or (B) otherwise material to the business of the Company Group as currently conducted as of the date hereof. The Company IP constitutes all Intellectual Property rights used in, or necessary for, the operation of the business of the Company Group and is sufficient for the conduct of such business as currently conducted as of the date hereof.

(b)            The Company Group owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has the right to use pursuant to a valid and enforceable written license, all Company-Licensed IP. All Company-Owned IP is subsisting and, to the knowledge of the Company, valid and enforceable. No loss or expiration of any of the Company-Owned IP is threatened in writing or pending.

(c)            The Company Group has taken and take reasonable actions to maintain, protect and enforce Intellectual Property rights, including the secrecy, confidentiality and value of its trade secrets and other Confidential Information, except as would not, individually or in the aggregate, be material to any Company Group Member. No Company Group Member has disclosed any trade secrets or other Confidential Information that relates to the Products or is otherwise material to the business of the Company Group to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such Confidential Information.

(d)            (i) There have been no claims filed and served, or threatened in writing (including email), against any Company Group Member, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company IP, or (B) alleging any infringement or misappropriation of, or other violation of, any Intellectual Property rights of other persons (including any unsolicited demands or offers to license any Intellectual Property rights from any other person); (ii) the operation of the business of any Company Group Member (including the Products) has not and does not infringe, misappropriate or violate, any Intellectual Property rights of other persons; (iii) to the Company’s knowledge, no other person has infringed, misappropriated or violated any of the Company-Owned IP; and (iv) no Company Group Member has received written notice of any of the foregoing or received any formal written opinion of counsel regarding the foregoing.

(e)            All persons who have contributed, developed or conceived any Company-Owned IP that is material to the Company Group have executed valid and enforceable written agreements with a Company Group Member, substantially in the form made available to Merger Sub or Novus in the Virtual Data Room, and pursuant to which such persons assigned to a Company Group Member all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with such Company Group Member, without further consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property.

(f)             No Company Group Member, nor, to the Company’s knowledge, any other person is in material breach or in material default of any agreement specified in Section 4.13(a)(ii) of the Company Disclosure Schedule.

(g)            Section 4.13g) of the Company Disclosure Schedule sets forth a list of all Open Source Software that has been used in, incorporated into, integrated or bundled with any Products, and for each such item of Open Source Software: (i) the name and version number of the applicable license; (ii) the distributor or website from which the Open Source Software was obtained; and (iii) the general manner in which such Open Source Software is used in, incorporated into, integrated or bundled with any Products (including, as applicable, the applicable Product or Products, the manner and extent to which such item of Open Source Software interoperates with any Products, such as by static or dynamic linking, inheritance, pipes, files, APIs, function calls, etc.).

(h)            No Company Group Member uses nor has used any Open Source Software or any modification or derivative thereof (i) in a manner that would grant or purport to grant to any other person any rights to or immunities under any of the Company IP, or (ii) under any Reciprocal License, to license or provide the source code to any of the Business Systems or Product components for the purpose of making derivative works, or to make available for redistribution to any person the source code to any of the Business Systems or Product components at no or minimal charge.

(i)             To the Company’s Knowledge, there are no current unresolved material defects, technical concerns or problems in any of the Products currently offered by any Company Group Member which are not of the type that are capable of being remediated in the ordinary course of business without delaying the Company’s or any Company Subsidiary’s commercialization timeline as currently planned.

(j)             With respect to Business Systems, which do not constitute Products (the “IT Systems”), the Company or a Company Subsidiary owns, leases, licenses, or otherwise has the legal right to use all such IT Systems, and such IT Systems are sufficient for the current needs of the business of the Company and the Company Subsidiaries. The Company and the Company Subsidiaries maintain commercially reasonable disaster recovery, business continuity and risk assessment plans, procedures and facilities. To the Company’s knowledge since inception, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects.

(k)            Each Company Group Member currently and previously has complied in all material respects with (i) all applicable Privacy/Data Security Laws, (ii) any applicable privacy or other policies of any Company Group Member, respectively, concerning the collection, dissemination, storage or use of Personal Information or other Business Data, (iii) industry standards to which any Company Group Member, respectively, purports to adhere, and (iv) all contractual commitments that any Company Group Member has entered into with respect to privacy and/or data security (collectively, the “Data Security Requirements”). The Company Group has implemented reasonable data security safeguards designed to protect the security and integrity of the Business Systems and Business Data. The employees and contractors of the Company Group receive reasonable training on information security issues. There is no Disabling Device in any of the Business Systems or Product components, except as would not, individually or in the aggregate, be material to any Company Group Member. Since inception, no Company Group Member has (x) to the Company’s knowledge, experienced any data security breaches, unauthorized access or use of any of the Business Systems, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Business Data; or (y) been subject to or received written notice of any audits, proceedings or investigations by any Governmental Authority or any customer, or received any material claims or complaints regarding the collection, dissemination, storage or use of Personal Information, or the violation of any applicable Data Security Requirements, and, to the Company’s knowledge, there is no reasonable basis for the same.

(l)             The Company Group (i) exclusively owns and possesses all right, title and interest in and to the Business Data constituting Company-Owned IP, free and clear of any Liens other than Liens granted under the Existing Security Agreements or (ii) has the right to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of the Business Data, in whole or in part, in the manner in which the Company and the Company Subsidiaries receive and use such Business Data prior to the Closing Date. No Company Group Member is subject to any contractual requirements, privacy policies, or other legal obligations, including based on the Transactions contemplated hereunder, that would prohibit Merger Sub or Novus from receiving or using Personal Information or other Business Data after the Closing Date, in the manner in which the Company receives and uses such Personal Information and other Business Data prior to the Closing Date or result in liabilities in connection with Data Security Requirements.

(m)            All past and current employees and independent contractors of the Company Group are under written obligation to one or more of the Company Group Members to maintain in confidence all confidential or proprietary information acquired or contributed by them in the course of their employment.

(n)            No Company Group Member is, nor has it ever been, a member or promoter of, or a contributor to, any industry standards body or similar standard setting organization that could require or obligate any Company Group Member to grant or offer to any other person any license or right to any Company-Owned IP.

Section 4.14                    Taxes.

(a)            Each Company Group Member: (i) has duly filed all Tax Returns required to be filed by it, and all such filed Tax Returns are complete and accurate in all material respects; (ii) has paid all Taxes that are required to have been paid by it; (iii) has not waived (or requested a waiver of) any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (iv) does not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of Taxes or Tax matters pending, asserted, proposed or threatened in writing. The Company has made available to Novus in the Virtual Data Room true, correct and complete copies of the Tax Returns filed by the Company and the Company Subsidiaries for tax years ending on or after December 31, 2017.

(b)            No Company Group Member is a party to, bound by or has any obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses), or has a liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment), in each case, other than customary indemnification provisions in commercial agreements the primary subject matter of which is not Taxes.

(c)            No Company Group Member will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustment under Section 481 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) by reason of a change in method of accounting on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law), (v) prepaid amount received on or prior to the Closing Date; (vi) adjustment under Section 482 of the Code (or any similar provision of applicable state, local or foreign Law); (vii) election under Section 108(i) of the Code; (viii) application of Section 965 of the Code; or (ix) Section 951 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law) with respect to amounts earned on or before the Closing Date.

(d)            Each Company Group Member has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party.

(e)            No Company Group Member has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return.

(f)            No Company Group Member has any liability for the Taxes of any person (other than the Company or the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract or otherwise.

(g)            No Company Group Member (i) has any request for a ruling in respect of Taxes pending between any Company Group Member and any Tax authority, and (ii) has entered into any closing agreements, private letter rulings, technical advice memoranda or similar agreements with a Taxing authority.

(h)            No Company Group Member has distributed stock of another person, or had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(i)             No Company Group Member has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(j)             No Taxing authority or agency has asserted in writing or, to the knowledge of the Company, has threatened to assert against any Company Group Member any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith.

(k)            There are no Tax liens upon any assets of any Company Group Member except for Permitted Liens.

(l)             No Company Group Member has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. No Company Group Member has a permanent establishment (within the meaning of an applicable Tax treaty) or an agency, office or fixed place of business or other Tax presence in a country other than the country in which it is organized.

(m)           No claim has ever been made by a Taxing authority in a jurisdiction in which no Company Group Member files Tax Returns that any Company Group Member is or may be subject to taxation in such jurisdiction.

(n)            No Company Group Member is currently the beneficiary of any extension of time within which to file any Tax Return.

(o)            Section 4.14(o) of the Company Disclosure Schedule sets forth each Company Group Member’s place of organization, residence for income, franchise or similar tax purposes and classification for U.S. federal income Tax purposes. None of the Company Group Members which are organized outside the United States has made an election under U.S. law with respect to its status or classification for U.S. tax purposes.

(p)            Except as set forth in Section 4.14(p) of the Company Disclosure Schedule, the Company does not own shares of any controlled foreign corporations as described in Section 957 of the Code or passive foreign investment companies as described in Section 1297 of the Code.

(q)            No Company Group Member, after consultation with their respective tax advisors, is aware of the existence of any fact, or any action it has taken (or failed to take) or agreed to take, that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax-Free Treatment. As of the Closing Date, no Company Group Member has taken (or failed to take) or agreed to take any action that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax-Free Treatment.

Section 4.15                    Environmental Matters.

(a)            Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) each Company Group Member (A) is and has been in compliance with applicable Environmental Laws and (B) holds and is and has been in compliance with all Environmental Permits; and (ii) all Environmental Permits were validly issued and are in full force and effect, and all applications, notices or other documents have been timely filed to effect timely renewal, issuance or reissuance of such Environmental Permits.

(b)            No Company Group Member has been or is the subject of any Environmental Claim, and no Environmental Claim is pending or to the knowledge of the Company, threatened against any Company Group Member or against any Person whose liability for the Environmental Claim was or may have been retained or assumed by contract or by operation of Law or pursuant to any order by any Governmental Authority by any Company Group Member, except for any such Environmental Claims that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)            No Hazardous Materials are present at, on, under or emanating from any properties or facilities currently leased, operated or used or previously owned, leased, operated or used, in circumstances that would reasonably be expected to form the basis for a material Environmental Claim against, or a requirement for investigation or remediation pursuant to applicable Environmental Law by, any Company Group Member, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)            No Company Group Member has Released, disposed of, or arranged to dispose of, any Hazardous Materials in a manner, or to a location, that would reasonably be expected to result in a material Environmental Claim, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e)            No material Lien imposed by any Governmental Authority having jurisdiction pursuant to any Environmental Law is currently outstanding as to any assets owned, leased or operated by any Company Group Member, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f)            The Company has provided Novus with copies of all material written environmental, health or safety assessments, audits, investigations, and sampling, monitoring, remediation reports and similar documents in the Company’s possession or, within its control, which pertain to the Leased Real Property and which were prepared within three years prior to the date hereof, including any material documents relating to the Release or presence of any Hazardous Materials, which pertain to the Leased Real Property.

Section 4.16                    Material Contracts.

(a)            Section 4.16a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of contracts and agreements to which any Company Group Member is a party, excluding for this purpose, any purchase orders submitted by customers (such contracts and agreements as are required to be set forth Section 4.16a) of the Company Disclosure Schedule along with any Plan listed on Section 4.10a) of the Company Disclosure Schedule being the “Material Contracts”):

(i)            each contract and agreement with consideration paid or payable to the Company of more than $100,000, in the aggregate, over any 12-month period;

(ii)           each contract and agreement with suppliers, manufacturers, or contractors to any Company Group Member for expenditures paid or payable by the Company Group of more than $100,000, in the aggregate, over any 12-month period;

(iii)          each contract and agreement with customers or distributors of the Company Group for expenditures paid or payable by the Company Group of more than $100,000, in the aggregate, over any 12-month period;

(iv)          all broker, distributor, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which any Company Group Member is a party that are material to the business of the Company;

(v)          all management contracts (excluding contracts for employment) and contracts with other consultants;

(vi)         all bonus and commission plans of the Company Group;

(vii)        all contracts or agreements involving the payment or payment of royalties or other amounts calculated based upon the revenues or income of any Company Group Member or income or revenues related to any Product of any Company Group Member to which any Company Group Member is a party;

(viii)       all contracts and agreements evidencing indebtedness for borrowed money in an amount greater than $100,000, and any pledge agreements, security agreements or other collateral agreements in which any Company Group Member granted to any person a security interest in or lien on any of the property or assets of any Company Group Member (such pledge, security and other collateral agreements, the “Existing Security Agreements”);

(ix)          all partnership, joint venture or similar agreements;

(x)           all contracts and agreements, including any grant agreements with any economic development corporation, with any Governmental Authority to which any Company Group Member is a party, other than any Company Permits;

(xi)          all contracts and agreements that limit, or purport to limit, the ability of any Company Group Member to compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses;

(xii)         all contracts or arrangements that result in any person or entity holding a power of attorney from any Company Group Member that relates to the Company or its business;

(xiii)        all leases or master leases of personal property reasonably likely to result in annual payments of $100,000 or more in a 12-month period;

(xiv)              all agreements or instruments guarantying the debts or other obligations of any person;

(xv)               all contracts and agreements relating to the purchase of engineering or design services that involve more than $100,000, other than those contracts and agreements that have been fully performed and under which no further services are due;

(xvi)              all contracts involving use of any Company-Licensed IP required to be listed in Section 4.12a) of the Company Disclosure Schedule;

(xvii)             contracts which involve the license or grant of rights to any Company Group Member or to Company-Owned IP by any Company Group Member;

(xviii)            all contracts or agreements under which any Company Group Member has agreed to purchase goods or services from a vendor, supplier or other person on a preferred supplier or “most favored supplier” basis;

(xix)               all contracts or agreements under which any Company Group Member has agreed to treat any customer or grocer on a “most favored” basis; and

(xx)                agreement for the development of Company-Owned IP for the benefit of any Company Group Member (other than employee invention assignment and confidentiality agreements entered into on the Company’s standard form of such agreement made available to Novus in the Virtual Data Room).

(b)            (i) each Material Contract is a legal, valid and binding obligation of the applicable Company Group Member and, to the knowledge of the Company, the other parties thereto, and no Company Group Member is in material breach or violation of, or material default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in material breach or violation of, or material default under, any Material Contract; and (iii) no Company Group Member has received any written, or to the knowledge of the Company, oral claim of default under any such Material Contract. The Company has, in all material respects, furnished or made available to Novus in the Virtual Data Room true and complete copies of all Material Contracts, including amendments thereto that are material in nature.

Section 4.17                    Insurance.

(a)            Section 4.17a) of the Company Disclosure Schedule sets forth, with respect to each material insurance policy under which any Company Group Member is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged.

(b)            With respect to each such insurance policy, except as would not be expected to result in a Company Material Adverse Effect: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) no Company Group Member is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

Section 4.18                    Board Approval; Vote Required. The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders, (b) approved this Agreement and the Merger and declared their advisability, and (c) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Merger and directed that this Agreement and the Transactions (including the Merger) be submitted for consideration by the Company’s stockholders. The Requisite Approval (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the Transactions. The Written Consent, if executed and delivered, would qualify as the Company Stockholder Approval and no additional approval or vote from any holders of any class or series of capital stock of the Company would then be necessary to adopt this Agreement and approve the Transactions.

Section 4.19                    FDA/USDA/FTC Matters. Except as set forth in Section 4.19 of the Disclosure Schedules, the Company is in compliance with all applicable Laws governing the growing, handling, purity, safety, quality, composition, and labeling of food sold for human consumption (collectively, the “Food Laws”), except, in each case, for any such conflicts, defaults, breaches or violations that would not have or would not reasonably be expected to have a Company Material Adverse Effect. All products grown and sold by the Company satisfy the Company’s obligations with respect to applicable Food Laws, including the Federal Food, Drug, and Cosmetic Act and implementing regulations including the Food Safety Modernization Act, the Organic Foods Production Act, and any other applicable Laws, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or would not reasonably be expected to have a Company Material Adverse Effect. As of the date hereof, the Company has not (i) received written notice of any adverse inspection, finding of deficiency or finding of non-compliance, which inspection or finding is material to the Company, (ii) received any written regulatory or warning letter, or (iii) to the Company’s Knowledge, been the subject of any investigation or other compliance or enforcement action, in each case, from or by any Governmental Authority. The Company has in place policies and procedures to allow for material compliance with all Food Laws applicable to the Company.

Section 4.20                    Customers and Suppliers.

(a)            Section 4.20a) of the Company Disclosure Schedule sets forth a complete and list, as of the date of this Agreement, of customers and potential customers of the Products (each a “Material Customer”), during the twelve (12) month period ended as of June 30, 2020. Except as set forth on Section 4.20a) of the Company Disclosure Schedule, as of the date hereof, no Company Group Member has received any written, or to the Knowledge of the Company, oral notice that any Material Customer has cancelled, materially decreased or otherwise materially modified, or intends to cancel, materially decrease or otherwise materially modify, its relationship with any Company Group Member or its purchase of Products.

(b)            Section 4.20b) of the Company Disclosure Schedule sets forth a complete and correct list, as of the date of this Agreement, of up to the ten largest vendors, suppliers, service providers and other similar business relations of the Company and the Company Subsidiaries, in each case with expenditures in excess of $1,000,000 (each a “Material Vendor”) during the twelve (12) month period ended as of June 30, 2020, in each case measured by the expenditure by any Company Group Member during such period. Except as set forth in Section 4.20b) of the Company Disclosure Schedule, as of the date hereof, no Company Group Member has received any written, or to the Knowledge of the Company, oral notice that any Material Vendor has cancelled, terminated or otherwise materially modified, or intends to cancel, terminate or otherwise materially modify its relationship with any Company Group Member.

Section 4.21                    Certain Business Practices. Since inception, no Company Group Member or, to the Company’s knowledge, any directors or officers, agents or employees of any Company Group Member, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any payment in the nature of criminal bribery.

Section 4.22                    Interested Party Transactions. Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, officer or other affiliate of any Company Group Member, to the Company’s knowledge, has or has had, directly or indirectly: (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that any Company Group Member furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, any Company Group Member, any goods or services; (c) a beneficial interest in any contract or agreement disclosed in Section 4.16a) of the Company Disclosure Schedule; or (d) any contractual or other arrangement with any Company Group Member, other than customary indemnity arrangements; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.22. No Company Group Member has, since inception, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of any Company Group Member, or (ii) materially modified any term of any such extension or maintenance of credit. There are no contracts or arrangements between any Company Group Member and any family member of any director, officer or other affiliate of any Company Group Member.

Section 4.23                    Exchange Act. No Company Group Member is currently (nor has it previously been) subject to the requirements of Section 12 of the Exchange Act.

Section 4.24                    Brokers. Except for Cowen and Company, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of any Company Group Member. The Company has provided Novus with a true and complete copy of all contracts, agreements and arrangements including its engagement letter, between the Company and Cowen and Company, LLC, other than those that have expired or terminated and as to which no further services are contemplated thereunder to be provided in the future.

Section 4.25                    Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedule), the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company Group, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to Novus, its affiliates or any of their respective Representatives by, or on behalf of, any Company Group Member, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement, neither Company nor any other person on behalf of Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Novus, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to Novus, its affiliates or any of their respective Representatives or any other person, and any such representations or warranties are expressly disclaimed.

Article V.

REPRESENTATIONS AND WARRANTIES OF Novus AND MERGER SUB

Except as set forth in the Novus SEC Reports (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Novus SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing disclosed in such a Novus SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 5.01 (Corporate Organization.), Section 5.03 (Capitalization.) and Section 5.04 (Authority Relative to This Agreement)), Novus hereby represents and warrants to the Company as follows:

Section 5.01                    Corporate Organization.

(a)            Each of Novus and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not be a Novus Material Adverse Effect.

(b)            Merger Sub is the only subsidiary of Novus. Except for Merger Sub, Novus does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.

Section 5.02                    Organizational Documents. Each of Novus and Merger Sub has heretofore furnished to the Company complete and correct copies of the Novus Organizational Documents and the Merger Sub Organizational Documents. The Novus Organizational Documents and the Merger Sub Organizational Documents are in full force and effect. Neither Novus nor Merger Sub is in violation of any of the provisions of the Novus Organizational Documents and the Merger Sub Organizational Documents.

Section 5.03                    Capitalization.

(a)            The authorized capital stock of Novus consists of (i) 30,000,000 shares of Novus Common Stock, and (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share (“Novus Preferred Stock”). As of the date of this Agreement (i) 12,650,000 shares of Novus Common Stock are issued and outstanding (which includes 10,000,000 shares subject to Redemption Rights), all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (ii) no shares of Novus Common Stock are held in the treasury of Novus, (iii) 13,250,000 Novus Warrants are issued and outstanding, and (iv) 13,250,000 shares of Novus Common Stock are reserved for future issuance pursuant to the Novus Warrants. As of the date of this Agreement, there are no shares of Novus Preferred Stock issued and outstanding. Each Novus Warrant is exercisable for one share of Novus Common Stock at an exercise price of $11.50.

(b)            As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 5,000 shares of common stock, par value $0.001 per share (the “Merger Sub Common Stock”). As of the date hereof, 100 shares of Merger Sub Common Stock are issued and outstanding. All outstanding shares of Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to nor have been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar rights, and are held by Novus free and clear of all Liens, other than transfer restrictions under applicable securities laws and the Merger Sub Organizational Documents.

(c)            All outstanding Novus Units, shares of Novus Common Stock and Novus Warrants have been issued and granted in compliance with all applicable securities laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities laws and the Novus Organizational Documents and are non-assessable and are not subject to, nor have been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar rights.

(d)            The Per Share Merger Consideration being delivered by Novus hereunder shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws and the Novus Organizational Documents. The Per Share Merger Consideration will be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.

(e)            Except for securities issued pursuant to the Subscription Agreements, securities issued by Novus as permitted by this Agreement, the Novus Warrants and the right of certain Novus Initial Stockholders to convert up to $1,500,000 of any working capital loans they may make into warrants to purchase one share of Novus Common Stock (which such right has been waived pursuant to the Sponsor Support Agreement), Novus has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Novus or obligating Novus to issue or sell any shares of capital stock of, or other equity interests in, Novus. All shares of Novus Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to, or be issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar rights. Neither Novus nor any subsidiary of Novus is a party to, or otherwise bound by, and neither Novus nor any subsidiary of Novus has granted, any equity appreciation rights, participations, phantom equity or similar rights. Novus is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of Novus Common Stock or any of the equity interests or other securities of Novus or any of its subsidiaries. Except with respect to the Novus Warrants, there are no outstanding contractual obligations of Novus to repurchase, redeem or otherwise acquire any shares of Novus Common Stock. The Novus Warrants have been validly issued, and constitute valid and binding obligations of Novus, enforceable against Novus in accordance with their terms, subject to the Remedies Exceptions. There are no outstanding contractual obligations of Novus to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

(f)            There are no securities or instruments issued by or to which Novus or any Novus Initial Stockholder is a party containing anti-dilution or similar provisions that will be triggered by the consummation of the Transactions or the Private Placements, in each case, that have not been or will be waived on or prior to the Closing Date.

Section 5.04                    Authority Relative to This Agreement. Each of Novus, and Merger Sub have all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by each of Novus and Merger Sub and the consummation by each of Novus and Merger Sub of the Transactions, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Novus or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than (a) with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then-outstanding shares of Novus Common Stock and by the holders of a majority of the then outstanding shares of Merger Sub Common Stock, and the filing and recordation of appropriate merger documents as required by the DGCL, and (b) with respect to the issuance of Novus Common Stock and the amendment and restatement of the Novus Certificate of Incorporation pursuant to this Agreement, the approval of a majority of the then-outstanding shares of Novus Common Stock). This Agreement has been duly and validly executed and delivered by Novus and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Novus or Merger Sub, enforceable against Novus or Merger Sub in accordance with its terms subject to the Remedies Exceptions.

Section 5.05                    No Conflict; Required Filings and Consents.

(a)            Subject to the approval by the stockholders of Novus of the Novus Proposals, neither execution and delivery of this Agreement by each of Novus and Merger Sub do not, and the performance of this Agreement by each of Novus and Merger Sub will not, (i) conflict with or violate the Novus Organizational Documents or the Merger Sub Organizational Documents, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to each of Novus or Merger Sub or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of Novus or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of Novus or Merger Sub is a party or by which each of Novus or Merger Sub or any of their property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Novus Material Adverse Effect.

(b)            The execution and delivery of this Agreement by each of Novus and Merger Sub do not, and the performance of this Agreement by each of Novus and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Novus or Merger Sub from performing its material obligations under this Agreement.

Section 5.06                    Compliance. Neither Novus nor Merger Sub is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to Novus or Merger Sub or by which any property or asset of Novus or Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Novus or Merger Sub is a party or by which Novus or Merger Sub or any property or asset of Novus or Merger Sub is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have a Novus Material Adverse Effect. Each of Novus and Merger Sub is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for Novus or Merger Sub to own, lease and operate its properties or to carry on its business as it is now being conducted.

Section 5.07                    SEC Filings; Financial Statements; Sarbanes-Oxley.

(a)            Novus has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since May 14, 2020, together with any amendments, restatements or supplements thereto (collectively, the “Novus SEC Reports”). Novus has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by Novus with the SEC to all agreements, documents and other instruments that previously had been filed by Novus with the SEC and are currently in effect. As of their respective dates, the Novus SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, in the case of any Novus SEC Report that is a registration statement, or include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of any other Novus SEC Report. Each director and executive officer of Novus has filed with the SEC on a timely basis all documents required with respect to Novus by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(b)            Each of the financial statements (including, in each case, any notes thereto) contained in the Novus SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of Novus as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to individually or in the aggregate be material). Novus has no off-balance sheet arrangements that are not disclosed in the Novus SEC Reports. No financial statements other than those of Novus are required by GAAP to be included in the consolidated financial statements of Novus

(c)            Except as and to the extent set forth in the Novus SEC Reports, neither Novus nor Merger Sub has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of Novus’s and Merger Sub’s business.

(d)            Novus is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq Capital Market.

(e)            Novus has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Novus and other material information required to be disclosed by Novus in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Novus’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting Novus’s principal executive officer and principal financial officer to material information required to be included in Novus’s periodic reports required under the Exchange Act.

(f)            Novus maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that Novus maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. Novus has delivered to the Company a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of Novus to Novus’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of Novus to record, process, summarize and report financial data. Novus has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of Novus. Since June 30, 2020, there have been no material changes in Novus internal control over financial reporting.

(g)            There are no outstanding loans or other extensions of credit made by Novus to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Novus has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h)            Neither Novus (including any employee thereof) nor Novus’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Novus, (ii) any fraud, whether or not material, that involves Novus’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Novus or (iii) any claim or allegation regarding any of the foregoing.

(i)            As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Novus SEC Reports. To the knowledge of Novus, none of the Novus SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.08                    Absence of Certain Changes or Events. Since March 5, 2020 and prior to the date of this Agreement, except as expressly contemplated by this Agreement, (a) Novus has conducted its business in all material respects in the ordinary course and in a manner consistent with past practice, other than due to any actions taken due to a “shelter in place,” “non-essential employee” or similar direction of any Governmental Authority, (b) Novus has not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of its material assets, (c) there has not been a Novus Material Adverse Effect, and (d) Novus has not taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.02.

Section 5.09                    Absence of Litigation. There is no Action pending or, to the knowledge of Novus, threatened against Novus, or any property or asset of Novus, before any Governmental Authority. Neither Novus nor any material property or asset of Novus is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Novus, continuing investigation by, any Governmental Authority.

Section 5.10                    Board Approval; Vote Required.

(a)            The Novus Board, by resolutions duly adopted by majority vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the transactions contemplated by this Agreement are fair to and in the best interests of Novus and its stockholders, (ii) approved this Agreement and the transactions contemplated by this Agreement and declared their advisability, (iii) recommended that the stockholders of Novus approve and adopt this Agreement and Merger, and directed that this Agreement and the Merger, be submitted for consideration by the stockholders of Novus at the Novus Stockholders’ Meeting.

(b)            The only vote of the holders of any class or series of capital stock of Novus necessary to approve the Novus Proposals is the affirmative vote of the holders of a majority of the outstanding shares of Novus Common Stock.

(c)            The Merger Sub Board, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of Merger Sub and its sole stockholder, (ii) approved this Agreement and the Merger and declared their advisability, (iii)  recommended that the sole stockholder of Merger Sub approve and adopt this Agreement and approve the Merger and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by the sole stockholder of Merger Sub.

(d)          The only vote of the holders of any class or series of capital stock of Merger Sub is necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement is the affirmative vote of the holders of a majority of the outstanding shares of Merger Sub Common Stock.

Section 5.11                    No Prior Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by this Agreement.

Section 5.12                   Brokers. Other than EarlyBirdCapital, Inc. and Cowen and Company, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Novus or Merger Sub. Novus has provided the Company with a true and complete copy of all outstanding contracts, agreements and arrangements (including engagement letters) with EarlyBirdCapital, Inc. and Cowen and Company, LLC.

Section 5.13                   Novus Trust Fund. As of the date of this Agreement, Novus has no less than $100,000,000 in the trust fund established by Novus for the benefit of its public stockholders (the “Trust Fund”) maintained in a trust account at UBS Group AG (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of May 19, 2020, between Novus and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. Novus has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Novus or the Trustee. There are no separate contracts, agreements, side letters or other understandings (whether written or unwritten, express or implied): (i) between Novus and the Trustee that would cause the description of the Trust Agreement in the Novus SEC Reports to be inaccurate in any material respect; or (ii) to the knowledge of Novus, that would entitle any person (other than stockholders of Novus who shall have elected to redeem their shares of Novus Common Stock pursuant to the Novus Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise taxes from any interest income earned in the Trust Account; and (B) upon the exercise of Redemption Rights in accordance with the provisions of the Novus Organizational Documents. As of the date hereof, there are no Actions pending or, to the knowledge of Novus, threatened in writing with respect to the Trust Account. Upon consummation of the Merger and notice thereof to the Trustee pursuant to the Trust Agreement, Novus shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to Novus as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however that the liabilities and obligations of Novus due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (a) to stockholders of Novus who shall have exercised their Redemption Rights, (b) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (c) to the Trustee for fees and costs incurred in accordance with the Trust Agreement; and (d) to third parties (e.g., professionals, printers, etc.) who have rendered services to Novus in connection with its efforts to effect the Merger (including fees owed by Novus to EarlyBirdCapital, Inc., pursuant to that certain Business Combination Marketing Agreement, dated May 19, 2020, between EarlyBirdCapital, Inc. and Novus). As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, Novus has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Novus at the Effective Time.

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Section 5.14                   Employees. Other than any officers as described in the Novus SEC Reports, Novus and Merger Sub have never employed any employees or retained any contractors, other than consultants and advisors in the ordinary course of business. Other than reimbursement of any out-of-pocket expenses incurred by Novus’s officers and directors in connection with activities on Novus’s behalf in an aggregate amount not in excess of the amount of cash held by Novus outside of the Trust Account, Novus has no unsatisfied material liability with respect to any employee, officer or director. Novus and Merger Sub have never and do not currently maintain, sponsor, contribute to or have any direct or material liability under any Employee Benefit Plan.

Section 5.15                   Taxes.

(a)           Novus and Merger Sub (i) have duly filed all Tax Returns required to be filed by any of them, and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all Taxes that are required to have been paid by Novus or Merger Sub; (iii) have not waived (or requested a waiver of) any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (iv) do not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of Taxes or Tax matters pending, asserted, proposed or threatened in writing.

(b)           Neither Novus nor Merger Sub is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment (in each case, other than customary indemnification provisions in commercial agreements the primary subject matter of which is not Taxes).

(c)           Each of Novus and Merger Sub has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party.

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(d)          Neither Novus nor Merger Sub has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return.

(e)           Neither Novus nor Merger Sub has any liability for the Taxes of any other person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, or by contract or otherwise.

(f)            No Taxing authority or agency has asserted in writing or, to the knowledge of Novus and Merger Sub, has threatened to assert against Novus or Merger Sub, any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith.

(g)          There are no Tax liens upon any assets of Novus or Merger Sub except for Permitted Liens.

(h)           Neither Novus nor Merger Sub is currently the beneficiary of any extension of time within which to file any Tax Return.

(i)            Neither Novus nor Merger Sub (i) has any request for a ruling in respect of Taxes pending between the Company and any Tax authority, and (ii) has not entered into any closing agreements, private letter rulings, technical advice memoranda or similar agreements with a Taxing authority.

(j)            Neither Novus nor Merger Sub has distributed stock of another person, or had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(k)           Neither Novus nor Merger Sub has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(l)            Neither Novus nor Merger Sub has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither Novus nor Merger Sub has a permanent establishment (within the meaning of an applicable Tax treaty) or an agency, office or fixed place of business or other Tax presence in a country other than the country in which it is organized.

(m)          No claim has ever been made by a Taxing authority in a jurisdiction in which Novus or Merger Sub does not file Tax Returns that Novus or Merger Sub, as applicable, is or may be subject to taxation in such jurisdiction.

(n)           Novus and Merger Sub, after consultation with their tax advisors, are not aware of the existence of any fact, or any action Novus or Merger Sub have taken (or failed to take) or agreed to take, that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax-Free Treatment. As of the Closing Date, Novus and Merger Sub have not taken (or failed to take) or agreed to take any action that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax-Free Treatment.

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Section 5.16                   Listing. The issued and outstanding Novus Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “NOVSU”. The issued and outstanding shares of Novus Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “NOVS”. The issued and outstanding Novus Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “NOVSW”. As of the date of this Agreement, there is no Action pending or, to the knowledge of Novus, threatened in writing against Novus by the Nasdaq Capital Market or the SEC with respect to any intention by such entity to deregister the Novus Units, the shares of Novus Common Stock, or Novus Warrants or terminate the listing of Novus on the Nasdaq Capital Market. None of Novus or any of its affiliates has taken any action in an attempt to terminate the registration of the shares of Novus Common Stock, or the Novus Warrants under the Exchange Act.

Section 5.17                   PIPE Investment. Novus has delivered to the Company true, correct and complete copies of each of the Subscription Agreements entered into by Novus with the applicable investors named therein (collectively, the “PIPE Investors”), pursuant to which the PIPE Investors have committed to purchase shares of Novus Common Stock at a purchase price of $10.00 per share in the Private Placement solely for purposes of consummating the transactions contemplated hereby in an aggregate amount at least equal to the Minimum PIPE Commitment and not in excess of the Maximum PIPE Allocation. The Subscription Agreement with each PIPE Investor is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Novus. Each Subscription Agreement is a legal, valid and binding obligation of Novus, enforceable against Novus in accordance with its terms subject to the Remedies Exceptions and, to the knowledge of Novus, is a legal, valid and binding obligation of each PIPE Investor, enforceable against each PIPE Investor in accordance with its terms subject to the Remedies Exceptions. The Subscription Agreements provide that the Company is a party thereto and is entitled to enforce such agreements against the PIPE Investor. There are no other agreements, side letters, or arrangements between Novus and any PIPE Investor relating to any Subscription Agreement or the Private Placement that could affect the obligation of such PIPE Investors to purchase the shares of Novus Common Stock in the Private Placement equal to the commitment amount set forth in the Subscription Agreement of such PIPE Investor. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Novus under any material term or condition of any Subscription Agreement and, as of the date hereof, Novus has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in the other Ancillary Agreements) to the obligations of the PIPE Investors to purchase the shares of Novus Common Stock in the Private Placement in commitment amount set forth in the Subscription Agreements on the terms therein.

Section 5.18                   Novus’s and Merger Sub’s Investigation and Reliance. Each of Novus and Merger Sub is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company, the Company Subsidiaries, and the Transactions, which investigation, review and analysis were conducted by Novus and Merger Sub together with expert advisors, including legal counsel, that they have engaged for such purpose. Novus, Merger Sub and their Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and the Company Subsidiaries and other information that they have requested in connection with their investigation of the Company, the Company Subsidiaries, and the Transactions. Neither Novus nor Merger Sub is relying on any statement, representation or warranty, oral or written, express or implied, made by any Company Group Member or any of their Representatives, except as expressly set forth in Article IV (as modified by the Company Disclosure Schedule) or in any certificate delivered by any Company Group Member pursuant to this Agreement. No Company Group Member, nor any of their respective stockholders, affiliates or Representatives shall have any liability to Novus, Merger Sub or any of their respective stockholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to Novus or Merger Sub or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. Novus and Merger Sub acknowledge that no Company Group Member, nor any of their stockholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving any Company Group Member.

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Article VI.

CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.01                   Conduct of Business by the Company Pending the Merger.

(a)           The Company agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement (the “Interim Period”), except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 6.01 of the Company Disclosure Schedule, and (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), unless Novus shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):

(i)            the Company shall, and shall cause the Company Subsidiaries to, conduct their business in the ordinary course of business and in a manner consistent with past practice; and

(ii)            the Company shall, and shall cause the Company Subsidiaries to, use their reasonable best efforts to (A) preserve substantially intact the business organization of the Company and the Company Subsidiaries, (B)  keep available the services of the current officers, key employees and consultants of the Company and the Company Subsidiaries and (C) preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company and the Company Subsidiaries have significant business relations.

(b)          By way of amplification and not limitation, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 6.01 of the Company Disclosure Schedule, and (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), no Company Group Member shall, during the Interim Period, directly or indirectly, do any of the following without the prior written consent of Novus (which consent shall not be unreasonably conditioned, withheld or delayed):

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(i)            amend or otherwise change its Company Group Organizational Documents;

(ii)           issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of any Company Group Member, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of any Company Group Member, provided that the consent of Novus shall not be required with respect to (1) the exercise or settlement of any Company Options or grants of Company Options or Company Share Awards in the ordinary course of business and the issuance of shares of Company Common Stock (or other class of equity security of the Company, as applicable) pursuant to the terms of the Company Preferred Stock or any Company Share Awards, and (2) the issuance or sale of any class of capital stock of any Company Group Member, or any Company Interim Period Convertible Notes, in a bona fide financing (“Company Interim Securities”) in accordance with the limitations set forth in Section 6.01b)ii) of the Company Disclosure Schedule, in an aggregate principal amount not to exceed $30,000,000 (a “Company Permitted Interim Financing”); or (B) any material assets of any Company Group Member;

(iii)          form any subsidiary or acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity;

(iv)          declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(v)           reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

(vi)         (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or any assets or any other business combination) any corporation, partnership, other business organization or any division thereof, other than the acquisition of inventory and up to $1,000,000 of fixed assets in the ordinary course of business consistent with past practice; or (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, provided that the incurrence of Company Permitted Interim Financing shall not require the consent of Novus;

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(vii)         (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or consultant of any Company Group Member (or their respective beneficiaries or dependents) as of the date of this Agreement, (B) enter into any new, or amend in any material respect any existing employment or severance or termination agreement with any current or former director, officer, employee or consultant, or (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or consultant (except that the Company Group may (1) increase base compensation of current directors, officers, employees or consultants as set forth on Section 6.01b)vii) of the Company Disclosure Schedule, (2) provide increases in salary, wages, bonuses or benefits to employees as required under any employment or consulting agreement in effect on the date of this Agreement and reflected on Section 4.10a) of the Company Disclosure Letter, (3) change the title of its employees in the ordinary course of business consistent with past practice, and (4) make annual or quarterly bonus or commission payments in the ordinary course of business and in accordance with the bonus or commission plans existing on the date of this Agreement and reflected on Section 4.10a) of the Company Disclosure Letter;

(viii)        other than as required by Law or pursuant to the terms of an agreement entered into prior to the date of this Agreement and reflected on Section 4.10a) of the Company Disclosure Schedule or that any Company Group Member is not prohibited from entering into after the date hereof, grant any severance or termination pay to, any director or officer of any Company Group Member;

(ix)           adopt, amend and/or terminate any material Plan except as may be required by applicable Law, is necessary in order to consummate the Transactions, or health and welfare plan renewals in the ordinary course of business;

(x)            materially amend other than reasonable and usual amendments in the ordinary course of business, with respect to accounting policies or procedures, other than as required by GAAP;

(xi)           (A) amend any income, franchise or other material Tax Return, (B) change any material method of Tax accounting, (C) make, change or rescind any material election relating to Taxes, or (D) settle or compromise any U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes;

(xii)         materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s material rights thereunder, in each case in a manner that is adverse to any Company Group Member, except in the ordinary course of business;

(xiii)        enter into any contract, agreement or arrangement that obligates any Company Group Member to develop any Intellectual Property related to the business of any Company Group Member or the Products, other than where the results of the Company’s or any Company Subsidiary’s performance would be Company-Owned IP;

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(xiv)        intentionally permit any material item of Company-Owned IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and Taxes required or advisable to maintain and protect its interest in each and every material item of Company-Owned IP; or

(xv)         enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require any Company Group Member to obtain consent from Novus to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 6.01 shall give to Novus, directly or indirectly, the right to control or direct the operations of any Company Group Member prior to the Closing Date. Prior to the Closing Date, each of Novus and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

Section 6.02                   Conduct of Business by Novus and Merger Sub Pending the Merger.

(a)           Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating the Private Placements), except as set forth on Section 6.02 of the of the disclosure schedule delivered by Novus in connection with this Agreement and as required by applicable Law (including as may be requested or compelled by any Governmental Authority), Novus agrees that during the Interim Period, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of Novus and Merger Sub shall be conducted in the ordinary course of business and in a manner consistent with past practice.

(b)           By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating the Private Placements), or in connection with the terms and conditions of, any Subscription Agreement, as set forth on Section 6.02 of the Company Disclosure Schedule or and as required by applicable Law (including as may be requested or compelled by any Governmental Authority), neither Novus nor Merger Sub shall, during the Interim Period, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(i)            amend or otherwise change the Novus Organizational Documents or the Merger Sub Organizational Documents or form any subsidiary of Novus other than Merger Sub;

(ii)           declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the Novus Organizational Documents;

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(iii)          reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Novus Common Stock or Novus Warrants except for redemptions from the Trust Fund;

(iv)          issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of Novus or Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Novus or Merger Sub, except in connection with a loan from certain of Novus’s officers and directors to finance Novus’s transaction costs in connection with the transactions contemplated hereby;

(v)           acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

(vi)          incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Novus, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice or except a loan from certain of Novus’s officers and directors to finance Novus’s transaction costs in connection with the transactions contemplated hereby;

(vii)         make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(viii)       (A) amend any income, franchise or other material Tax Return, (B) change any material method of Tax accounting, (C) make, change or rescind any material election relating to Taxes, or (D) settle or compromise any U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes;

(ix)          liquidate, dissolve, reorganize or otherwise wind up the business and operations of Novus or Merger Sub;

(x)           amend the Trust Agreement or any other agreement related to the Trust Account; or

(xi)          enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require Novus to obtain consent from the Company to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 6.02 shall give to the Company, directly or indirectly, the right to control or direct the operations of Novus prior to the Closing Date. Prior to the Closing Date, each of Novus and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

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Section 6.03                   Claims Against Trust Account. The Company agrees that, notwithstanding any other provision contained in this Agreement, the Company does not now have, and shall not at any time prior to the Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and Novus on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 6.03 as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company hereby irrevocably waives any Claim it may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit the Company from pursuing a claim against Novus, Merger Sub or any other person (a) for legal relief against monies or other assets of Novus or Merger Sub held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions or (b) for damages for breach of this Agreement against Novus (or any successor entity) or Merger Sub in the event this Agreement is terminated for any reason and Novus consummates a business combination transaction with another party. In the event that the Company commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, Novus shall be entitled to recover from the Company the associated reasonable legal fees and costs in connection with any such action, in the event Novus prevails in such action or proceeding.

Article VII.

ADDITIONAL AGREEMENTS

Section 7.01                   Proxy Statement.

(a)            As promptly as practicable after the execution of this Agreement and Novus’s receipt of the Audited Financial Statements, subject to the terms of this Section 7.01, Novus (with the assistance and cooperation of the Company as reasonably requested by Novus) shall prepare and file with the SEC (i) a joint information statement/proxy statement (as amended or supplemented, the “Proxy Statement”) to be sent to (A) the stockholders of Novus relating to the meeting of Novus’s stockholders (including any adjournment or postponement thereof, the “Novus Stockholders’ Meeting”) to be held to consider (1) approval and adoption of this Agreement and the Merger, (2) approval of the issuance of Novus Common Stock as contemplated by this Agreement and the Subscription Agreements, (3) the approval and adoption of the second amended and restated Novus Certificate of Incorporation as set forth on Exhibit G, including the conversion of Novus into a public benefit corporation contemplated thereby, (4) the approval and adoption of an equity incentive plan, in form and substance reasonably acceptable to Novus and the Company that provides for grant of awards to employees and other service providers of the Surviving Corporation and its Subsidiaries in the form of options, restricted shares, restricted share units or other equity-based awards based on Novus Common Stock with a total pool of awards of Novus Common Stock not exceeding ten percent (10%) of the aggregate number of the sum of (x) shares of Novus Common Stock outstanding at the Closing and (y) securities convertible into Novus Common Stock, with an annual “evergreen” increase of not more than five percent (5%) of the shares of Novus Common Stock outstanding as of the day prior to such increase, (5) the approval and adoption of an employee stock purchase plan, in form and substance reasonably acceptable to Novus and the Company, that provides for grant of purchase rights with respect to Novus Common Stock to employees of the Surviving Corporation and its Subsidiaries with a total pool of shares of Novus Common Stock not exceeding one and one half percent (1.5%) of the aggregate number of the sum of (x) shares of Novus Common Stock outstanding at the Closing and (y) securities convertible into Novus Common Stock, with an annual “evergreen” increase of one percent (1%) of the shares of Novus Common Stock outstanding as of the day prior to such increase, and (6) any other proposals the parties deem necessary to effectuate the Transactions (collectively, the “Novus Proposals”) and (B) to the stockholders of the Company as an information statement relating to the action to be taken by the stockholders of the Company pursuant to the Written Consent or by vote at a Company Stockholder Meeting; and (ii)  a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of Novus Common Stock (A) to be issued to the stockholders of the Company pursuant to this Agreement and (B) held by, or issuable to, the Novus Initial Stockholders, immediately prior to the Effective Time. Novus and the Company shall each pay one half of all registration and filing fees due in connection with the Registration Statement.

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(b)           Each of Novus and the Company shall furnish all information concerning such part as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement. Novus and the Company each shall use their reasonable best efforts to (i) cause the Proxy Statement and the Registration Statement when filed with the SEC to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy Statement or the Registration Statement, (iii) to be declared effective under the Securities Act as promptly as practicable and (iv) to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Registration Statement, Novus shall use commercially reasonable efforts to take any action required under any applicable federal or state securities laws in connection with the issuance of shares of Novus Common Stock, in each case to be issued or issuable to the stockholders of the Company pursuant to this Agreement. As promptly as practicable after finalization of the Proxy Statement, Novus shall mail the Proxy Statement to its stockholders. As promptly as practicable following the clearance of the Proxy Statement by the SEC, Novus shall mail the Proxy Statement to its stockholders.

(c)           No filing of, or amendment or supplement to the Proxy Statement or the Registration Statement will be made by Novus or the Company without the approval of the other party (such approval not to be unreasonably withheld, conditioned or delayed). Novus and the Company each will advise the other, promptly after they receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Novus Common Stock to be issued or issuable to the stockholders of the Company in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of Novus and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto.

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(d)          Novus represents that the information supplied by Novus for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Novus, (iii) the time of the Novus Stockholders' Meeting, and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Novus or Merger Sub, or their respective officers or directors, should be discovered by Novus which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, Novus shall promptly inform the Company. All documents that Novus is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(e)          The Company represents that the information supplied by the Company for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Novus, (iii) the time of Novus’ Stockholders’ Meeting, and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to any Company Group Member, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, the Company shall promptly inform Novus. All documents that the Company is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

Section 7.02                    Novus Stockholders’ Meeting; and Merger Sub Stockholder’s Approval.

(a)           Novus shall call and hold the Novus Stockholders’ Meeting as promptly as practicable following the clearance of the Proxy Statement by the SEC for the purpose of voting solely upon the Novus Proposals, and Novus shall use its reasonable best efforts to hold the Novus Stockholders’ Meeting as soon as practicable following the clearance of the Proxy Statement by the SEC; provided that Novus may postpone or adjourn the Novus Stockholders’ Meeting on one or more occasions for up to 30 days in the aggregate upon the good faith determination by the Novus Board that such postponement or adjournment is necessary to solicit additional proxies to obtain approval of the Novus Proposals or otherwise take actions consistent with Novus’s obligations pursuant to Section 7.10 of this Agreement. Novus shall use its reasonable best efforts to obtain the approval of the Novus Proposals at the Novus Stockholders’ Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of the Novus Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders. The Novus Board shall recommend to its stockholders that they approve the Novus Proposals and shall include such recommendation in the Proxy Statement.

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(b)           Promptly following the execution of this Agreement, Novus shall approve and adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement, as the sole stockholder of Merger Sub.

Section 7.03                   Company Stockholders’ Written Consent. Upon the terms set forth in this Agreement, the Company shall (a) seek the irrevocable written consent, in form and substance reasonably acceptable to Novus, of holders of the Requisite Approval (including the Key Company Stockholders) in favor of the approval and adoption of this Agreement and the Merger and all other transactions contemplated by this Agreement (the “Written Consent”) as soon as reasonably practicable after the Registration Statement becomes effective, and in any event within seventy-two (72) hours after the Registration Statement becomes effective and deliver a copy of the Written Consent to Novus and (b) in the event the Company determines it is not able to obtain the Written Consent, the Company shall call and hold a meeting of holders of Company Common Stock and Company Preferred Stock for the purpose of voting solely upon the adoption of this Agreement and the Merger and all other transactions contemplated by this Agreement (the “Company Stockholder Meeting”) as soon as reasonably practicable after the Registration Statement becomes effective, and in any event within ten (10) days after the Registration Statement becomes effective. The Company shall use its best efforts to obtain the Company Stockholder Approval at the Company Stockholder Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of this Agreement and the Merger, and shall take all other action necessary or advisable to secure the Company Stockholder Approval.

Section 7.04                  Access to Information; Confidentiality.

(a)           During the Interim Period, the Company and Novus shall (and shall cause their respective subsidiaries to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel, Taxes and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request, including in connection with any Tax disclosure in any statement, filing, notice or application relating to the Intended Tax-Free Treatment or any Tax opinion requested or required to be filed pursuant to Section 7.15(b). Notwithstanding the foregoing, neither the Company nor Novus shall be required to provide access to or disclose information where the access or disclosure would jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

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(b)           All information obtained by the parties pursuant to this Section 7.04 shall be kept confidential in accordance with the confidentiality agreement, effective as of August 10, 2020 (the “Confidentiality Agreement”), between Novus and the Company.

(c)           Notwithstanding anything in this Agreement to the contrary, each party (and its respective Representatives) may consult any tax advisor as is reasonably necessary regarding the tax treatment and tax structure of the Transactions and may disclose to such advisor as if reasonably necessary, the tax treatment and tax structure of the Transactions and all materials (including any tax analysis) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

Section 7.05                   Exclusivity.

(a)           During the Interim Period, the Company shall not take, nor shall it permit any of its controlled affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any person (other than Novus, its stockholders and/or any of their affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any merger, sale of ownership interests and/or assets (other than asset sales in the ordinary course of business) of the Company, recapitalization or similar transaction, in each case other than (i) the Transactions, (ii) any purchase of shares of Novus Common Stock in any Private Placement, or (iii) any issue of shares of Company Preferred Stock, Company Common Stock or any Company Interim Period Convertible Notes or other indebtedness convertible into or securities exercisable for any such Company Preferred Stock, Company Common Stock permitted without the consent of Novus in accordance with Section 6.01(b), including in any Company Permitted Interim Financing (a “Company Business Combination Proposal”) other than with Novus, its stockholders and their respective affiliates and Representatives or the PIPE Investors with respect to the Private Placement; provided that the foregoing shall not apply to, or restrict the Company from soliciting, structuring, entering into or consummating a Company Permitted Interim Financing. In addition, the Company shall, and shall cause its controlled affiliates to, and shall cause their respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person with respect to any Company Business Combination Proposal.

(b)           During the Interim Period, Novus shall not, nor shall Novus permit any of its controlled affiliates or Representatives to, solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any person (other than the Company, its stockholders and/or any of their affiliates or Representatives), concerning any merger, purchase of ownership interests or assets of Novus, recapitalization or similar business combination transaction or any other “Business Combination” (as defined in the Novus Organizational Documents), in each case, other than the Transactions (a “Novus Business Combination Proposal”). In addition, Novus shall, and shall cause its controlled affiliates to, and shall cause their respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person with respect to any Novus Business Combination Proposal.

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Section 7.06                   Employee Benefits Matters.

(a)           The parties shall cooperate to establish an equity incentive award plan that will allow the parties to effectuate the actions set forth in Section 3.01(b)(iv), which may include Novus assuming the Company Option Plan and/or establishing a new equity incentive award compensation, in accordance with Section 7.01(a). In the event that Novus determines to assume the Company Option Plan, Novus, Merger Sub and the Company shall cooperate to take all actions necessary for the adoption to take place prior to the Effective Time.

(b)           The Company shall cause all notices to be timely provided to each optionee under the Company Option Plan as required by the Company Option Plan.

(c)           Novus shall, or shall cause the Surviving Corporation and each of its subsidiaries, as applicable, to provide the employees of the Company and any Company Subsidiary who remain employed immediately after the Effective Time (the “Continuing Employees”) credit for purposes of eligibility to participate, vesting and determining the level of benefits, as applicable, under any employee benefit plan, program or arrangement established or maintained by the Surviving Corporation or any of its subsidiaries (excluding any retiree health plans or programs, or defined benefit retirement plans or programs) for service accrued or deemed accrued prior to the Effective Time with any Company Group Member; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, subject to the terms of all governing documents, Novus shall use reasonable best efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under each of the employee benefit plans established or maintained by the Surviving Corporation or any of its subsidiaries that cover the Continuing Employees or their dependents, and (ii) cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents, during the portion of the plan year in which the Closing occurs, under those health and welfare benefit plans in which such Continuing Employee currently participates to be taken into account under those health and welfare benefit plans in which such Continuing Employee participates subsequent to the Closing Date for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year. Following the Closing, Surviving Corporation will honor all accrued but unused vacation and other paid time off of the Continuing Employees that existed immediately prior to the Closing with respect to the calendar year in which the Closing occurs.

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(d)            The provisions of this Section 7.06 are solely for the benefit of the parties to the Agreement, and nothing contained in this Agreement, express or implied, shall confer upon any Continuing Employee or legal representative or beneficiary or dependent thereof, or any other person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including, without limitation, any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Agreement, express or implied, shall constitute an amendment or modification of any employee benefit plan of the Company or shall require the Company, Novus, the Surviving Corporation and each of its subsidiaries to continue any Plan or other employee benefit arrangements, or prevent their amendment, modification or termination.

Section 7.07   Adoption of Equity Plan and ESPP . Prior to the effectiveness of the Proxy Statement and Registration Statement, Novus will adopt a customary equity incentive plan and customary employee stock purchase plan, each of which is reasonably acceptable to the Company, in accordance with Section 7.01(a).

Section 7.08   Directors’ and Officers’ Indemnification.

(a)            The certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in the bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by applicable Law. From and after the Effective Time, Novus agrees that it shall indemnify and hold harmless each present and former director and officer of the Company against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under applicable Law, the Company Group Organizational Documents or any director indemnification agreement or employment agreement in effect on the date of this Agreement to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Novus further agrees that with respect to the provisions of the Company Group Organizational Documents relating to indemnification, advancement or expense reimbursement, such provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of any Company Group Member, unless such modification shall be required by applicable Law.

(b)            Prior to the Effective Time, Novus shall or shall cause Merger Sub to, purchase and obtain as of the Closing Date “tail” insurance policies extending coverage for an aggregate period of six (6) years providing directors’ and officers’ liability insurance with respect to claims arising from facts or events that occurred on or before the Closing covering (as direct beneficiaries) those persons who are currently covered by the Company’s, Novus’ and Merger Sub’s directors’ and officers’ liability insurance policies, in each case of the type and with the amount of coverage no less favorable than those of the directors’ and officers’ liability insurance maintained as of the date hereof by, or for the benefit of, the Company, Novus and Merger Sub, as applicable.

(c)            On the Closing Date, Novus shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Novus with the post-Closing directors and officers of Novus, which indemnification agreements shall continue to be effective following the Closing.

Section 7.09   Notification of Certain Matters. During the Interim Period, the Company shall give prompt notice to Novus, and Novus shall give prompt notice to the Company, of any event which a party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article IX), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail.

Section 7.10   Further Action; Reasonable Best Efforts.

(a)            Upon the terms and subject to the conditions of this Agreement, during the Interim Period, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as set forth in Section 4.05 necessary for the consummation of the Transactions and to fulfill the conditions to the Merger. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b)            During the Interim Period, each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any meeting, or video or telephone conference, with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting or conference. Subject to the terms of the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the Transactions contemplated hereby. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

(c)            Notwithstanding the generality of the foregoing, Novus shall use its reasonable best efforts to consummate the Private Placement in accordance with the Subscription Agreements, in an aggregate amount not to exceed the Maximum PIPE Allocation, and the Company shall cooperate with Novus in such efforts. Novus shall not, without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), permit or consent to any amendment, supplement or modification to any Subscription Agreement that would reasonably be expected to cause the condition set forth in Section 8.01(g) to fail.

Section 7.11   Public Announcements. The initial press release relating to this Agreement shall be a joint press release, the text of which has been agreed to by each of Novus and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article IX) unless otherwise prohibited by applicable Law or the requirements of Nasdaq Capital Market, each of Novus and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements (including through social media platforms) with respect to this Agreement, the Merger or any of the other Transactions, and shall not issue any such press release or make any such public statement (including through social media platforms) without the prior written consent of the other party. Furthermore, nothing contained in this Section 7.11 shall prevent Novus or the Company and/or its respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other party in accordance with this Section 7.11.

Section 7.12   Stock Exchange Listing. Novus will use its reasonable best efforts to cause the Per Share Merger Consideration issued in connection with the Transactions to be approved for listing on Nasdaq Capital Market at Closing. Novus and the Company shall each pay one half of all filing fees and out-of-pocket expenses due in connection with any such listing of the Per Share Merger Consideration issued in connection with the Transactions (excluding, for the avoidance of doubt, expenses of such party’s legal counsel). During the Interim Period, Novus shall use its reasonable best efforts to keep the Novus Common Stock and Novus Warrants listed for trading on Nasdaq Capital Market.

Section 7.13     Antitrust.

(a)            To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each party hereto agrees to promptly make any required filing or application under Antitrust Laws, as applicable, and no later than ten (10) Business Days after the date of this Agreement, the Company and Novus each shall file with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission a Notification and Report From as required by the HSR Act. Novus and the Company shall each pay one half of all administrative filing fees and out-of-pocket expenses due in connection with any such required filing (excluding, for the avoidance of doubt, expenses of such party’s legal counsel). The parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.

(b)            Novus and the Company each shall, in connection with its efforts to obtain all requisite approvals and expiration or termination of waiting periods for the Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other reasonably informed of any communication received by such party from, or given by such party to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions, and promptly furnish the other with copies of all such written communications; (iii) permit the other to review in advance any written communication to be given by it to, and consult with each other in advance of any meeting or video or telephonic conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give the other the opportunity to attend and participate in such in person, video or telephonic meetings and conferences; (iv) in the event a party is prohibited from participating in or attending any in person, video or telephonic meetings or conferences, the other shall keep such party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority; provided that materials required to be provided pursuant to this Section 7.13(b) may be restricted to outside counsel and may be redacted (i) to remove references concerning the valuation of the Company, and (ii) as necessary to comply with contractual arrangements.

(c)            No party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority, or the expiration or termination of any waiting period under Antitrust Laws, including by agreeing to merge with or acquire any other person or acquire a substantial portion of the assets of or equity in any other person. The parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

Section 7.14   Trust Account. As of the Effective Time, the obligations of Novus to dissolve or liquidate within a specified time period as contained in the Novus Certificate of Incorporation will be terminated and Novus shall have no obligation whatsoever to dissolve and liquidate the assets of Novus by reason of the consummation of the Merger or otherwise, and no stockholder of Novus shall be entitled to receive any amount from the Trust Account. At least 48 hours prior to the Effective Time, Novus shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to Novus (to be held as available cash on the balance sheet of Novus, and to be used for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

Section 7.15   Tax Matters.

(a)            After the Closing, each of Novus, Merger Sub, the Company and their respective affiliates and Representatives shall (A) file all Tax Returns consistent with the Intended Tax-Free Treatment (including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with the U.S. federal income Tax Returns of the Company and Novus for the taxable year that includes the Merger), and (B) except to the extent otherwise required by a “determination” as such term is used in Section 1313 of the Code, take no position or action inconsistent with the Intended Tax-Free Treatment (whether in audits, Tax Returns or otherwise).

(b)            Each of Novus, Merger Sub, and the Company and their respective affiliates and Representatives shall cooperate and use its respective reasonable best efforts to cause the Merger to qualify for the Intended Tax-Free Treatment, and not to take any action or fail to take any action, in either case, that could reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax-Free Treatment. Such cooperation and reasonable best efforts shall include (but not be limited to): (i) taking actions (and not failing to take actions) to cause the Merger to qualify for the Intended Tax-Free Treatment, and not taking actions (or failing to take actions) that could reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax-Free Treatment; (ii) a party promptly notifying the other party that such party knows or has reason to believe that the Merger may not qualify for the Intended Tax-Free Treatment; and (iii) in the event either Novus or the Company seeks a tax opinion from its respective tax advisor regarding the Intended Tax-Free Treatment, or the SEC requests or requires tax opinions, each party shall execute and deliver customary tax representation letters to the applicable tax advisor in form and substance reasonably satisfactory to such advisor. Notwithstanding anything in this Agreement to the contrary, no party shall be required to undertake any of the following in order to cause the Merger to qualify for the Intended Tax-Free Treatment: (x) modify the Per Share Merger Consideration; or (y) surrender, undermine or alter any of its other economic or legal rights pursuant to this Agreement to an extent that materially and adversely affects the benefits intended to be conferred upon Novus and its shareholders, the Novus Initial Stockholders, or any affiliates thereof (as contemplated by this Agreement prior to giving effect to any surrendering, undermining or alteration of such rights).

(c)            For U.S. federal income Tax purposes, each of Novus, the Company and their respective affiliates intend that this Agreement, including any amendments thereto, be, and is hereby adopted as, the “plan of reorganization” involving the Merger within the meaning of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

(d)            For the avoidance of doubt, and notwithstanding anything to the contrary, each party acknowledges that it (and its respective Representatives and owners): (i) has had a reasonable opportunity to consult with tax advisors of its own choosing regarding this Agreement, the Transactions, and the tax structure of the Transactions, in each case, in accordance with the Confidentiality Agreement; (ii) is aware of the Tax consequences of the Transactions; (iii) is relying solely upon its own Representatives and is not relying upon any other party or its Representatives for tax advice regarding the Transactions; and (iv) other than representations and warranties explicitly provided pursuant to this Agreement (including pursuant to Section 7.15(b)), is not relying upon any representation or warranty from any party in determining the Tax treatment of the Transactions.

Section 7.16   Directors. Novus and the Company shall take all necessary action so that immediately after the Effective Time, the board of directors of Novus is comprised of the individuals designated on Exhibit H.

Section 7.17   Audited Financial Statements. The Company shall use reasonable best efforts to deliver true and complete copies of the audited balance sheet of the Company and the Company Subsidiaries as of December 31, 2018 and December 31, 2019, and the related audited statements of operations and cash flows of the Company and the Company Subsidiaries for such years, each audited in accordance with the auditing standards of the PCAOB (collectively, the “Audited Financial Statements”) not later than 21 days from the date hereof.

Article VIII.

CONDITIONS TO THE MERGER

Section 8.01   Conditions to the Obligations of Each Party. The obligations of the Company, Novus and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

(a)            Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b)            Novus Stockholders’ Approval. The Novus Proposals shall have been approved and adopted by the requisite affirmative vote of the stockholders of Novus in accordance with the Proxy Statement, the DGCL, the Novus Organizational Documents and the rules and regulations of the Nasdaq Capital Market.

(c)            Effectiveness of Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC.

(d)            No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Merger, illegal or otherwise prohibiting consummation of the Transactions, including the Merger.

(e)            HSR. All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated.

(f)            Consents. All consents, approvals and authorizations set forth on Section 8.01f) of the Company Disclosure Schedule shall have been obtained from and made with all Governmental Authorities.

(g)            PIPE Closing. The sale and issuance by Novus of Novus Common Stock in an aggregate amount at least equal to the Minimum PIPE Commitments and not in excess of the Maximum PIPE Allocation shall have been consummated in accordance with the terms of the Subscription Agreements.

(h)            Novus Net Tangible Assets. Novus shall have at least $5,000,001 of net tangible assets following the exercise of Redemption Rights in accordance with the Novus Organizational Documents.

(i)            Stock Exchange Listing. The shares of Novus Common Stock shall be listed on the Nasdaq Capital Market, or another national securities exchange mutually agreed to by the parties, as of the Closing Date.

Section 8.02   Conditions to the Obligations of Novus and Merger Sub. The obligations of Novus and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a)            Representations and Warranties. The representations and warranties of the Company contained in (i) Section 4.01, Section 4.03 (other than clause (a) thereof, which is subject to clause (iii) below), Section 4.04 and Section 4.24 shall each be true and correct in all material respects as of the date hereof and the Effective Time (except, in the case of Section 4.03(c), to the extent of any changes that reflect actions permitted in accordance with Section 6.01 of this Agreement) (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), (ii) Section 4.08 shall be true and correct in all respects as of the date hereof and the Effective Time, (iii) Section 4.03(a) shall be true and correct in all respects as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis additional cost, expense or liability to the Company, Novus, Merger Sub or their affiliates and (iv) the other provisions of ARTICLE IV shall be true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b)            Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)            Officer Certificate. The Company shall have delivered to Novus a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(d).

(d)            Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

(e)            Resignation. Other than those persons identified as continuing directors on Exhibit H, all members of the Company Board shall have executed written resignations effective as of the Effective Time.

(f)            Stockholder Rights Agreement. All parties to the Stockholder Rights Agreement (other than Novus and the Novus Initial Stockholders party thereto) shall have delivered, or cause to be delivered, to Novus copies of the Stockholder Rights Agreement duly executed by all such parties.

(g)            Registration Rights Agreement. All parties to the Registration Rights Agreement (other than Novus and the Novus Initial Stockholders party thereto) shall have delivered, or cause to be delivered, to Novus copies of the Registration Rights Agreement duly executed by all such parties.

(h)            Lock-Up Agreements. All parties to the Lock-Up Agreements (other than Novus and the Novus Initial Stockholders party thereto) shall have delivered, or cause to be delivered, to Novus copies of the Lock-Up Agreements duly executed by all such parties.

(i)            FIRPTA Tax Certificates. The Company shall deliver to Novus in a form reasonably acceptable to Novus, dated as of the Closing Date, a properly executed certification that shares of the Company are not “U.S. real property interests” within the meaning of Section 897 of the Code, in accordance with Treasury Regulation Section 1.1445-2(c)(3), together with an executed notice to the IRS (which shall be filed by Novus with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

(j)            Audited Financial Statements. The Company shall have delivered to Novus the Audited Financial Statements.

Section 8.03   Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to Closing of the following additional conditions:

(a)            Representations and Warranties. The representations and warranties of Novus and Merger Sub contained in (i) Section 5.01, Section 5.03 (other than clause (a) thereof, which is subject to clause (iii) below), Section 5.04 and Section 5.12 shall each be true and correct in all material respects as of as of the date hereof and the Effective Time (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), (ii) Section 5.08(c) shall be true and correct in all respects as of the date hereof and the Effective Time, (iii) Section 5.03(a) shall be true and correct in all respects as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis additional cost, expense or liability to the Company, Novus, Merger Sub or their affiliates and (iv) the other provisions of ARTICLE V shall be true and correct in all respects (without giving effect to any “materiality,” “Novus Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Novus Material Adverse Effect.

(b)            Agreements and Covenants. Novus and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)            Officer Certificate. Novus shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President of Novus, certifying as to the satisfaction of the conditions specified in Section 8.03(a), Section 8.03(b) and Section 8.03(d).

(d)            Material Adverse Effect. No Novus Material Adverse Effect shall have occurred between the date of this Agreement and the Closing Date.

(e)            Stockholder Rights Agreement. Novus shall have delivered a copy of the Stockholder Rights Agreement duly executed by Novus and the Novus Initial Stockholders party thereto.

(f)            Registration Rights Agreement. Novus shall have delivered a copy of the Registration Rights Agreement duly executed by Novus and the Novus Initial Stockholders party thereto.

(g)            Sponsor Restricted Stock Agreement. The Novus Initial Stockholders shall have delivered the Sponsor Restricted Stock Agreement duly executed by Novus and the Novus Initial Stockholders party thereto.

(h)            Trust Fund. Novus shall have made all necessary and appropriate arrangements with the Trustee to have all of the Trust Funds disbursed to Novus immediately prior to the Effective Time, and all such funds released from the Trust Account shall be available to Novus in respect of all or a portion of the payment obligations set forth in Section 7.14 and the payment of Novus’s fees and expenses incurred in connection with this Agreement and the Transactions.

Section 8.04   Frustration of Conditions. None of Novus, Merger Sub or the Company may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such party’s failure to act in good faith or to take such actions as may be necessary to cause the conditions of the other party to be satisfied, as required by Section 7.10.

Article IX.

TERMINATION, AMENDMENT AND WAIVER

Section 9.01   Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company or Novus, as follows:

(a)            by mutual written consent of Novus and the Company; or

(b)            by either Novus or the Company if the Effective Time shall not have occurred prior to the date that is 180 days after the date hereof (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date; and provided, further, that in the event that any Law is enacted after the date hereof extending the applicable waiting period under the HSR Act, the Outside Date shall automatically be extended by the length of any such extension; or

(c)            by either Novus or the Company if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions, the Merger; or

(d)            by either Novus or the Company if any of the Novus Proposals shall fail to receive the requisite vote for approval at the Novus Stockholders’ Meeting; or

(e)            by Novus if the Company shall have failed to obtain the Company Stockholder Approval within ten (10) days after the Registration Statement becomes effective; or

(f)             by Novus upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 8.02a) and 8.02b) would not be satisfied (“Terminating Company Breach”); provided that Novus has not waived such Terminating Company Breach and Novus and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided further that, if such Terminating Company Breach is curable by the Company, Novus may not terminate this Agreement under this Section 9.01(f) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by Novus to the Company; or

(g)            by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Novus or Merger Sub set forth in this Agreement, or if any representation or warranty of Novus or Merger Sub shall have become untrue, in either case such that the conditions set forth in Sections 8.03a) and 8.03b) would not be satisfied (“Terminating Novus Breach”); provided that the Company has not waived such Terminating Novus Breach and the Company is not then in material breach of its representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating Novus Breach is curable by Novus and Merger Sub, the Company may not terminate this Agreement under this Section 9.01(g) for so long as Novus and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to Novus.

Section 9.02                    Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except as set forth in Section 7.04 Section 7.04(b), Section 7.11, this Section 9.02, Section 9.03, Article X (collectively, the “Surviving Provisions”), and any corresponding definitions set forth in Article I and any other Section or Article of this Agreement referenced in such Surviving Provisions, or in the case of termination subsequent to a willful material breach of this Agreement by a party hereto. The Surviving Provisions and the Confidentiality Agreement shall in each case survive any termination of this Agreement.

Section 9.03                    Expenses. Except as set forth in this Section 9.03 or elsewhere in this Agreement, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger or any other Transaction is consummated. For avoidance of doubt, the filing and registration fees contemplated by Section 7.01, the listing fees contemplated by Section 7.12 and the filing fees and expenses contemplated by Section 7.13 shall be paid one half by each of the parties hereto; provided, that each party further acknowledges that such party shall be responsible for the fees and expenses payable by such party to its respective Representatives with respect to such matters.

Section 9.04                    Amendment. This Agreement may be amended in writing by the parties hereto at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 9.05                    Waiver. At any time prior to the Effective Time, (i) Novus may (a) extend the time for the performance of any obligation or other act of the Company, (b) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (c) waive compliance with any agreement of the Company or any condition to its own obligations contained herein and (ii) the Company may (a) extend the time for the performance of any obligation or other act of Novus or Merger Sub, (b) waive any inaccuracy in the representations and warranties of Novus or Merger Sub contained herein or in any document delivered by Novus and/or Merger pursuant hereto and (c) waive compliance with any agreement of Novus or Merger Sub or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Article X.

GENERAL PROVISIONS

Section 10.01                   Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

if to Novus or Merger Sub:

Novus Capital Corporation

8556 Oakmont Lane

Indianapolis, IN 4626

Attention: Robert J. Laikin, Chairman and Larry M. Paulson, President & CEO

Email: robertjlaikin@gmail.com, larrympaulson@gmail.com

with a copy to:

Blank Rome LLP

1271 Avenue of the Americas

New York, NY 10019

Attention: Robert J. Mittman and Kathleen Cunningham

Email: rmittman@blankrome.com; kcunningham@blankrome.com

if to the Company:

AppHarvest, Inc.

401 W. Main Street, Suite 321

Lexington, KT 40507

Attention: Jonathan Webb, CEO

Email: Jonathan@appharvest.com

with a copy to:

Cooley LLP

1299 Pennsylvania Avenue, NW, Suite 700

Washington, DC 20004

Attention: Derek O. Colla and David I. Silverman

Email: dcolla@cooley.com; dsilverman@cooley.com

Section 10.02                   Nonsurvival of Representations, Warranties and Covenants

. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article X and any corresponding definitions set forth in Article I.

Section 10.03                   Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 10.04                   Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Section 7.04(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party without the prior express written consent of the other parties hereto.

Section 10.05                   Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.08 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

Section 10.06                   Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.07                   Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.07.

Section 10.08                   Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.09                   Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.10                   Specific Performance.

(a)            The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement, including the right of a party to cause the other parties to consummate the Transactions. It is agreed that the parties are entitled to enforce specifically the performance of terms and provisions of this Agreement, without proof of actual damages (and each such party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. Such Action shall be brought in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to any applicable Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. Each of the parties hereby further waives any defense in any action for specific performance that a remedy at law would be adequate.

(b)            The parties further agree that the Company would suffer irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties to the Subscription Agreements do not perform their obligations under the provisions of such Subscription Agreements (including failing to take such actions as are required of them thereunder to consummate the Private Placement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (i) if the parties to the Subscription Agreements do not perform their obligations under the provisions of the Subscription Agreements, then (1) the Company shall have the right to either (at the Company’s election) (I) on behalf of Novus, seek an injunction, specific performance, or other equitable relief, to prevent breaches of such Subscription Agreements and to enforce specifically the terms and provisions thereof, without proof of damages or (II) seek an injunction, specific performance, or other equitable relief, to cause Novus to prevent breaches of the Subscription Agreements and to cause Novus to enforce specifically the terms and provisions thereof, without proof of damages, in each case of the foregoing clauses (I) and (II), prior to the valid termination of this Agreement in accordance with Section 9.01, this being in addition to any other remedy to which it is entitled under this Agreement, and (2) Novus shall not object or otherwise oppose any Action pursuant to which the Company is exercising its rights pursuant to the foregoing clause (1), and (ii) the right of specific enforcement is an integral part of the Transactions and without that right, none of the parties would have entered into this Agreement.

(c)            Notwithstanding anything to the contrary in this Agreement, if prior to the Outside Date any party initiates an Action to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, then the Outside Date will be automatically extended by: (A) the amount of time during which such Action is pending plus 20 Business Days; or (B) such other time period established by the court presiding over such Action.

Section 10.11                   No Recourse. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the persons that are expressly identified as parties in the preamble to this Agreement (the “Contracting Parties”) except as set forth in this Section 10.11. No person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, attorney, Representative or assignee of, and any financial advisor or lender to, any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, affiliate, agent, attorney, Representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach, except with respect to actual and intentional common law fraud under the laws of the State of Delaware (“Fraud”) against the person who committed such willful misconduct or Fraud, and, to the maximum extent permitted by applicable Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates.

[Signature Page Follows.]

IN WITNESS WHEREOF, Novus, Merger Sub, and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

NOVUS CAPITAL CORPORATION

By	/s/ Larry M. Paulson
Name:	Larry M. Paulson
Title:	Chief Executive Officer

ORGA, INC.

By	/s/ Larry M. Paulson
Name:	Larry M. Paulson
Title:	President

APPHARVEST, INC.

By	/s/ Jonathan Webb
Name:	Jonathan Webb
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement and Plan of Reorganization]

Exhibit A

Form of Stockholder Rights Agreement

[Attached]

Execution

STOCKHOLDERS RIGHTS AGREEMENT

This STOCKHOLDERS RIGHTS AGREEMENT (this “Agreement”), dated as of [___], 2020, is entered into by and among Novus Capital Corporation, a Delaware corporation (the “Company”), and each of the stockholders of the Company or AppHarvest, Inc., a Delaware public benefit corporation (“AppHarvest”), whose name appears on the signature pages hereto (each a “Stockholder,” and collectively, the “Stockholders”). Each capitalized term used but not defined herein shall have the meaning ascribed to such term in the Business Combination Agreement and Plan of Reorganization by and among the Company, ORGA, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”) and AppHarvest, dated as of September 28, 2020 (as amended, restated, supplemented, modified or waived from time to time in accordance with its terms, the “BCA”).

WHEREAS, pursuant to the BCA, Merger Sub will be merged with and into AppHarvest (the “Merger”), with AppHarvest surviving the Merger as a wholly owned subsidiary of the Company;

WHEREAS, prior to the closing of the Merger, the Company will hold a meeting of the Company’s stockholders to consider, among other things, (1) the approval and adoption of the BCA and the Merger, (2) the approval of the issuance of Novus Common Stock as contemplated by the BCA and the Subscription Agreements, (3) the approval and adoption of the second amended and restated Novus Certificate of Incorporation as set forth on Exhibit G to the BCA, including the conversion of Novus into a public benefit corporation contemplated thereby, (4) the approval and adoption of an equity incentive plan, in accordance with the BCA, (5) the approval and adoption of an employee stock purchase plan, in accordance with the BCA, and (6) any other proposals the Company and AppHarvest deem necessary to effectuate the Transactions (the “Novus Proposals”); and

WHEREAS, in connection with the consummation of the Merger pursuant to the BCA, the Stockholders and the Company have entered into this Agreement to set forth certain understandings among such parties, including with respect to certain governance and voting matters.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Article I

GOVERNANCE AND VOTING MATTERS

Section 1.1              Board and Committees.

(a)            Subject to the approval of the Novus Proposals and the consummation of the Merger, the Company will take all necessary action (to the extent permitted by applicable law and to the extent such action is consistent with the fiduciary duties of the Board under Delaware law) to cause the following to occur immediately after the effective time of the Merger:

(i)              The Board to consist of ten directors (each, a “Director”), including Jonathan Webb, Kiran Bhatraju, Martha Stewart, Anna Mason, J.D. Vance, Jeffrey Ubben, David Lee, David Chen, Greg Couch, and Robert Laikin;

(ii)             The audit committee of the Board to consist of three directors, including David Lee, as chair, Greg Couch, and J.D. Vance;

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(iii)            The compensation committee of the Board to consist of three directors, including Kiran Bhatraju, as chair, Martha Stewart, and Anna Mason; and

(iv)            The nominating and governance committee of the Board to consist of three directors, including Jeffrey Ubben, as chair, David Chen, and Robert Laikin.

(b)            After the Closing, the Company will take all necessary action (to the extent permitted by applicable law and to the extent such action is consistent with the fiduciary duties of the Board under Delaware law) to (i) cause the Board to nominate and recommend for election to the Board at the Company’s annual meeting of stockholders in 2021 (the “First Annual Meeting”) each of the above-mentioned individuals (the “Nominees”), each to serve until their successors are duly elected and qualified, and (ii) cause each applicable Nominee to be included in the proxy statement prepared by management of the Company in connection with the Company’s soliciting proxies or consents in favor of the foregoing for the First Annual Meeting, and at every adjournment or postponement thereof, and on every action or approval by written resolution of the stockholders of the Company or the Board with respect to the election of members of the Board at the First Annual Meeting.

(c)            If a Nominee is not elected because of such Nominee’s death, disability, disqualification, withdrawal as a nominee or for any other reason, the Stockholders holding a majority of the shares of Novus Common Stock shall be entitled to designate promptly another Nominee and the Stockholders and the Company shall take all necessary and desirable actions within its control such that the director position for which such Nominee was nominated shall not be filled pending such designation or the size of the Board shall be increased by one and such vacancy shall be filled with such successor Nominee within ten days of such designation. Notwithstanding anything to the contrary, the director position for which such Nominee was nominated shall not be filled pending such designation and appointment, unless the Stockholders fail to designate such Nominee for more than 30 days, after which the Company may appoint an interim successor nominee who may serve as a director if duly elected until the Stockholders make such designation. The Stockholders shall not be obligated to designate all (or any) of the directors they are entitled to designate pursuant to this Agreement but the failure to do so shall not constitute a waiver of their rights hereunder.

(d)            The Company shall (i) purchase directors’ and officers’ liability insurance in an amount and pursuant to terms determined by the Board to be reasonable and customary and (ii) for so long as any Director to the Board nominated pursuant to the terms of this Agreement serves as a Director of the Company, maintain such coverage with respect to such Directors.

Section 1.2              Voting. Subject to the approval of the Novus Proposals and the consummation of the Merger, the Stockholders shall vote, or provide a written consent or proxy with respect to, their shares of the Novus Common Stock in favor of each of the Nominees and/or other person who has been recommended by the Board for such appointment or nomination in accordance with Section 1.1(c) at the First Annual Meeting and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company or the Board with respect to the election of members of the Board with respect to the First Annual Meeting.

Section 1.3              Restrictions on Other Agreements. The Stockholders shall not, directly or indirectly, grant any proxy or enter into or agree to be bound by any voting trust, agreement or arrangement of any kind with respect to their shares of Common Stock if and to the extent the terms thereof conflict with the provisions of this Agreement (whether or not such proxy, voting trust, agreement or agreements are with other holders of shares of Common Stock that are not parties to this Agreement or otherwise).

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Article II

TERMINATION

Section 2.1              Termination. This Agreement shall terminate after the First Annual Meeting.

Article III

MISCELLANEOUS

Section 3.1              Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be personally delivered, sent by nationally recognized overnight courier, mailed by registered or certified mail or be sent by facsimile or electronic mail to such party at the address set forth below (or such other address as shall be specified by like notice). Notices will be deemed to have been duly given hereunder if (i) personally delivered, when received, (ii) sent by nationally recognized overnight courier, one business day after deposit with the nationally recognized overnight courier, (iii) mailed by registered or certified mail, when received, and (iv) sent by facsimile or electronic mail, on the date sent so long as such communication is transmitted before 5:00 p.m. in the time zone of the receiving party on a business day, otherwise, on the next business day.

(a)            If to the Company prior to the closing of the Merger, to:

Novus Capital Corporation

8556 Oakmont Lane

Indianapolis, IN 4626

Attention: Robert J. Laikin, Chairman and Larry M. Paulson, President & CEO

Email: robertjlaikin@gmail.com, larrympaulson@gmail.com

with a copy to:

Blank Rome LLP

1271 Avenue of the Americas

New York, NY 10020

Attention: Robert J. Mittman and Kathleen Cunningham

Email: rmittman@blankrome.com; kcunningham@blankrome.com

(b)            If to the Company after the closing of the Merger, to:

AppHarvest, Inc.

401 W. Main Street, Suite 321

Lexington, KY 40507

Attention: Jonathan Webb

Email: Jonathan@appharvest.com

with a copy to:

Cooley LLP

1299 Pennsylvania Avenue, NW, Suite 700

Washington, DC 20004

Attention: Derek O. Colla and David I. Silverman

Email: dcolla@cooley.com; dsilverman@cooley.com

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(c)            If to the Stockholders, to the addresses set forth on the signature pages hereto.

Section 3.2              Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 3.3              Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall be considered one and the same agreement.

Section 3.4              Entire Agreement; No Third Party Beneficiaries. This Agreement (a) constitutes the entire agreement and supersedes all other prior agreements, both written and oral, among the parties hereto with respect to the subject matter hereof and (b) is not intended to confer upon any person, other than the parties hereto, any rights or remedies hereunder.

Section 3.5              Further Assurances. Each party hereto shall execute, deliver, acknowledge and file such other documents and take such further actions as may be reasonably requested from time to time by the other parties hereto to give effect to and carry out the transactions contemplated herein.

Section 3.6              Governing Law; Equitable Remedies. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE (WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF). The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions and other equitable remedies to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any of the Selected Courts (as defined below), this being in addition to any other remedy to which they are entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to such remedy are hereby waived by each of the parties hereto. Each party hereto further agrees that, in the event of any action for an injunction or other equitable remedy in respect of such breach or enforcement of specific performance, it will not assert the defense that a remedy at law would be adequate.

Section 3.7              Consent To Jurisdiction. With respect to any suit, action or proceeding (“Proceeding”) arising out of or relating to this Agreement, each of the parties hereto hereby irrevocably (a) submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and the United States District Court for the District of Delaware and the appellate courts therefrom (the “Selected Courts”) and waives any objection to venue being laid in the Selected Courts whether based on the grounds of forum non conveniens or otherwise and hereby agrees not to commence any such Proceeding other than before one of the Selected Courts; provided, however, that a party may commence any Proceeding in a court other than a Selected Court solely for the purpose of enforcing an order or judgment issued by one of the Selected Courts; (b) consents to service of process in any Proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to their respective addresses referred to in Section 3.1 hereof; provided, however, that nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law; and (c) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW, WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT AND TO HAVE ALL MATTERS RELATING TO THIS AGREEMENT BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

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Section 3.8              Amendments; Waivers.

(a)            No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed (i) in the case of an amendment, by each of the parties hereto, and (ii) in the case of a waiver, by each of the parties against whom the waiver is to be effective.

(b)            No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 3.9              Assignment. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned or delegated by any of the parties hereto without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

Section 3.10            No Recourse. This Agreement may only be enforced against, and any claims or cause of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto, and no past, present or future affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY:

NOVUS CAPITAL CORPORATION

By:
Name:
Title:

[Signature Page to Stockholders Rights Agreement]

STOCKHOLDERS:

[___]

By:
Name: [___]
Title: [___]

Address: [___]

[Signature Page to Stockholders Rights Agreement]

Exhibit B

Form of Amended and Restated Registration Rights Agreement

[Attached]

[Signature Page to Stockholders Rights Agreement]

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is made and entered into as of [ ], 2020 (the “Effective Date”) by and among Novus Capital Corporation, a Delaware corporation (the “Company”) and the parties listed on Schedule A hereto (each, a “Holder” and collectively, the “Holders”). Any capitalized term used but not defined herein will have the meaning ascribed to such term in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, the Company, ORGA, Inc., a Delaware corporation and AppHarvest, Inc., a Delaware public benefit corporation (“AppHarvest”) are party to that certain Business Combination Agreement and Plan of Reorganization dated as of [●], 2020 (the “Business Combination Agreement”), pursuant to which, on the Effective Date, Merger Sub will merge (the “Merger”) with and into AppHarvest, with AppHarvest surviving the Merger as a wholly owned subsidiary of the Company;

WHEREAS, the Company and certain of the Holders designated as Original Holders on Schedule A hereto (the “Original Holders”) are parties to that certain Registration Rights Agreement, dated as of May 19, 2020 (the “Prior Agreement”);

WHEREAS, certain of the Holders currently hold an aggregate of [___] shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”);

WHEREAS, certain of the Holders designated as New Holders on Schedule A hereto (the “New Holders”) are receiving shares of Common Stock (the “Business Combination Shares”) on or about the date hereof, pursuant to the Business Combination Agreement; and

WHEREAS, the parties to the Prior Agreement desire to terminate the Prior Agreement and to provide for certain rights and obligations included herein and to include the recipients of the Business Combination Shares identified herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1      Definitions. For purposes of this Agreement, the following terms and variations thereof have the meanings set forth below:

“Agreement” shall have the meaning given in the Preamble.

“Board” shall mean the Board of Directors of the Company.

“Business Combination” shall mean any merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses, involving the Company.

“Business Combination Shares” shall have the meaning given in the Recitals hereto.

“Business Day” means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Commission” shall mean the Securities and Exchange Commission.

[Signature Page to Stockholders Rights Agreement]

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble.

“Demand Registration” shall have the meaning given in subsection 2.1.1.

“Demand Requesting Holder” shall have the meaning given in subsection 2.1.1.

“Demanding Holders” shall have the meaning given in subsection 2.1.1.

“Effectiveness Deadline” shall have the meaning given in subsection 2.3.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form S-1” means a Registration Statement on Form S-1.

“Form S-3” shall have the meaning given in subsection 2.1.1.

“Holders” shall have the meaning given in the Preamble.

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus in the light of the circumstances under which they were made not misleading.

“New Holders” shall have the meaning given in the Recitals hereto.

“New Registration Statement” shall have the meaning given in subsection 2.3.4.

“Original Holders” shall have the meaning given in the Recitals hereto.

“Piggyback Registration” shall have the meaning given in subsection 2.3.1.

“Prior Agreement” shall have the meaning given in the Recitals hereto.

“Private Warrants” means Warrants of the Company purchased by certain of the Original Holders at the time of the Company’s initial public offering.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security”, “Registrable Securities” shall mean (a) any outstanding share of Common Stock or any other equity security (including the shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by an Original Holder as of the date of this Agreement, (b) the Business Combination Shares held by the New Holders as of the date of this Agreement, (c) the Private Warrants and any shares of Common Stock issuable upon the exercise thereof, (d) any shares of Common Stock issuable upon conversion of Company Interim Period Convertible Notes (as defined in the Business Combination Agreement), and (e) any other equity security of the Company issued or issuable with respect to any such share of Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but with no volume or other restrictions, limitations or conditions); or (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Stock is then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company, including the cost of rendering any opinion or negative assurance letter;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration, including the cost of rendering any comfort letter;

(F) reasonable fees and expenses of one (1) legal counsel for all holders of registrable securities to be registered for offer and sale in the applicable Registration, selected by (i) holders of the majority-in-interest of the Demanding Holders initiating a Demand Registration, (ii) holders of the majority-in-interest of Holders of all Registrable Securities included in a Company-initiated Piggyback Registration, or (iii) Robert J. Laikin and Larry M. Paulson in the case of a Resale Shelf Registration Statement; provided, however, that such reimbursable fees and expenses shall not exceed $50,000 per Registration Statement; and

(G) reasonable fees and disbursements of any special experts retained by the Company in connection with the Registration.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Resale Shelf Registration Statement” shall have the meaning given in subsection 2.3.1.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“SEC Guidance” shall have the meaning given in subsection 2.3.4.

“Sponsor Restricted Stock Agreement” shall mean that certain Sponsor Restricted Stock Agreement, by and among the Company, the stockholders of the Company identified therein and AppHarvest, dated as of [●], 2020.

“Suspension Event” shall have the meaning given in Section 3.4.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

ARTICLE II

REGISTRATION

Section 2.1      Demand Registration.

2.1.1            Request for Registration.  Subject to the provisions of subsection 2.1.4 and Section 2.4 hereof, at any time and from time to time on or after the date that is 90 days prior to the expiration of the lock-up provisions set forth in the Lock-up Agreement between the Company and the New Holders being entered into as of the Effective Date, New Holders holding at least a majority in interest of the then-outstanding number of Registrable Securities held by all New Holders (such New Holders, the “Demanding Holders”), may make a written demand for Registration of all or part of their Registrable Securities on Form S-3 (“Form S-3”) (or, if Form S-3 is not available to be used by the Company at such time, on Form S-1 or another appropriate form permitting Registration of such Registrable Securities for resale by such Demanding Holders), which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”).  The Company shall, within ten (10) days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Demand Requesting Holder”) shall so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company.  Upon receipt by the Company of any such written notification from a Demand Requesting Holder(s) to the Company, such Demand Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall effect, as soon thereafter as practicable, but not more than forty five (45) days immediately after the Company’s receipt of the Demand Registration, the Registration of all Registrable Securities requested by the Demanding Holders and Demand Requesting Holders pursuant to such Demand Registration.  Under no circumstances shall the Company be obligated to effect more than an aggregate of three (3) Registrations pursuant to a Demand Registration under this subsection 2.1.1.

2.1.2            Effective Registration.  Notwithstanding the provisions of subsection 2.1.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days, of such election; provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.

2.1.3            Underwritten Offering.  Subject to the provisions of subsection 2.1.4 and Section 2.4 hereof, if a majority-in-interest of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Demand Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein.  All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.1.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Demanding Holders initiating the Demand Registration.

2.1.4            Reduction of Underwritten Offering.  If the managing Underwriter or Underwriters in an Underwritten Registration pursuant to a Demand Registration, in good faith, advises the Company, the Demanding Holders and the Demand Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Demand Requesting Holders (if any) desire to sell, taken together with all other Common Stock or other equity securities that the Company desires to sell and the Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Demand Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Demand Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Demand Requesting Holders have requested be included in such Underwritten Registration) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.1.5            Demand Registration Withdrawal.  A majority-in-interest of the New Holders, in the case of a Registration under subsection 2.1.1 initiated by the New Holders, or a majority-in-interest of the Demand Requesting Holders (if any), pursuant to a Registration under subsection 2.2.1, shall have the right to withdraw from a Registration pursuant to such Demand Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration.  If a majority-in-interest of the Demanding Holders initiating a Demand Registration or a majority-in-interest of the Demand Requesting Holders (if any), withdraws from a proposed offering pursuant to this Section 2.1.5, then such registration shall not count as a Demand Registration provided for in Section 2.1. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration prior to its withdrawal under this subsection 2.1.5.

Section 2.2      Piggyback Registration.

2.2.1            Piggyback Rights.  If, at any time on or after the date hereof, the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, pursuant to Section 2.1 hereof), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan, or (v) filed pursuant to Section 2.3 hereof, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities then outstanding as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration a “Piggyback Registration”).  The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof.  All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.2.2        Reduction of Piggyback Registration.  If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock that the Company desires to sell, taken together with (i) the shares of Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(i)            If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, pro rata, based on the respective number of Registrable Securities that each Holder has so requested, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities; and

(ii)           If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1, pro rata based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Registration, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.2.3        Piggyback Registration Withdrawal.  Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration.  The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement.  Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.

2.2.4            Unlimited Piggyback Registration Rights.  For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof.

Section 2.3      Resale Shelf Registration Rights

2.3.1            Registration Statement on Form S-3 Covering Resale of Registrable Securities. The Company shall prepare and file or cause to be prepared and filed with the Commission, no later than thirty (30) days following the closing of the Business Combination, a Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act or any successor thereto registering the resale from time to time by Holders of all of the Registrable Securities held by Holders (the “Resale Shelf Registration Statement”). The Resale Shelf Registration Statement shall be on Form S-3 (or if Form S-3 is not available to be used by the Company at such time, on Form S-1 or another appropriate form permitting Registration of such Registrable Securities for resale). The Company shall use commercially reasonable efforts to cause the Resale Shelf Registration Statement to be declared effective as soon as practicable after filing, but no later than the earlier of (i) the 60th calendar day (or 120th calendar day if the Commission notifies the Company that it will “review” the Registration Statement) following the closing of the Business Combination and (ii) ten (10) Business Days after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Resale Shelf Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Deadline”). Once effective, the Company shall use commercially reasonable efforts to keep the Resale Shelf Registration Statement continuously effective and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, to ensure that another Registration Statement is available, under the Securities Act at all times until all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement or have ceased to be Registrable Securities. The Registration Statement filed with the Commission pursuant to this subsection 2.3.1 shall contain a prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statement (subject to the restrictions provided in the Sponsor Restricted Stock Agreement and the Lock-up Agreement between the Company and the New Holders, each being entered into as of the date hereof), and shall provide that such Registrable Securities may be sold pursuant to any method or combination of methods legally available to, and requested by, the Holders. If the Resale Shelf Registration Statement is filed on Form S-1, then promptly following the date upon which the Company becomes eligible to use a Registration Statement on Form S-3, the Company shall file a post-effective amendment on Form S-3 to the Resale Shelf Registration Statement (an “S-3 Conversion”). Notwithstanding anything to the contrary in this Agreement, the Holders shall not be entitled to reimbursement from the Company of Registration Expenses set forth in clause (F) of the definition of “Registration Expenses” related to an S-3 Conversion.

2.3.2            Notification and Distribution of Materials. The Company shall notify the Holders in writing of the effectiveness of the Resale Shelf Registration Statement as soon as practicable, and in any event within one (1) Business Day after the Resale Shelf Registration Statement becomes effective, and shall furnish to them, without charge, such number of copies of the Resale Shelf Registration Statement (including any amendments, supplements and exhibits), the Prospectus contained therein (including each preliminary prospectus and all related amendments and supplements) and any documents incorporated by reference in the Resale Shelf Registration Statement or such other documents as the Holders may reasonably request in order to facilitate the sale of the Registrable Securities in the manner described in the Resale Shelf Registration Statement.

2.3.3            Amendments and Supplements. Subject to the provisions of Section 2.3.1 above, the Company shall promptly prepare and file with the Commission from time to time such amendments and supplements to the Resale Shelf Registration Statement and Prospectus used in connection therewith as may be necessary to keep the Resale Shelf Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all the Registrable Securities. If any Resale Shelf Registration Statement filed pursuant to Section 2.3.1 is filed on Form S-3 and thereafter the Company becomes ineligible to use Form S-3 for secondary sales, the Company shall promptly notify the Holders of such ineligibility and use its best efforts to file a shelf registration on an appropriate form as promptly as practicable to replace the shelf registration statement on Form S-3 and have the such replacement Resale Shelf Registration Statement declared effective as promptly as practicable and to cause such replacement Resale Shelf Registration Statement to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Resale Shelf Registration Statement is available or, if not available, that another Resale Shelf Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities; provided, however, that at any time the Company once again becomes eligible to use Form S-3, the Company shall cause such replacement Resale Shelf Registration Statement to be amended, or shall file a new replacement Resale Shelf Registration Statement, such that the Resale Shelf Registration Statement is once again on Form S-3.

2.3.4            Notwithstanding the registration obligations set forth in this Section 2.3, in the event the Commission informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (i) inform each of the holders thereof and use its reasonable best efforts to file amendments to the Resale Shelf Registration Statement as required by the Commission and/or (ii) withdraw the Resale Shelf Registration Statement and file a new registration statement (a “New Registration Statement”), on Form S-3, or if Form S-3 is not then available to the Company for such registration statement, on such other form available to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, the Company shall use its reasonable best efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff (the “SEC Guidance”), including without limitation, the Manual of Publicly Available Telephone Interpretations D.29. Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Company used diligent efforts to advocate with the Commission for the registration of all or a greater number of Registrable Securities), unless otherwise directed in writing by a Holder as to its Registrable Securities, the number of Registrable Securities to be registered on such Registration Statement will be reduced in order to include first, the number of shares of Common Stock included in the Resale Shelf Registration Statement that are held by PIPE Investors (as defined in the Business Combination Agreement) and the number of shares of Common Stock included in the Resale Shelf Registration Statement that were issued upon conversion of Company Interim Period Convertible Notes (as defined in the Business Combination Agreement), and second, the Registrable Securities under this Agreement other than the shares issued upon conversion of Company Interim Period Convertible Notes, on a pro rata basis based on the total number of Registrable Securities held by the Holders, subject to a determination by the Commission that certain Holders must be reduced first based on the number of Registrable Securities held by such Holders. In the event the Company amends the Resale Shelf Registration Statement or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, the Company will use its reasonable best efforts to file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on Form S-3 or such other form available to register for resale those Registrable Securities that were not registered for resale on the Resale Shelf Registration Statement, as amended, or the New Registration Statement.

2.3.5            Registrations effected pursuant to this Section 2.3 shall not be counted as Demand Registrations effected pursuant to Section 2.2.

Section 2.4      Restrictions on Registration Rights. If (A) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.1.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Registration would be materially detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be materially detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement.  In such event, the Company shall have the right to defer a filing pursuant to Section 2.1 for a period of not more than thirty (30) days; provided, however, that the Company shall not defer its obligation in this manner more than once in any 12 month period.

ARTICLE III
COMPANY PROCEDURES

Section 3.1      General Procedures. If at any time on or after the Effective Time the Company is required to effect the Registration of Registrable Securities, the Company shall use its best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1            prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2            prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the Holders or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3            prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4            prior to any public offering of Registrable Securities, use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5            cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6            provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7            advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8          advise each Holder of Registrable Securities covered by such Registration Statement, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any Prospectus forming a part of such registration statement has been filed;

3.1.9            at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities or its counsel;

3.1.10          notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.11          permit a representative of the Holders, the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.12          obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to such managing Underwriter;

3.1.13          on the date the Registrable Securities are delivered for sale pursuant to an Underwritten Registration, obtain an opinion and negative assurance letter, each dated such date, of counsel representing the Company for the purposes of such Underwritten Registration, addressed to the Underwriters covering such legal matters with respect to the Underwritten Registration in respect of which such opinion is being given as the managing Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to such managing Underwriter;

3.1.14          in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.15          make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.16          if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $50,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.17          otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

Section 3.2      Registration Expenses. Except as provided in Section 2.3.1 with respect to an S-3 Conversion, the Registration Expenses of all Registrations shall be borne by the Company.  It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

Section 3.3      Requirements for Participation in Underwritten Offerings.  No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

Section 3.4      Suspension of Sales.  Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed. Notwithstanding anything to the contrary in this Agreement, the Company shall be entitled to delay or postpone the effectiveness of a Registration Statement, and from time to time to require the Holders not to sell under a Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event the Board reasonably believes, upon the advice of legal counsel, would require additional disclosure by the Company in the Registration Statement of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Board, upon the advice of legal counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that the Company may not delay or suspend a Registration Statement on more than two occasions or for more than sixty (60) consecutive calendar days, or more than ninety (90) total calendar days, in each case during any twelve-month period. Upon receipt of any written notice from the Company of the happening of any Suspension Event during the period that a Registration Statement is effective or if as a result of a Suspension Event a Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, the Holders agrees that (i) they will immediately discontinue offers and sales of the Shares under such Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until the Holders receive copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (ii) they will maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by law or subpoena. If so directed by the Company, the Holders will deliver to the Company or, in each Holder’s sole discretion destroy, all copies of the prospectus covering the Shares in such Holder’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Shares shall not apply (i) to the extent the Holder is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.

Section 3.5      Reporting Obligations.  As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings.  The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions.  Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

Section 3.6      Limitations on Registration Rights. From and after the date of this Agreement, other than the registration rights granted in subscription agreements with the PIPE Investors (as defined in the Business Combination Agreement) and the Company Interim Period Convertible Notes (as defined in the Business Combination Agreement), the Company shall not, without the prior written consent of holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would provide to such holder registration rights on a basis more favorable than the registration rights granted to the Holders herein.

ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION

Section 4.1      Indemnification

4.1.1           The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and agents and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein.  The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2            In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement.  The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3            Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party.  If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld).  An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim.  No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4            The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities.  The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5            If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations.  The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability.  The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding.  The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V
GENERAL PROVISIONS

Section 5.1            Entire Agreement. This Agreement (including Schedule A hereto) constitutes the entire understanding and agreement between the parties as to the matters covered herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect thereto.

Section 5.2           Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) upon transmission, if sent by facsimile or electronic transmission (in each case with receipt verified by electronic confirmation), or (c) one (1) Business Day after being sent by courier or express delivery service, specifying next day delivery, with proof of receipt. The addresses, email addresses and facsimile numbers for such notices and communications are those set forth on the signature pages hereof, or such other address, email address or facsimile numbers as may be designated in writing hereafter, in the same manner, by any such person.

Section 5.3           Assignment; No Third-Party Beneficiaries. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. This Agreement and the rights, duties and obligations of the Holders of Registrable Securities hereunder may be freely assigned or delegated by such Holder of Registrable Securities in conjunction with and to the extent of any transfer of Registrable Securities by any such Holder. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and the permitted assigns of the applicable holder of Registrable Securities or of any assignee of the applicable holder of Registrable Securities. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Article 4 and this Section 5.3. No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement).

Section 5.4           Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart and such counterparts may be delivered by the parties hereto via facsimile or electronic transmission.

Section 5.5           Amendment; Waiver. This Agreement may be amended or modified, and any provision hereof may be waived, in whole or in part, at any time pursuant to an agreement in writing executed by (i)  the Company, (ii) holders of a majority of the Registrable Securities held by the Original Holders at such time, and (iii) holders of a majority of the Registrable Securities held by the New Holders at such time; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that materially and adversely affects one Holder, solely in his, her or its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. In the event that the Company issues shares of Common Stock upon conversion of Company Interim Period Convertible Notes (as defined in the Business Combination Agreement), the holder(s) thereof shall become party to this Agreement solely upon execution of a counterpart signature page and shall be deemed to be New Holders for all purposes under this Agreement. Any failure by any party at any time to enforce any of the provisions of this Agreement shall not be construed a waiver of such provision or any other provisions hereof.

Section 5.6           Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.

Section 5.7           Governing Law; Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any action relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the action in any such court is brought in an inconvenient forum, (ii) the venue of such action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 5.8           Specific Performance. Each party acknowledges and agrees that the other parties hereto would be irreparably harmed and would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed by such first party in accordance with their specific terms or were otherwise breached by such first party. Accordingly, each party agrees that the other parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such parties are entitled at law or in equity.

Section 5.9          Exercise Term. The Holders may not exercise their registration rights under Article II after the seven-year anniversary of the closing of the Business Combination.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first written above.

COMPANY:

NOVUS CAPITAL CORPORATION

By:
Name:
Title:

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first written above.

HOLDER:

If Holder is an individual:

Printed Name:

Signature:

If Holder is an entity:

Entity Name:

By:
Name:
Title:

SCHEDULE A

ORIGINAL HOLDERS:

[To come – Novus Founders and EarlyBirdCapital and certain of its designees]

NEW HOLDERS:

[To come – AppHarvest Holders]

Exhibit C

Form of Lock-Up Agreement

[Attached]

[Signature Page to Stockholders Rights Agreement]

_______________, 2020

Novus Capital Corporation

8556 Oakmont Lane

Indianapolis, IN 46260

Re: Lock-Up Agreement

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in accordance with the Business Combination Agreement and Plan of Reorganization (the “BCA”) entered into by and among Novus Capital Corporation, a Delaware corporation (the “Company”), ORGA, Inc., a Delaware corporation (“Merger Sub”) and AppHarvest, Inc., a Delaware public benefit corporation (“AppHarvest”), pursuant to which, among other things, Merger Sub will be merged with and into AppHarvest on the date hereof (the “Merger”), with AppHarvest surviving the Merger as a wholly owned subsidiary of the Company.

In order to induce the Company to proceed with the Merger and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned (the “Securityholder”) hereby agrees with the Company as follows:

1.           Subject to the exceptions set forth herein, the Securityholder agrees not to, without the prior written consent of the board of directors of the Company, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, any shares of Common Stock, par value $0.0001 per share, of the Company (“Common Stock”) held by it immediately after the effective time of the Merger, any shares of Common Stock issuable upon the exercise of options to purchase shares of Common Stock held by it immediately after the effective time of the Merger, or any securities convertible into or exercisable or exchangeable for Common Stock held by it immediately after the effective time of the Merger (the “Lock-up Shares”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (the actions specified in clauses (i)-(iii), collectively, “Transfer”) until 365 days after the closing date of the Merger (the “Lock-Up Period”), subject to the early release provisions set forth in Section 3 below.

2.           The restrictions set forth in paragraph 1 shall not apply to:

(i)	in the case of an entity, (A) to another entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of the undersigned, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the undersigned or affiliates of the undersigned or who shares a common investment advisor with the undersigned or (B) as part of a distribution to members, partners or shareholders of the undersigned;

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(ii)	in the case of an individual, Transfers by gift to members of the individual’s immediate family (as defined below) or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization;

(iii)	in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of the individual;

(iv)	in the case of an individual, Transfers by operation of law or pursuant to a court order, such as a qualified domestic relations order, divorce decree or separation agreement;

(v)	in the case of an individual, Transfers to a partnership, limited liability company or other entity of which the undersigned and/or the immediate family (as defined below) of the undersigned are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(vi)	in the case of an entity that is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;

(vii)	in the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(viii)	transfers of any (A) shares of Common Stock or other securities acquired as part of the Private Placements with PIPE Investors (each as defined in the BCA) or issued in exchange for, or on conversion or exercise of, any securities issued as part of the Private Placements with PIPE Investors or (B) Company Interim Securities (as defined in the BCA) or issued in exchange for, or on conversion or exercise of, any Company Interim Securities;

(ix)	transactions relating to Common Stock or other securities convertible into or exercisable or exchangeable for Common Stock acquired in open market transactions after the effective time of the Merger, provided that no such transaction is required to be, or is, publicly announced (whether on Form 4, Form 5 or otherwise, other than a required filing on Schedule 13F, 13G or 13G/A) during the Lock-Up Period;

(x)	the exercise of stock options or warrants to purchase shares of Common Stock or the vesting of stock awards of Common Stock and any related transfer of shares of Common Stock to the Company in connection therewith (x) deemed to occur upon the “cashless” or “net” exercise of such options or warrants or (y) for the purpose of paying the exercise price of such options or warrants or for paying taxes due as a result of the exercise of such options or warrants, the vesting of such options, warrants or stock awards, or as a result of the vesting of such shares of Common Stock, it being understood that all shares of Common Stock received upon such exercise, vesting or transfer will remain subject to the restrictions of this Letter Agreement during the Lock-Up Period;

(xi)	Transfers to the Company pursuant to any contractual arrangement in effect at the effective time of the Merger that provides for the repurchase by the Company or forfeiture of Common Stock or other securities convertible into or exercisable or exchangeable for Common Stock in connection with the termination of the Securityholder’s service to the Company;

(xii)	the entry, by the Securityholder, at any time after the effective time of the Merger, of any trading plan providing for the sale of shares of Common Stock by the Securityholder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act, provided, however, that such plan does not provide for, or permit, the sale of any shares of Common Stock during the Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up Period;

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(xiii)	transactions in the event of completion of a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s securityholders having the right to exchange their shares of Common Stock for cash, securities or other property; and

(xiv)	transactions to satisfy any U.S. federal, state, or local income tax obligations of the Securityholder (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the BCA was executed by the parties, and such change prevents the Merger from qualifying as a “reorganization” pursuant to Section 368 of the Code (and the Merger does not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), in each case solely and to the extent necessary to cover any tax liability as a direct result of the transaction.

provided, however, that (A) in the case of clauses (i) through (vii), these permitted transferees must enter into a written agreement, in substantially the form of this Letter Agreement (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the Securityholder and not to the immediate family of the transferee), agreeing to be bound by these Transfer restrictions. For purposes of this paragraph, “immediate family” shall mean a spouse, domestic partner, child (including by adoption), father, mother, brother or sister of the undersigned, and lineal descendant (including by adoption) of the undersigned or of any of the foregoing persons; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended[; and

provided, further, that with respect to the Securityholder, the Lock-up Shares shall only include those shares of Common Stock that were purchased or acquired by the Securityholder as part of the initial 2,500,000 founders shares of the Company, the number of which is set forth on the signature page hereto.]

3.           With respect to 50% of the Lock-up Shares (half of which may be Restricted Shares, as defined in the Sponsor Restricted Stock Agreement by and among the Company, stockholders of the Company identified therein and AppHarvest) (the “Early Release Shares”), the Lock-Up Period shall terminate upon the earlier of (i) 365 days after the closing date of the Merger or (ii) the day after the date on which the closing price of the Common Stock equals or exceeds $12.50 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 180 days after the closing date of the Merger. With respect to the shares held by the undersigned that are not Early Release Shares, the Lock-Up Period shall terminate upon the earlier of (i) 365 days after the closing date of the Merger or (ii) the closing of a sale, merger, liquidation, or exchange offer transaction after the closing date of the Merger.

4.           In furtherance of the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the securities described therein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Letter Agreement.

5.           This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by the undersigned (i) Securityholder, (ii) the Company and (iii) the Board Designee of Novus listed on Exhibit H to the BCA or, if such person is not serving as a Director of the Company, Robert J. Laikin or Larry Paulson.

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6.           No party hereto may assign either this Letter Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Securityholder and each of its respective successors, heirs and assigns and permitted transferees.

7.           This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the Delaware Chancery Court, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

8.           This Letter Agreement shall terminate on the expiration of the Lock-up Period.

[remainder of page intentionally left blank]

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Very truly yours,

If stockholder is an individual:

Signature:

Print Name:

If stockholder is an entity:

Name of Stockholder:

Signature:

Name:

Title:

[Number of Lock-up Shares:	]

[Signature Page to Lock-Up Agreement]

Exhibit D

Form of Sponsor Restricted Stock Agreement

[Attached]

[Signature Page to Lock-Up Agreement]

Execution

SPONSOR RESTRICTED STOCK AGREEMENT

This RESTRICTED STOCK AGREEMENT, dated as of [•], 2020 (“Agreement”), by and among NOVUS CAPITAL CORPORATION, a Delaware corporation (“Novus”), the stockholders of Novus listed on Exhibit A hereto (the “Stockholders”) and AppHarvest, Inc., a Delaware public benefit corporation (the “Company”).

WHEREAS, Novus was formed for the purpose of completing a merger, stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities.

WHEREAS, 2,500,000 shares of common stock of Novus, par value $0.0001 per share, (“Novus Common Stock”) are held in escrow (the “Escrow Shares”) with Continental Stock Transfer & Trust Company, a New York corporation (the “Escrow Agent”), in accordance with that certain Stock Escrow Agreement, by and among Novus, the Stockholders and the Escrow Agent, dated as of May 19, 2020 (the “Escrow Agreement”).

WHEREAS, Novus, ORGA, Inc., a Delaware corporation and wholly owned subsidiary of Novus (“Merger Sub”), and the Company have entered into a business combination agreement and plan of reorganization (the “BCA”; terms used but not defined in this Agreement shall have the meanings ascribed to them in the BCA), which provides, among other things, that, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Novus.

WHEREAS, the Stockholders are entering into this Agreement as a condition of, and as a material inducement for the Company to enter into and consummate the transactions contemplated by the BCA, including the Closing of the Merger.

WHEREAS, as a condition of, and as a material inducement for the Company to enter into and consummate the transactions contemplated by the BCA, Novus and the Stockholders have entered into a Sponsor Support Agreement, dated as of September 28, 2020 (the “Support Agreement”) and are entering into a Sponsor Lock-Up Agreement, dated on or about the date hereof (the “Lock-Up Agreement”).

1.           Share Restriction. The Company, Novus and the Stockholders hereby agree that concurrently with the Closing, Novus shall instruct the Escrow Agent that the Escrow Shares shall be distributed to the Stockholders subject to potential forfeiture until vested in accordance with Section 3 and the further restrictions on transfer set forth in this Agreement the Support Agreement and the Lock-Up Agreement and cause the termination of the Escrow Agreement in accordance with its terms.

2.           Restricted Shares.

2.1          Novus and each Stockholder agrees that, concurrently with the release of the Escrow Shares, the Aggregate Number of Restricted Shares shall be subject to the restrictions set forth in this Agreement (“Restricted Shares”). The number of Restricted Shares of each Stockholder shall be determined on a pro rata basis, relative to the number of Escrow Shares owned by each Stockholder immediately prior to the Closing, such that a number of shares of Novus Common Stock held by each Stockholder equal to (i) the product of the Aggregate Number of Restricted Shares and (ii) a fraction equal to the aggregate number of Escrow Shares held by such Stockholder immediately prior to the Closing, divided by 2,500,000 as set forth on Exhibit A hereto shall be subject to the restrictions set forth in this Agreement. The Stockholders acknowledge that the Restricted Shares will be legended to reflect the transfer restrictions applicable to the Restricted Shares under this Agreement.

2.2          The aggregate number of Restricted Shares shall be calculated as follows.

(a)            Aggregate Number of Restricted Shares = the product of 1,250,000 and X.

(b)            “X” is equal to the quotient obtained by dividing A and B.

(c)            “A” is equal to the number, not less than -0-, of (i) shares of Novus Common Stock (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) redeemed pursuant to the Redemption Rights, minus (ii) 1,025,000.

(d)            “B” is equal to the number of shares Novus Common Stock outstanding immediately prior to the Effective Time.

2.3          Legends. The books and records of Novus evidencing the Restricted Shares shall be stamped or otherwise imprinted with a legend (the “Legend”) in substantially the following form:

THE SECURITIES EVIDENCED HEREIN ARE SUBJECT TO RESTRICTIONS ON TRANSFER, AND CERTAIN OTHER AGREEMENTS, SET FORTH IN THE SPONSOR RESTRICTED STOCK AGREEMENT, DATED AS OF [__________________], 2020, THE LOCK-UP AGREEMENT, DATED AS OF [__________________], 2020 AND THE SPONSOR SUPPORT AGREEMENT DATED AS OF SEPTEMBER [●], 2020, BY AND AMONG NOVUS CAPITAL CORPORATION AND THE OTHER PARTIES THERETO.

3.           Vesting of Restricted Shares.

3.1          The Restricted Shares shall be subject to the transfer restrictions set forth herein until satisfaction of the following trigger events (each, a “Triggering Event”):

(a)            50% of the Restricted Shares shall be released upon the date on which (x) the closing price of the Novus Common Stock (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) equals or exceeds $12.50 per share for any 20 trading days within a 30-trading day period commencing after the date of the closing of the Merger (the “Closing Date”) or (y) Novus consummates a sale, merger, liquidation, exchange offer, transaction after the Merger (a “Subsequent Transaction”) which results in the stockholders of Novus having the right to exchange their shares of Novus Common Stock for cash, securities or other property having a value of at least $12.50 per share (for any noncash proceeds, determined based on the valuation set forth in the definitive agreements for such transaction or, in the absence of such valuation in good faith by the board of directors of Novus), and

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(b)            the remaining 50% of the Restricted Shares shall be released upon the date on which (x) the closing price of the Novus Common Stock (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) equals or exceeds $15.00 per share for any 20 trading days within a 30-trading day period commencing after the Closing Date or (y) Novus consummates a Subsequent Transaction which results in the stockholders of Novus having the right to exchange their shares of Novus Common Stock for cash, securities or other property having a value of at least $15.00 per share (for any noncash proceeds, determined based on the valuation set forth in the definitive agreements for such transaction or, in the absence of such valuation, in good faith by the board of directors of Novus).

3.2          Notwithstanding anything to the contrary, the Stockholders hereby agree that in the event that none of the Trigger Events occur prior to the fifth (5th) anniversary of the Closing Date (such period of time during which the Restricted Shares are subject to the transfer restrictions set forth herein, the “Restricted Period”), the Restricted Shares shall be forfeited to Novus and canceled and no Stockholder shall have any rights with respect thereto.

3.3          As soon as practicable, and in any event within two (2) business days after the occurrence of a Triggering Event with respect to the applicable Restricted Shares as set forth in Section 3.1, Novus shall cause any legend reflecting the limitation of transferability, the risk of forfeiture and other restrictions under this Agreement to be removed from such vested Restricted Shares. For the avoidance of doubt, to the extent then-applicable, such shares will remain subject to the restrictions set forth in the Lock-Up Agreement.

4.            Rights of Stockholders in the Restricted Shares.

4.1          Voting Rights as a Stockholder. Subject to the terms of the Support Agreement described in Section 3.1 hereof and except as herein provided, the Stockholders shall retain all of their rights as stockholders of Novus as long as any shares are held in escrow pursuant to this Agreement, including, without limitation, the right to vote such shares.

4.2          Dividends and Other Distributions in Respect of the Escrow Shares. For as long as any shares are Restricted Shares, all dividends payable in cash with respect to such Restricted Shares shall be paid to the Stockholders, but all dividends payable in stock or other non-cash property (“Non-Cash Dividends”) (for the avoidance of doubt, excluding stock or other non-cash property issued pursuant to share splits, share capitalizations, reorganizations, recapitalizations and similar transactions) shall be set aside and not paid until the Restricted Shares have been vested and released to the Stockholder or, if the Restricted Shares are not vested and released in accordance with this Agreement, then all such distributions declared on such Restricted Shares shall be forfeited. As used herein, the term “Restricted Shares” shall be deemed to include the Non-Cash Dividends distributed thereon, if any.

3.

4.3          Restrictions on Transfer. During the Restricted Period, each Stockholder, severally and not jointly, agrees that it shall not sell, assign, transfer (including by operation of law), pledge, dispose of, permit to exist any material lien with respect to, or otherwise encumber any of the Restricted Shares or otherwise agree to do any of the foregoing, except to another stockholder of Novus that is a party to this Agreement and bound by the terms and obligations hereof, deposit any Restricted Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement or enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Restricted Shares, except to such other stockholder of Novus that is a party to this Agreement and bound by the terms and obligations hereof (including by executing a joinder agreeing to be bound by this Agreement); provided, that the foregoing shall not prohibit the transfer of the Restricted Shares to (i) if Stockholder is an individual (A) to any affiliate of such Stockholder, member of such Stockholder’s immediate family, or to a trust for the direct or indirect benefit of Stockholder or any member of Stockholder’s immediate family, the sole trustees of which are such Stockholder or any member of such Stockholder’s immediate family, (B) as a bona fide gift to any charitable organization or (C) by will, other testamentary document or under the laws of intestacy upon the death of Stockholder; or (ii) if Stockholder is an entity, any equityholder, partner, member, or affiliate of Stockholder, or any investment fund or other entity controlling, controlled by, managed by or under common control with the Stockholder or affiliates of the Stockholder, but only if, in the case of clause (i) and (ii), such transferee shall execute this Agreement or a joinder agreeing to become a party to this Agreement.

5.           Miscellaneous.

5.1          Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

5.2          Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Delaware Chancery Court. The parties hereto hereby (i) submit to the exclusive jurisdiction of the Delaware Chancery Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereunder may not be enforced in or by any of the above-named courts.

5.3          Entire Agreement. This Agreement, together with the BCA, the Sponsor Support Agreement and the Lock-Up Agreement, contains the entire agreement of the parties hereto with respect to the subject matter hereof. Any term of this Agreement may be amended, modified or terminated and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of (i) the Company, (ii) Novus and (iii) the holders of a majority of the Escrow Shares, or following the Closing, a majority of the Restricted Shares. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

4.

5.4          Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation thereof.

5.5          Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their legal representatives, successors and assigns.

5.6          Notices. Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery, by email or by facsimile transmission:

If to Novus, prior to the Closing, to:

Novus Capital Corporation
8556 Oakmont Lane
Indianapolis, Indiana 46260
Attention: Robert J. Laikin, Chairman and Larry M. Paulson, President & CEO
Email: robertjlaikin@gmail.com, larrympaulson@gmail.com

with a copy to:

Blank Rome LLP
1271 Avenue of the Americas
New York, NY 10020
Attention: Robert J. Mittman and Kathleen Cunningham
Email: rmittman@blankrome.com; kcunningham@blankrome.com

If to the Company or to Novus, following the Closing, to:

AppHarvest, Inc.
401 W. Main Street, Suite 321
Lexington, KY 40507
Attention: Jonathan Webb, CEO
Email: Jonathan@appharvest.com

with a copy to:

Cooley LLP
1299 Pennsylvania Avenue, NW, Suite 700
Washington, DC 20004
Attention: Derek O. Colla and David I. Silverman
Email: dcolla@cooley.com; dsilverman@cooley.com

If to a Stockholder, to his/her/its address set forth in Exhibit A.

5.

The parties may change the persons and addresses to which the notices or other communications are to be sent by giving written notice to any such change in the manner provided herein for giving notice.

5.7          Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

5.8          Counterparts. This Agreement may be executed in several counterparts, each one of which shall constitute an original and may be delivered by facsimile transmission and together shall constitute one instrument.

5.9          Parties in Interest. Except as set forth below, this Agreement shall be binding upon and inure solely to the benefit of each party hereto (and Novus’ permitted assigns), and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. No Stockholder shall be liable for the breach by any other Stockholder of this Agreement. The covenants and obligations of each Stockholder set forth in this Agreement shall be construed as independent of any other contract between such Stockholder, on the one hand, and the Company or Novus, on the other hand. The existence of any claim or cause of action by any such Stockholder against the Company or Novus shall not constitute a defense to the enforcement of any of such covenants or obligations against such Stockholder. Except as otherwise provided herein, nothing in this Agreement shall limit any of the rights or remedies of Novus or the Company under the BCA, or any of the rights or remedies of Novus or the Company or any of the obligations such Stockholder under any agreement between such Stockholder and the Company or any certificate or instrument executed by such Stockholder in favor of Novus or the Company; and nothing in the BCA or in any other such agreement, certificate or instrument, shall limit any of the rights or remedies of the Company or any of the obligations of such Stockholder under this Agreement.

5.10        Enforcement. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each party hereto hereby further agrees that in the event of any action by any other party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.

6.

5.11        Further Assurances. At the request of Novus or the Company, in the case of any Stockholder, at the request of Novus, in the case of the Company, or at the request of the Company, in the case of Novus, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

5.12        Effectiveness. This Agreement shall not be effective or binding upon any Stockholder until such time as the BCA is executed and delivered by the Company, Novus and Merger Sub.

5.13        Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 5.13.

5.14        Stockholder Obligations. Each Stockholder signs this Agreement solely in Stockholder’s capacity as a holder of Shares of Novus, and not in Stockholder’s capacity as a director, officer or employee of Novus or in Stockholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust.

5.15        Interpretation. The words “hereof,” “herein,” “hereinafter,” “hereunder,” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement and reference to a particular section of this Agreement will include all subsections thereof, unless, in each case, the context otherwise requires. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. The word “or” shall be disjunctive but not exclusive. References to a particular statute or regulation including all rules and regulations thereunder and any predecessor or successor statute, rule, or regulation, in each case as amended or otherwise modified from time to time. All references to currency amounts in this Agreement shall mean United States dollars.

7.

WITNESS the execution of this Agreement as of the date first above written.

NOVUS CAPITAL CORPORATION

By:
Name:
Title:

STOCKHOLDERS:

ROBERT J. LAIKIN

Robert J. Laikin

ZAK LAIKIN

Zak Laikin

Larry Gretchen Paulson Trust

By:
Name:	Larry Paulson
Title:

NEW FRONTIER LLC

By:
Name:	Jeffrey Foster
Title:

HIRSCH FAMILY LIVING TRUST

By:
Name:	Dan Hirsch
Title:

MONS INVESTMENT LLC

By:
Name:	Hersch Klaff
Title:

CLIFF HOLDINGS LLC

By:
Name:	Ryan Levy
Title:

VINCE DONARGO

Vince Donargo

LOUIS CONFORTI

Louis Conforti

MADNANI LIVING TRUST

By:
Name:	Sean Madnani
Title:

KEN BEYER

Ken Beyer

ALEX PASKOFF

Alex Paskoff

MARIA MARTA R BIRGE REV TR DEC

By:
Name:	Tag Birge
Title:

KARIN MICHELLE HELD TRUST

By:
Name:	Andrew Held
Title:

FINOVUS LLC

By:
Name:	Steven Fivel
Title:

ANNE T. DILLON

Anne Dillon

BRIAN PAHUD:

Brian Pahud

JOEL HOFFMAN

Joel Hoffman

BEA HOLDINGS II, LLC

By:
Name:	Bradley A. Bostic
Title:	Managing Director

SEDD BOND HOLDINGS, LLC

By:
Name:	David Eskenazi
Title:

ETHAN W. MEYERS TRUST

By:
Name:	Sidney Eskenazi
Title:

SAMANTHA H MEYERS TRUST

By:
Name:	Sidney Eskenazi
Title:

HEATHER GOODMAN

Heather Goodman

ALEX LAIKIN

Alex Laikin

WITNESS the execution of this Agreement as of the date first above written.

APPHARVEST, INC.

By:
Name:
Title:

Execution

EXHIBIT A

Name and Address of Stockholder	Number of Shares
Robert J. Laikin 8556 Oakmont Lane Indianapolis, IN 46260
Zak Laikin 8556 Oakmont Lane Indianapolis, IN 46260
Alex Laikin 4525 Dean Martin Drive, Unit 812 Las Vegas , NV 89103
Larry Gretchen Paulson Trust PO Box 675133 Rancho Santa Fe, CA 92067
New Frontier LLC C/o Jeff Foster PO Box 162625 Austin, TX 78716
Hirsch Family Living Trust 7366 Baker Lane Sebastopol, CA 95472
Mons Investments LLC c/o Hersch Klaff, 150 Ravine Glade Glencoe, IL 60022
Cliff Holdings LLC c/o Ryan Levy 1340 S Michigan Ave #104 Chicago IL 60605
Vince Donargo 2002 Stanhope Street Carmel, IN 46032
Louis Conforti 4857 South Greenwood Ave Chicago, IL 60615
Madnani Living Trust 2009 Mount Olympus Dr Los Angeles, CA 90046
Ken Beyer 30671 Steeplechase Dr San Juan Capistrano, CA 92675
Alex Paskoff 11509 Willow Ridge Drive Zionsville, IN 46077
MARIA MARTA R BIRGE REV TR DEC c/o Tag Birge 8082 Morningside Drive Indianapolis, IN 46240

Name and Address of Stockholder	Number of Shares
Karin Michelle Held Revocable Trust c/o Andrew Held 7442 Washington Blv Indianapolis IN 46240
Finovus LLC Attn: Steve Fivel 312 West North St Indianapolis, IN 46202
Anne T. Dillon 7477 N. Pennsylvania Street Indianapolis, Indiana 46240
Brian C. Pahud c/o Landmark Properties, Inc. 9333 N. Meridian Street, Suite 350 Indianapolis, IN 46260
Joel Hoffman 123 Lily Garden Place Alpharetta GA 30009
BEA Holdings 6100 Technology Center Drive Indianapolis, IN 46278 Attn: Brad Bostic
Sedd Bond Holdings, LLC Attn: David Eskenazi 10689 North Pennsylvania Street Indianapolis, Indiana 46280
Ethan W. Meyers Trust Attn: Sidney Eskenazi 1860 Pheasant Run Longrove, Illinois 60047
Samantha H. Meyers Trust Attn: Sidney Eskenazi 1860 Pheasant Run Longrove, Illinois 60047
Heather Goodman 101 Montgomery Street, Suite 2800 San Francisco, CA 94104
Total:

Exhibit E

Form of Amended and Restated Certificate of Incorporation of Surviving Corporation

[Attached]

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

APPHARVEST OPERATIONS, INC.

(A PUBLIC BENEFIT CORPORATION)

AppHarvest Operations, Inc., a public benefit corporation organized and existing under ad by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY that the name of this public benefit corporation is AppHarvest Operations, Inc. and this public benefit corporation was originally incorporated pursuant to the General Corporation Law on January 19, 2018 under the name AppHarvest, Inc.

RESOLVED, that the Amended and Restated Certificate of Incorporation of this public benefit corporation be amended and restated to its entirety to read as follows:

FIRST: The name of the public benefit corporation (the “Corporation”) is

AppHarvest Operations, Inc.,

SECOND: The registered office of the Corporation in the State of Delaware is located at Corporation Service Company, 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent in the State of Delaware at such address is Corporation Service Company.

THIRD: The nature and purpose of the Corporation is to engage, directly or indirectly, in any lawful act or activity for which corporations may be organized under the General Corporation Law, which shall include producing a public benefit and operating in a responsible and sustainable manner. The specific public benefit to be promoted by the Corporation shall include empowering individuals in Appalachia, driving positive environmental change in the agriculture industry, and improving the lives of the Corporation's employees and the community at large

FOURTH: The total authorized capital stock of the Corporation shall be 5,000 shares of common stock, $0.001 par value per share.

FIFTH: The business of the Corporation shall be managed under the direction of the Board of Directors of the Corporation (the “Board of Directors”) except as otherwise provided by law. The number of directors of the Corporation shall be fixed from time to time by, or in the manner provided in, the By-Laws of the Corporation (the “By-Laws”). Election of directors need not be by written ballot unless the By-Laws shall so provide.

SIXTH: The Board of Directors may make, alter or repeal the By-Laws except as otherwise provided in the By-Laws adopted by the Corporation’s stockholders.

SEVENTH: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article SEVENTH to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article SEVENTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

EIGHTH: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which applicable law permits the Corporation to provide indemnification) through By-Laws provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by such applicable law.

Any amendment, repeal or modification of the foregoing provisions of this Article EIGHTH shall not (a) adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification or (b) increase the liability of any director, officer or agent of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred herein upon the Corporation’s stockholders, directors and officers are granted subject to this reservation.

Exhibit F

Form of Amended and Restated Bylaws of Surviving Corporation

[Attached]

AMENDED AND RESTATED

BY-LAWS

OF

APPHARVEST OPERATIONS, INC.

(A DELAWARE PUBLIC BENEFIT CORPORATION)

(the “Corporation”)

ARTICLE I

STOCKHOLDERS

Section 1. Annual Meeting. The annual meeting of the stockholders of the Corporation (the “Stockholders”) shall be held either within or without the State of Delaware, at such place as the board of directors of the Corporation (the “Board of Directors”) may designate in the call or in a waiver of notice thereof, at such date and time as shall be designated from time to time by the Board of Directors, for the purpose of electing directors and for the transaction of such other business as may properly be brought before the meeting. Participation of one or more Stockholders by conference telephone allowing all persons participating in the meeting to hear each other at the same time shall constitute presence at a meeting.

Section 2. Special Meetings. Special meetings of the Stockholders may be called by the Board of Directors or by the President, and shall be called by the President or by the Secretary upon the written request of the holders of record of at least fifty percent (50%) of the shares of stock of the Corporation, issued and outstanding and entitled to vote, at such times and at such place either within or without the State of Delaware as may be stated in the call or in a waiver of notice thereof. Participation of one or more Stockholders by telephone conference allowing all persons participating in the meeting to hear each other at the same time shall constitute presence at a meeting.

Section 3. Notice of Meetings. Notice of the time, place and purpose of every meeting of Stockholders shall be delivered personally or mailed not less than ten (10) days nor more than sixty (60) days previous thereto to each Stockholder of record entitled to vote, at such Stockholder’s post office address appearing upon the records of the Corporation or at such other address as shall be furnished in writing by him or her to the Corporation for such purpose. Such further notice shall be given as may be required by law or by these by-laws (“By-Laws”). Any meeting may be held without notice if all Stockholders entitled to vote are present in person or by proxy, or if notice is waived in writing, either before or after the meeting, by those not present. In every notice of a meeting of stockholders, the corporation shall include a statement to the effect that the corporation is a public benefit corporation formed pursuant to Subchapter XV of Chapter 1 of Title 8 of the Delaware General Corporation Law (the “DGCL”).

Section 4. Quorum. The holders of record of at least a majority of the shares of the stock of the Corporation, issued and outstanding and entitled to vote, present in person or by proxy, shall, except as otherwise provided by law or by these By-Laws, constitute a quorum at all meetings of the Stockholders; if there be no such quorum, the holders of a majority of such shares so present or represented may adjourn the meeting from time to time until a quorum shall have been obtained.

Section 5. Organization of Meetings. Meetings of the Stockholders shall be presided over by the Chairman of the Board, if there be one, or if the Chairman of the Board is not present, by the President, or if the President is not present, by a chairman to be chosen at the meeting. The Secretary of the Corporation, or in the Secretary of the Corporation’s absence, an Assistant Secretary, shall act as Secretary of the meeting, if present.

Section 6. Voting. At each meeting of Stockholders, except as otherwise provided by statute or the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), every holder of record of stock entitled to vote shall be entitled to one vote in person or by proxy for each share of such stock standing in his or her name on the records of the Corporation. Elections of directors shall be determined by a plurality of the votes cast and, except as otherwise provided by statute, the Certificate of Incorporation, or these By-Laws, all other action shall be determined by a majority of the votes cast at such meeting. Each proxy to vote shall be in writing and signed by the Stockholder or by such Stockholder’s duly authorized attorney.

At all elections of directors, the voting shall be by ballot or in such other manner as may be determined by the Stockholders present in person or by proxy entitled to vote at such election. With respect to any other matter presented to the Stockholders for their consideration at a meeting, any Stockholder entitled to vote may, on any question, demand a vote by ballot.

A complete list of the Stockholders entitled to vote at each such meeting, arranged in alphabetical order, with the address of each, and the number of shares registered in the name of each Stockholder, shall be prepared by the Secretary and shall be open to the examination of any Stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any Stockholder who is present.

Section 7. Inspectors of Election. The Board of Directors in advance of any meeting of Stockholders may appoint one or more inspectors of election (“Inspectors of Elections”) to act at the meeting or any adjournment thereof. If Inspectors of Election are not so appointed, the chairman of the meeting may, and on the request of any Stockholder entitled to vote shall, appoint one or more Inspectors of Election. Each Inspector of Election, before entering upon the discharge of his duties, shall take and sign an oath faithfully to execute the duties of an Inspector of Election at such meeting with strict impartiality and according to the best of his or her ability. If appointed, Inspectors of Election shall take charge of the polls and, when the vote is completed, shall make a certificate of the result of the vote taken and of such other facts as may be required by law.

Section 8. Action by Consent. Any action required or permitted to be taken at any meeting of Stockholders, including the annual meeting, may be taken without a meeting, without prior notice and without a vote, if, prior to such action, a written consent or consents thereto, setting forth such action, is signed by the holders of record of shares of the stock of the Corporation, issued and outstanding and entitled to vote thereon, having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

ARTICLE II

DIRECTORS

Section 1. Number, Quorum, Term, Vote Required for Action, Vacancies, Removal. The Board of Directors shall consist of no less than one (1) person. The number of directors shall initially be two (2) and thereafter may be changed by a resolution passed by a majority of the whole Board of Directors or by a vote of the holders of record of at least a majority of the shares of stock of the Corporation, issued and outstanding and entitled to vote.

A majority of the members of the Board of Directors (or any committee thereof) (unless the number of directors then in office shall be one, in which case one director) shall constitute a quorum for the transaction of business; provided, that if at any meeting of the Board of Directors there shall be less than a quorum present, a majority of those present may adjourn the meeting from time to time until a quorum shall have been obtained. Except as otherwise provided by the Certificate of Incorporation or by these By-Laws, the vote of a majority of the directors present at a meeting at which a quorum is present shall constitute the act of the Board of Directors.

Directors shall hold office until the next annual election and until their successors shall have been elected and shall have qualified, unless sooner displaced.

Whenever any vacancy shall have occurred in the Board of Directors, by reason of death, resignation, or otherwise, other than removal of a director with or without cause by a vote of the Stockholders, it shall be filled by a majority vote of the remaining directors, though less than a quorum (except as otherwise provided by applicable law), or by the Stockholders, and the person so chosen shall hold office until the next annual election and until a successor is duly elected and has qualified.

Any one or more of the directors of the Corporation may be removed either with or without cause at any time by a vote of the holders of record of at least a majority of the shares of stock of the Corporation, issued and outstanding and entitled to vote, and thereupon the term of the director or directors who shall have been so removed shall forthwith terminate and there shall be a vacancy or vacancies in the Board of Directors, to be filled by a vote of the Stockholders as provided in these By-Laws.

Section 2. Meetings, Notice. Meetings of the Board of Directors shall be held at such place either within or without the State of Delaware, as may from time to time be fixed by resolution of the Board of Directors, or as may be specified in the call or in a waiver of notice thereof. Regular meetings of the Board of Directors shall be held at such times as may from time to time be fixed by resolution of the Board of Directors, and special meetings may be held at any time upon the call of one director, the Chairman of the Board, if one be elected, or the President, by oral, telegraphic or written notice, duly served on or sent or mailed to each director not less than two days before such meeting. A meeting of the Board of Directors may be held without notice immediately after the annual meeting of Stockholders at the same place at which such meeting was held. Notice need not be given of regular meetings of the Board of Directors. Any meeting may be held without notice, if all directors are present, or if notice is waived in writing, either before or after the meeting, by those not present. Participation of one or more directors by conference telephone allowing all persons participating in the meeting to hear each other at the same time shall constitute presence at a meeting.

Section 3. Committees. The Board of Directors may, in its discretion, by resolution passed by a majority of the whole Board of Directors, designate from among its members one or more committees which shall consist of one or more directors. The Board of Directors may designate one or more directors as alternate members of any such committee, who may replace any absent or disqualified member at any meeting of the committee. Such committees shall have and may exercise such powers as shall be conferred or authorized by the resolution appointing them. A majority of any such committee may determine its action and fix the time and place of its meetings, unless the Board of Directors shall otherwise provide. The Board of Directors shall have power at any time to change the membership of any such committee, to fill vacancies in it, or to dissolve it.

Section 4. Action by Consent. Any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting, if prior to such action a written consent or consents thereto is signed by all members of the Board of Directors, or of such committee as the case may be, and such written consent or consents is filed with the minutes of proceedings of the Board of Directors or committee, as applicable.

Section 5. Compensation. The Board of Directors may determine, from time to time, the amount of compensation which shall be paid to its members. The Board of Directors shall also have power, in its discretion, to allow a fixed sum and expenses for attendance at each regular or special meeting of the Board of Directors, or of any committee of the Board of Directors. In addition, the Board of Directors shall also have power, in its discretion, to provide for and pay to directors rendering services to the Corporation not ordinarily rendered by directors, as such, special compensation appropriate to the value of such services, as determined by the Board of Directors from time to time.

ARTICLE III

OFFICERS

Section 1. Titles and Election. The officers of the Corporation, who shall be chosen by the Board of Directors, shall be a President, a Treasurer and a Secretary. The Board of Directors from time to time may elect a Chairman of the Board, one or more Vice Presidents, Assistant Secretaries, Assistant Treasurers and such other officers and agents as it shall deem necessary, and may define their powers and duties. Any number of offices may be held by the same person.

Section 2. Terms of Office. Officers shall hold office until their successors are chosen and qualify.

Section 3. Removal. Any officer may be removed, either with or without cause, at any time, by the affirmative vote of a majority of the Board of Directors.

Section 4. Resignations. Any officer may resign at any time by giving written notice to the Board of Directors or to the Secretary. Such resignation shall take effect at the time specified therein, and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 5. Vacancies. If the office of any officer or agent becomes vacant by reason of death, resignation, retirement, disqualification, removal from office or otherwise, the Board of Directors may choose a successor, who shall hold office for the unexpired term in respect of which such vacancy occurred.

Section 6. Chairman of the Board. The Chairman of the Board of the Board of Directors (the “Chairman of the Board”), if one be elected, shall preside at all meetings of the Board of Directors and of the Stockholders, and the Chairman of the Board shall have and perform such other duties as from time to time may be assigned to the Chairman of the Board by the Board of Directors.

Section 7. President. The President of the Corporation (the “President”) shall be the chief executive officer of the Corporation and, in the absence of the Chairman of the Board, shall preside at all meetings of the Board of Directors, and of the Stockholders. The President shall exercise the powers and perform the duties usual to the chief executive officer and, subject to the control of the Board of Directors, shall have general management and control of the affairs and business of the Corporation; the President shall appoint and discharge employees and agents of the Corporation (other than officers elected by the Board of Directors) and fix their compensation; and the President shall see that all orders and resolutions of the Board of Directors are carried into effect. The President shall have the power to execute bonds, mortgages and other contracts, agreements and instruments of the Corporation, and shall do and perform such other duties as from time to time may be assigned to the President by the Board of Directors.

Section 8. Vice Presidents. If chosen, the Vice Presidents of the Corporation (the “Vice President”), in the order of their seniority, shall, in the absence or disability of the President, exercise all of the powers and duties of the President. The Vice Presidents shall have the power to execute bonds, notes, mortgages and other contracts, agreements and instruments of the Corporation, and shall do and perform such other duties incident to the office of Vice President and as the Board of Directors, or the President shall direct.

Section 9. Secretary. The Secretary of the Corporation (the “Secretary”) shall attend all sessions of the Board of Directors and all meetings of the Stockholders and record all votes and the minutes of proceedings in a book to be kept for that purpose. The Secretary shall give, or cause to be given, notice of all meetings of the Stockholders and of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors. The Secretary shall affix the corporate seal to any instrument requiring it, and when so affixed, it shall be attested by the signature of the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer who may affix the seal to any such instrument in the event of the absence or disability of the Secretary. The Secretary shall have custody of the stock records and all other books, records and papers of the Corporation (other than financial) and shall see that all books, reports, statements, certificates and other documents and records required by law are properly kept and filed.

Section 10. Treasurer. The Treasurer of the Corporation (the “Treasurer”) shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys, and other valuable effects in the name and to the credit of the Corporation, in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the directors whenever they may require it, an account of all his or her transactions as Treasurer and of the financial condition of the Corporation.

Section 11. Duties of Officers may be Delegated. In case of the absence or disability of any officer of the Corporation, or for any other reason that the Board of Directors may deem sufficient, the Board of Directors may delegate, for the time being, the powers or duties, or any of them, of such officer to any other officer, or to any director.

ARTICLE IV

INDEMNIFICATION

Section 1. Directors and Officers. The Corporation shall indemnify its directors and officers to the fullest extent not prohibited by the General Corporation Law of the State of Delaware (“DGCL”) or any other applicable law; provided, however, that the Corporation may modify the extent of such indemnification by individual contracts with its directors and officers; and, provided, further, that the Corporation shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the Corporation, (iii) such indemnification is provided by the Corporation, in its sole discretion, pursuant to the powers vested in the Corporation under the DGCL or any other applicable law or (iv) such indemnification is required to be made under Section 4 of this Article IV.

Section 2. Employees and other Agents. The Corporation shall have power to indemnify its employees and other agents as set forth in the DGCL or any other applicable law. The Board of Directors shall have the power to delegate the determination of whether indemnification shall be given to any such person as the Board of Directors shall determine.

Section 3. Expenses. The Corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or officer in connection with such proceeding, provided, however, that if the DGCL requires, an advancement of expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Article IV or otherwise. Notwithstanding the foregoing, unless otherwise determined pursuant to Section 5 of this Article IV, no advance shall be made by the Corporation to an officer of the Corporation (except by reason of the fact that such officer is or was a director of the Corporation in which event this sentence shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by a majority vote of directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Corporation.

Section 4. Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and officers under this Article IV shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the Corporation and the director or officer. Any right to indemnification or advances granted by this Article IV to a director or officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within ninety (90) days of request therefor. To the extent permitted by law, the claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim. In connection with any claim for indemnification, the Corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL or any other applicable law for the Corporation to indemnify the claimant for the amount claimed. In connection with any claim by an officer of the Corporation (except in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such officer is or was a director of the Corporation) for advances, the Corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his or her conduct was lawful. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the DGCL or any other applicable law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director or officer to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the director or officer is not entitled to be indemnified, or to such advancement of expenses, under this Article IV or otherwise shall be on the Corporation.

Section 5. Non-Exclusivity of Rights. The rights conferred on any person by this Article IV shall not be exclusive of any other right which such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL or any other applicable law.

Section 6. Survival of Rights. The rights conferred on any person by this Article IV shall continue as to a person who has ceased to be a director, officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 7. Insurance. To the fullest extent permitted by the DGCL or any other applicable law, the Corporation, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this Article IV.

Section 8. Amendments. Any repeal or modification of this Article IV shall only be prospective and shall not affect the rights under this Article IV in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the Corporation.

Section 9. Saving Clause.

If this Article IV or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director and officer to the full extent not prohibited by any applicable portion of this Article IV that shall not have been invalidated, or by any other applicable law. If this Article IV shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the Corporation shall indemnify each director and executive officer to the full extent under any other applicable law.

Section 10. Certain Definitions.

For the purposes of this Article IV, the following definitions shall apply:

(1) The term “proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

(2) The term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

(3) The term the “corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article IV with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(4) References to a “director,” “executive officer,” “officer,” “employee,” or “agent” of the corporation shall include, without limitation, situations where such person is serving at the request of the corporation as, respectively, a director, executive officer, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.

(5) References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

ARTICLE V

CAPITAL STOCK

Section 1. Certificates. The interest of each Stockholder may be evidenced by certificates for shares of stock in such form as the Board of Directors may from time to time prescribe. The certificates of stock shall be signed by the President or a Vice President and by the Secretary, or the Treasurer, or an Assistant Secretary, or an Assistant Treasurer, sealed with the seal of the Corporation or a facsimile thereof, if any, and countersigned and registered in such manner, if any, as the Board of Directors may by resolution prescribe. Where any such certificate is countersigned by a transfer agent other than the Corporation or its employee, or registered by a registrar other than the Corporation or its employee, the signature of any such officer may be a facsimile signature. In case any officer or officers who shall have signed, or whose facsimile signature or signatures shall have been used on, any such certificate or certificates shall cease to be such officer or officers of the Corporation, whether because of death, resignation or otherwise, before such certificate or certificates shall have been delivered by the Corporation, such certificate or certificates may nevertheless be adopted by the Corporation and be issued and delivered as though the person or persons who signed such certificate or certificates or whose facsimile signature or signatures shall have been used thereon had not ceased to be such officer or officers of the Corporation.

Section 2. Transfer. The shares of stock of the Corporation shall be transferred only upon the books of the Corporation by the holder thereof in person or by his or her attorney, upon surrender for cancellation of certificates for the same number of shares, with an assignment and power of transfer endorsed thereon or attached thereto, duly executed, with such proof of the authenticity of the signature as the Corporation or its agents may reasonably require.

Section 3. Record Dates. The Board of Directors may fix in advance a date, not less than ten (10) nor more than sixty (60) days preceding the date of any meeting of Stockholders, or the date for the payment of any dividend, or the date for the distribution or allotment of any rights, or the date when any change, conversion or exchange of capital stock shall go into effect, as a record date for the determination of the Stockholders entitled to notice of, and to vote at, any such meeting, or entitled to receive payment of any such dividend, or to receive any distribution or allotment of such rights, or to exercise the rights in respect of any such change, conversion or exchange of capital stock, and in such case only such Stockholders as shall be Stockholders of record on the date so fixed shall be entitled to such notice of, and to vote at, such meeting, or to receive payment of such dividend, or to receive such distribution or allotment or rights or to exercise such rights, as the case may be, notwithstanding any transfer of any stock on the books of the Corporation after any such record date fixed as aforesaid.

Section 4. Lost Certificates. In the event that any certificate of stock is lost, stolen, destroyed or mutilated, the Board of Directors may authorize the issuance of a new certificate of the same tenor and for the same number of shares in lieu thereof. The Board of Directors may in its discretion, before the issuance of such new certificate, require the owner of the lost, stolen, destroyed or mutilated certificate, or the legal representative of the owner to make an affidavit or affirmation setting forth such facts as to the loss, destruction or mutilation as it deems necessary, and to give the Corporation a bond in such reasonable sum as it directs to indemnify the Corporation.

ARTICLE VI

CHECKS, NOTES, ETC.

Section 1. Checks, Notes, Etc. All checks and drafts on the Corporation’s bank accounts and all bills of exchange and promissory notes, and all acceptances, obligations and other instruments for the payment of money, may be signed by any director of the Corporation, the President, any Vice President or the Treasurer and may also be signed by such other officer or officers, agent or agents, as shall be thereunto authorized from time to time by the Board of Directors.

ARTICLE VII

MISCELLANEOUS PROVISIONS

Section 1. Benefit Report. The Board of Directors will biennially cause the corporation to provide the stockholders of the corporation a statement as to the corporation’s promotion of the public benefit(s) identified in the corporation’s Certificate of Incorporation, as may be amended from time to time, and of the best interests of those materially affected by the corporation’s conduct. Such statement shall include: (1) the objectives the Board of Directors has established to promote such public benefit(s) and interests; (2) the standards the Board of Directors has adopted to measure the corporation’s progress in promoting such public benefit(s) and interests; (3) objective factual information based on those standards regarding the corporation’s success in meeting the objectives for promoting such public benefit or public benefits and interests; and (4) an assessment of the corporation’s success in meeting the objectives and promoting such public benefit(s) and interests; and shall otherwise comply with Section 366(b) of the DGCL.

Section 2. Offices. The registered office of the Corporation shall be located at Corporation Service Company, 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808 and Corporation Service Company shall be the registered agent of this Corporation in charge thereof. The Corporation may have other offices either within or without the State of Delaware at such places as shall be determined from time to time by the Board of Directors or the business of the Corporation may require.

Section 3. Fiscal Year. The fiscal year of the Corporation shall end on December 31st of each year.

Section 4. Corporate Seal. The seal of the Corporation shall be circular in form and contain the name of the Corporation, and the year and state of its incorporation. Such seal may be altered from time to time at the discretion of the Board of Directors.

Section 5. Books. There shall be kept at such office of the Corporation as the Board of Directors shall determine, within or without the State of Delaware, correct books and records of account of all its business and transactions, minutes of the proceedings of its Stockholders, Board of Directors and committees, and the stock book, containing the names and addresses of the Stockholders, the number of shares held by them, respectively, and the dates when they respectively became the owners of record thereof, and in which the transfer of stock shall be registered, and such other books and records as the Board of Directors may from time to time determine.

Section 6. Voting of Stock. Unless otherwise specifically authorized by the Board of Directors, all stock owned by the Corporation, other than stock of the Corporation, shall be voted, in person or by proxy, by the President or any Vice President of the Corporation on behalf of the Corporation.

ARTICLE VIII

AMENDMENTS

Section 1. Amendments. The vote of the holders of at least a majority of the shares of stock of the Corporation, issued and outstanding and entitled to vote, shall be necessary at any meeting of Stockholders to amend or repeal these By-Laws or to adopt new by-laws. These By-Laws may also be amended or repealed, or new by-laws adopted, at any meeting of the Board of Directors by the vote of at least a majority of the entire Board of Directors; provided that any by-law adopted by the Board of Directors may be amended or repealed by the Stockholders in the manner set forth above.

Any proposal to amend or repeal these By-Laws or to adopt new by-laws shall be stated in the notice of the meeting of the Board of Directors or the Stockholders, or in the waiver of notice thereof, as the case may be, unless all of the directors or the holders of record of all of the shares of stock of the Corporation, issued and outstanding and entitled to vote, are present at such meeting.

Exhibit G

Form of Novus Second Amended and Restated Certificate of Incorporation

[Attached]

SECOND AMENDED AND RESTATED

 CERTIFICATE OF INCORPORATION

 OF

 NOVUS CAPITAL CORPORATION

Novus Capital Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (as it now exists or may hereafter be amended and supplemented, the “DGCL”), does hereby certify that:

ONE:      The original Certificate of Incorporation of Novus Capital Corporation was filed with the Secretary of State of the State of Delaware on March 5, 2020 and subsequently amended and restated with the filing of the Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”) on May 15, 2020.

TWO:      This Second Amended and Restated Certificate of Incorporation restates, integrates and further amends the provisions of the Amended and Restated Certificate.

THREE:      The Amended and Restated Certificate is hereby amended and restated to read as follows:

I.

The name of this company is AppHarvest, Inc. (the “Company”).

II.

The address of the registered office of the Company in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801 and the name of the registered agent of the Company in the State of Delaware at such address is The Corporation Trust Company.

III.

The nature of the business or purposes to be conducted or promoted by the Company is to engage in any lawful act or activity for which corporations, including Public Benefit Corporations, may be organized under the DGCL, including without limitation the following public benefits: (i) empowering individuals in Appalachia; (ii) driving positive environmental change in the agriculture industry; and (iii) improving the lives of the Company’s employees and the community at large.

IV.

A.            The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is 760,000,000 shares, 750,000,000 shares of which shall be Common Stock (the “Common Stock”), and 10,000,000 shares of which shall be Preferred Stock (the “Preferred Stock”). The Preferred Stock shall have a par value of $0.0001 per share, and the Common Stock shall have a par value of $0.0001 per share.

B.            The Preferred Stock may be issued from time to time in one or more series, the shares of each series to have such designations and powers, preferences, privileges and rights, and qualifications, limitations and restrictions thereof, as are stated and expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors as hereafter prescribed (a “Preferred Stock Designation”). Subject to any limitation prescribed by law and the rights of any series of the Preferred Stock then outstanding, if any, authority is hereby expressly granted to and vested in the Board of Directors to authorize the issuance of all or any of the shares of the Preferred Stock in one or more series, and, with respect to each series of Preferred Stock, to fix the number of shares and state by the Preferred Stock Designation, the designations, powers, preferences, privileges and relative participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL. The Board of Directors is also expressly authorized to increase (but not above the authorized number of shares of Preferred Stock) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series.

C.            The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Company entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, or Common Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation filed with respect to any series of Preferred Stock.

D.            Except as provided above, the designations, powers, preferences, privileges and relative participating, optional, or other rights, and qualifications, limitations, or restrictions of the Common Stock are as follows:

1.            Definitions.

(a)            “Acquisition” means (A) any consolidation or merger of the Company with or into any other Entity, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, continue to hold a majority of the voting power of the surviving Entity in substantially the same proportions (or, if the surviving Entity is a wholly owned subsidiary of another Entity, the surviving Entity’s Parent) immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred; provided that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof.

(b)            “Asset Transfer” means a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.

(c)            “Certificate of Incorporation” means the certificate of incorporation of the Company, as amended or restated from time to time, including the terms of any Preferred Stock Designation of any series of Preferred Stock.

(d)            “Entity” means any corporation, partnership, limited liability company or other legal entity.

(e)            “Liquidation Event” means (i) any Asset Transfer or Acquisition in which cash or other property is, pursuant to the express terms of the Asset Transfer or Acquisition, to be distributed to the stockholders in respect of their shares of capital stock in the Company or (ii) any liquidation, dissolution and winding up of the Company; provided, however, for the avoidance of doubt, compensation pursuant to any employment, consulting, severance or other compensatory arrangement to be paid to or received by a person who is also a holder of Common Stock does not constitute consideration or a “distribution to stockholders” in respect of the Common Stock.

(f)            “Parent” of an Entity means any Entity that directly or indirectly owns or controls a majority of the voting power of the voting securities or interests of such Entity.

(g)            “Securities Act” means the Securities Act of 1933, as amended.

2.            Rights relating to Dividends, Subdivisions and Combinations.

(a)            Subject to the prior rights of holders of all classes and series of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Company legally available therefor, such dividends as may be declared from time to time by the Board of Directors. Except as permitted in Section 2(b) of Article IV(D), any dividends paid to the holders of shares of Common Stock shall be paid pro rata, on an equal priority, pari passu basis.

(b)            The Company shall not declare or pay any dividend or make any distribution to the holders of Common Stock payable in securities of the Company unless the same dividend or distribution with the same record date and payment date shall be declared and paid on all shares of Common Stock.

3.            Voting Rights.

(a)            Common Stock. Each holder of shares of Common Stock shall be entitled to one (1) vote for each share thereof held on all matters submitted to a vote of the stockholders of the Company.

(b)            General. Except as otherwise expressly provided herein or as required by law, the holders of convertible Preferred Stock and Common Stock shall vote together and not as separate series or classes on all matters submitted to a vote of the stockholders of the Company. Except as otherwise required by applicable law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation or applicable law.

4.            Liquidation Rights.

In the event of a Liquidation Event, upon the completion of the distributions required with respect to each series of Preferred Stock that may then be outstanding, the remaining assets of the Company legally available for distribution to stockholders shall be distributed on an equal priority, pro rata basis to the holders of Common Stock; provided, however, for the avoidance of doubt, compensation pursuant to any employment, consulting, severance or other compensatory arrangement to be paid to or received by a person who is also a holder of Common Stock does not constitute consideration or a “distribution to stockholders” in respect of the Common Stock.

V.

A.            The liability of the directors of the Company for monetary damages for breach of fiduciary duty as a director shall be eliminated to the fullest extent authorized under applicable law.

B.            To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers and other agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law.

C.            If applicable law is amended after approval by the stockholders of this Article V to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Company shall be eliminated or limited to the fullest extent permitted by applicable law as so amended. Any repeal or modification of this Article V shall only be prospective and shall not affect the rights under this Article V in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

D.            Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under the Delaware statutory or common law: (i) any derivative claim or cause of action brought on behalf of the Company; (ii) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee of the Company, to the Company or the Company’s stockholders; (iii) any claim or cause of action against the Company or any current or former director, officer or other employee of the Company, arising out of or pursuant to any provision of the DGCL, this Second Amended and Restated Certificate of Incorporation or the Bylaws of the Company (as each may be amended from time to time); (iv) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of this Second Amended and Restated Certificate of Incorporation or the Bylaws of the Company (as each may be amended from time to time, including any right, obligation, or remedy thereunder); (v) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (vi) any claim or cause of action against the Company or any current or former director, officer or other employee of the Company, governed by the internal-affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. This Section D of Article V shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act or the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

E.            Unless the Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

F.            Any person or Entity holding, owning or otherwise acquiring any interest in any security of the Company shall be deemed to have notice of and consented to the provisions of this Second Amended and Restated Certificate of Incorporation.

VI.

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A.            Board of Directors.

1.            Generally. The management of the business and the conduct of the affairs of the Company shall be vested in the Board of Directors. The authorized number of directors which shall constitute the Board of Directors shall be fixed by the Board of Directors in the manner provided in the Bylaws.

2.            Election.

(a)            Subject to the rights of the holders of any series of Preferred Stock to elect additional directors as specified in any Preferred Stock Designation, all directors shall be elected at each annual meeting of stockholders to hold office until the next annual meeting. The directors of the Company need not be elected by written ballot unless the Bylaws so provide.

(b)            No stockholder entitled to vote at an election for directors may cumulate votes to which such stockholder is entitled unless required by applicable law at the time of such election. During such time or times that applicable law requires cumulative voting, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder thinks fit. No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting and (ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

(c)            Notwithstanding the foregoing provisions of this section, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

3.            Removal of Directors. Subject to any limitations imposed by applicable law, removal shall be as provided in Section 141(k) of the DGCL.

4.            Vacancies. Subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders and except as otherwise provided by applicable law, be filled only by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

B.            Stockholder Actions. No action shall be taken by the stockholders of the Company except at an annual or special meeting of stockholders called in accordance with the Bylaws, and no action shall be taken by the stockholders by written consent. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Company shall be given in the manner provided in the Bylaws.

C.            Bylaws. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws. The stockholders shall also have the power to adopt, amend or repeal the Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.

VII.

A.            The Company reserves the right to amend, alter, change or repeal any provision contained in the Certificate of Incorporation, in the manner now or hereafter prescribed by the DGCL, except as provided in paragraph B. of this Article VII, and all rights conferred upon the stockholders herein are granted subject to this reservation.

B.            Notwithstanding any other provisions of the Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Company required by law or by the Certificate of Incorporation or any Preferred Stock Designation filed with respect to a series of Preferred Stock, the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI, VII and VIII.

VIII.

At any time when any shares of capital stock of the Company are outstanding, the Company shall not, either directly or indirectly, merge or consolidate with or into another entity if, as a result of such merger or consolidation, the capital stock of the Company would become, or be converted into or exchanged for the right to receive, shares or other equity interests in a domestic or foreign corporation that is not a public benefit corporation or similar entity and the certificate of incorporation (or similar governing document) of which does not contain identical provisions to Article III identifying the public benefit or public benefits, unless the Company shall have obtained, in addition to any affirmative vote required by law or by the Certificate of Incorporation, the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.

* * * *

FOUR:         This Second Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of the Company.

FIVE:        This Second Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the DGCL. This Second Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Company.

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In Witness Whereof, the Company has caused this Second Amended and Restated Certificate of Incorporation to be signed by a duly authorized officer on this ____ day of __________, 2020.

By:
Name:
Title:

Exhibit H

Form of Novus Amended and Restated Bylaws

[Attached]

AMENDED AND RESTATED BYLAWS

OF

APPHARVEST, INC.

(A DELAWARE PUBLIC BENEFIT CORPORATION)

Article I

OFFICES

Section 1.      Registered Office. The registered office of the corporation in the State of Delaware shall be as set forth in the certificate of incorporation of the corporation (the “Certificate of Incorporation”).

Section 2.      Other Offices. The corporation shall also have and maintain an office or principal place of business at such place as may be fixed by the Board of Directors of the corporation (the “Board of Directors”), and may also have offices at such other places, both within and without the State of Delaware, as the Board of Directors may from time to time determine or as may be necessary or convenient to the business of the corporation.

Article II

CORPORATE SEAL

Section 3.      Corporate Seal. The Board of Directors may adopt a corporate seal. If adopted, the corporate seal shall consist of a die bearing the name of the corporation and the inscription, “Corporate Seal-Delaware.” Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

Article III

STOCKHOLDERS’ MEETINGS

Section 4.      Place of Meetings. Meetings of the stockholders of the corporation may be held at such place (if any), either within or without the State of Delaware, as may be determined from time to time by the Board of Directors. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the Delaware General Corporation Law (“DGCL”). For the avoidance of doubt, the Board of Directors may, in its sole discretion, determine that a meeting of stockholders of the corporation may be held both in a place and by means of remote communication.

Section 5.      Annual Meeting.

(a)            The annual meeting of the stockholders of the corporation, for the purpose of election of directors and for such other business as may properly come before it, shall be held at such place, if any, and on such date and at such time as shall be designated from time to time by the Board of Directors and stated in the corporation’s notice of meeting of stockholders. Nominations of persons for election to the Board of Directors and proposals of business to be considered by the stockholders may be made at an annual meeting of stockholders: (i) pursuant to the corporation’s notice of meeting of stockholders given by or at the direction of the Board of Directors; (ii) brought specifically by or at the direction of the Board of Directors or a duly authorized committee thereof; or (iii) by any stockholder of the corporation who was a stockholder of record or beneficial owner at the time of giving the stockholder’s notice provided for in Section 5(b) below, who is entitled to vote at the meeting and who complied with the notice procedures set forth in Section 5. For the avoidance of doubt, clause (iii) above shall be the exclusive means for a stockholder to make nominations and submit other business (other than matters properly included in the corporation’s notice of meeting of stockholders and proxy statement under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the rules and regulations thereunder before an annual meeting of stockholders).

(b)            At an annual meeting of the stockholders, only such business shall be conducted as is a proper matter for stockholder action under Delaware law and as shall have been properly brought before the meeting in accordance with Section 5(a) and the procedures below.

(i)            For nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 5(a), the stockholder must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 5(b)(iii) and must update and supplement such written notice on a timely basis as set forth in Section 5(c). Such stockholder’s notice shall set forth: (A) as to each nominee such stockholder proposes to nominate at the meeting: (1) the name, age, business address and residence address of such nominee; (2) the principal occupation or employment of such nominee; (3) the class or series and number of shares of each class or series of capital stock of the corporation that are owned beneficially and of record by such nominee; (4) the date or dates on which such shares were acquired and the investment intent of such acquisition; (5) a statement whether such nominee, if elected, intends to tender, promptly following such person’s failure to receive the required vote for election or re-election at the next meeting at which such person would face election or re-election, an irrevocable resignation effective upon acceptance of such resignation by the Board of Directors; and (6) such other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the 1934 Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the corporation’s proxy statement and associated proxy card as a nominee of the stockholder and to serving as a director if elected); and (B) the information required by Section 5(b)(iv). The corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve (i) as an independent director (as such term is used in any applicable stock exchange listing requirements or applicable law) of the corporation or (ii) on any committee or sub-committee of the Board of Directors under any applicable stock exchange listing requirements or applicable law, and that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee.

(ii)            Other than proposals sought to be included in the corporation’s proxy materials pursuant to Rule 14a-8 under the 1934 Act, for business other than nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 5(a), the stockholder must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 5(b)(iii), and must update and supplement such written notice on a timely basis as set forth in Section 5(c). Such stockholder’s notice shall set forth: (A) as to each matter such stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws of the corporation (the “Bylaws”), the language of the proposed amendment), the reasons for conducting such business at the meeting, and any material interest (including any anticipated benefit of such business to any Proponent (as defined below) other than solely as a result of its ownership of the corporation’s capital stock, that is material to any Proponent individually, or to the Proponents in the aggregate) in such business of any Proponent; and (B) the information required by Section 5(b)(iv).

(iii)            To be timely, the written notice required by Section 5(b)(i) or 5(b)(ii) must be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that, subject to the last sentence of this Section 5(b)(iii), in the event that no annual meeting was held during the preceding year or the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received (A) not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and (B) not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or, if later than the ninetieth (90th) day prior to such annual meeting, the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. In no event shall an adjournment or a postponement of an annual meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(iv)            The written notice required by Section 5(b)(i) or 5(b)(ii) shall also set forth, as of the date of the notice and as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (each, a “Proponent” and collectively, the “Proponents”): (A) the name and address of each Proponent, as they appear on the corporation’s books; (B) the class or series and number of shares of each class of capital stock of the corporation that are owned of record and beneficially by each Proponent; (C) a description of any agreement, arrangement or understanding (whether oral or in writing) with respect to such nomination or proposal between or among any Proponent and any of its affiliates or associates, and any others (including their names) acting in concert, or otherwise under the agreement, arrangement or understanding, with any of the foregoing; (D) a representation that the Proponents are holders of record or beneficial owners, as the case may be, of shares of the corporation entitled to vote at the meeting and intend to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice (with respect to a notice under Section 5(b)(i)) or to propose the business that is specified in the notice (with respect to a notice under Section 5(b)(ii)); (E) a representation as to whether the Proponents intend to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of the corporation’s voting shares to elect such nominee or nominees (with respect to a notice under Section 5(b)(i)) or to carry such proposal (with respect to a notice under Section 5(b)(ii)); (F) to the extent known by any Proponent, the name and address of any other stockholder supporting the proposal on the date of such stockholder’s notice; and (G) a description of all Derivative Transactions (as defined below) by each Proponent during the previous twelve (12) month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, such Derivative Transactions.

(c)            A stockholder providing the written notice required by Section 5(b)(i) or 5(b)(ii) shall update and supplement such notice in writing, if necessary, so that the information provided or required to be provided in such notice is true and correct in all material respects as of (i) the record date for the meeting and (ii) the date that is five (5) business days prior to the meeting and, in the event of any adjournment or postponement thereof, five (5) business days prior to such adjourned or postponed meeting. In the case of an update and supplement pursuant to clause (i) of this Section 5(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than five (5) business days after the record date for the meeting. In the case of an update and supplement pursuant to clause (ii) of this Section 5(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than two (2) business days prior to the date for the meeting, and, in the event of any adjournment or postponement thereof, two (2) business days prior to such adjourned or postponed meeting.

(d)            Notwithstanding anything herein to the contrary, in the event that the number of directors to be elected to the Board of Directors of the corporation at the annual meeting is increased effective after the time period for which nominations would otherwise be due under Section 5(b)(iii) and there is no public announcement by the corporation naming the nominees for the additional directorships at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 5 shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Secretary at the principal executive offices of the corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the corporation.

(e)            A person shall not be eligible for election or re-election as a director at the annual meeting unless the person is nominated either in accordance with clause (ii) or clause (iii) of Section 5(a). Except as otherwise required by law, the chairperson of the annual meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, or the Proponent does not act in accordance with the representations in Sections 5(b)(iv)(D) and 5(b)(iv)(E), to declare that such proposal or nomination shall not be presented for stockholder action at the meeting and shall be disregarded, notwithstanding that proxies in respect of such nomination or such business may have been solicited or received.

(f)            Notwithstanding the foregoing provisions of this Section 5, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholders’ meeting, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act or the rules and regulations thereunder are not intended to and shall not limit the requirements applicable to proposals and/or nominations to be considered pursuant to Section 5(a).

(g)            For purposes of Sections 5 and 6,

(i)            “affiliates” and “associates” shall have the meanings set forth in Rule 405 under the Securities Act of 1933, as amended (the “1933 Act”);

(ii)            “Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proponent or any of its affiliates or associates, whether record or beneficial: (A) the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the corporation; (B) that otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the corporation; (C) the effect or intent of which is to mitigate loss, manage risk or benefit of security value or price changes; or (D) that provides the right to vote or increase or decrease the voting power of, such Proponent, or any of its affiliates or associates, with respect to any securities of the corporation, which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, stock appreciation right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proponent in the securities of the corporation held by any general or limited partnership, or any limited liability company, of which such Proponent is, directly or indirectly, a general partner or managing member; and

(iii)            “public announcement” shall mean disclosure in a press release reported by the Dow Jones Newswires, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the 1934 Act or by such other means reasonably designed to inform the public or security holders in general of such information including, without limitation, posting on the corporation’s investor relations website.

Section 6.      Special Meetings.

(a)            Special meetings of the stockholders of the corporation may be called, for any purpose as is a proper matter for stockholder action under Delaware law, by (i) the Chairperson of the Board of Directors, (ii) the Chief Executive Officer, or (iii) the Board of Directors pursuant to a resolution adopted by the Board of Directors.

(b)            For a special meeting called pursuant to Section 6(a), the person(s) calling the meeting shall determine the time and place, if any, of the meeting; provided, however, that only the Board of Directors or a duly authorized committee thereof may authorize a meeting solely by means of remote communication. Upon determination of the date, time and place, if any, of the meeting, the Secretary shall cause a notice of meeting to be given to the stockholders entitled to vote, in accordance with the provisions of Section 7. No business may be transacted at a special meeting otherwise than as specified in the notice of meeting.

(c)            Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected (i) by or at the direction of the Board of Directors or a duly authorized committee thereof or (ii) by any stockholder of the corporation who is a stockholder of record or beneficial owner at the time of giving notice provided for in this paragraph, who is entitled to vote at the meeting and who delivers written notice to the Secretary of the corporation setting forth the information required by Section 5(b)(i) and the information required by Section 5(b)(iv). In the event the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder of record or beneficial owner may nominate a person or persons (as the case may be), for election to such position(s) as specified in the corporation’s notice of meeting, if written notice setting forth the information required by Section 5(b)(i) and the information required by Section 5(b)(iv) shall be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the later of the ninetieth (90th) day prior to such meeting or the tenth (10th) day following the day on which the corporation first makes a public announcement of the date of the special meeting at which directors are to be elected. The stockholder shall also update and supplement such information as required under Section 5(c). In no event shall an adjournment or a postponement of a special meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(d)            A person shall not be eligible for election or re-election as a director at the special meeting unless the person is nominated either in accordance with clause (i) or clause (ii) of Section 6(c). Except as otherwise required by law, the chairperson of the special meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in these Bylaws and, if any nomination or business is not in compliance with these Bylaws, to declare that such nomination shall not be presented for stockholder action at the meeting and shall be disregarded, notwithstanding that proxies in respect of such nomination may have been solicited or received.

(e)            Notwithstanding the foregoing provisions of this Section 6, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder with respect to matters set forth in this Section 6. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act or the rules and regulations thereunder are not intended to and shall not limit the requirements applicable to nominations for the election to the Board of Directors or proposals of other businesses to be considered pursuant to Section 6(c).

Section 7.      Notice of Meetings. Except as otherwise provided by law, notice, given in writing or by electronic transmission, of each meeting of stockholders shall be given not fewer than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting, such notice to specify the place, if any, date and hour, in the case of special meetings, the purpose or purposes of the meeting, the record date for determining the stockholders entitled to notice of the meeting, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at any such meeting. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s mailing address as it appears on the records of the corporation. If delivered by courier service, notice is given at the earlier of when the notice is received or left at such stockholder’s address as it appears on the records of the corporation. If sent via electronic transmission, notice is given when directed to such stockholder’s electronic mail address as it appears on the records of the corporation unless the stockholder has notified the corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or such notice is prohibited by Section 232(e) of the DGCL. Notice of the time, place, if any, and purpose of any meeting of stockholders (to the extent required) may be waived in writing, signed by the person entitled to notice thereof or by electronic transmission by such person, either before or after such meeting, and will be waived by any stockholder by his or her attendance thereat in person, by remote communication, if applicable, or by proxy, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.

Section 8.      Quorum; Voting. At all meetings of stockholders, except where otherwise provided by statute or by the Certificate of Incorporation, or by these Bylaws, the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of a majority of the voting power of the outstanding shares of stock entitled to vote at the meeting shall constitute a quorum for the transaction of business. In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, either by the chairperson of the meeting or by vote of the holders of a majority of the voting power of the shares represented thereat and entitled to vote thereon, but no other business shall be transacted at such meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Except as otherwise provided by statute or by applicable stock exchange rules, or by the Certificate of Incorporation or these Bylaws, in all matters other than the election of directors, the affirmative vote of the holders of a majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and entitled to vote generally on the subject matter shall be the act of the stockholders. Except as otherwise provided by statute, the Certificate of Incorporation or these Bylaws, directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and entitled to vote generally on the election of directors. Where a separate vote by a class or classes or series is required, except where otherwise provided by statute, by applicable stock exchange rules or by the Certificate of Incorporation or these Bylaws, a majority of the voting power of the outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy duly authorized, shall constitute a quorum entitled to take action with respect to that vote on that matter. Except where otherwise provided by statute, by applicable stock exchange rules or by the Certificate of Incorporation or these Bylaws, the affirmative vote of the holders of a majority (plurality, in the case of the election of directors) of voting power of such class or classes or series present in person, by remote communication, if applicable, or represented by proxy at the meeting shall be the act of such class or classes or series.

Section 9.      Adjournment and Notice of Adjourned Meetings. Any meeting of stockholders, whether annual or special, may be adjourned from time to time either by the person(s) who called the meeting or the chairperson of the meeting, or by the vote of the holders of a majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and entitled to vote thereon. When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time and place, if any, and means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.

Section 10.      Voting Rights. For the purpose of determining those stockholders entitled to vote at any meeting of the stockholders, except as otherwise provided by law, only persons in whose names shares stand on the stock records of the corporation on the record date shall be entitled to vote at any meeting of stockholders. Every person entitled to vote shall have the right to do so either in person, by remote communication, if applicable, or by an agent or agents authorized by a proxy granted in accordance with Delaware law. An agent so appointed need not be a stockholder. No proxy shall be voted or acted upon after three (3) years from its date of creation unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the corporation a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of stockholders need not be by written ballot.

Section 11.      Joint Owners of Stock. If shares or other securities having voting power stand of record in the names of two (2) or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety, or otherwise, or if two (2) or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect: (a) if only one (1) votes, his or her act binds all; (b) if more than one (1) votes, the act of the majority so voting binds all; and (c) if more than one (1) votes, but the vote is evenly split on any particular matter, each faction may vote the securities in question proportionally, or any person voting the shares, or a beneficiary, may apply to the Delaware Court of Chancery for relief as provided in DGCL Section 217(b). If the instrument filed with the Secretary shows that any such tenancy is held in unequal interests, a majority or even-split for the purpose of subsection (c) shall be a majority or even-split in interest.

Section 12.      List of Stockholders. The corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders of record entitled to vote at said meeting, arranged in alphabetical order, showing the address of each stockholder and the number and class of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting, (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the corporation. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. The list shall be open to examination of any stockholder during the time of the meeting as provided by law.

Section 13.      Action without Meeting. Unless otherwise provided in the Certificate of Incorporation, no action shall be taken by the stockholders of the corporation except at an annual or a special meeting of the stockholders called in accordance with these Bylaws, and no action of the stockholders of the corporation may be taken by the stockholders by written consent or electronic transmission.

Section 14.      Organization.

(a)            At every meeting of stockholders, the Chairperson of the Board of Directors, or, if a chairperson has not been appointed, is absent or refuses to act, the Chief Executive Officer, or, if no Chief Executive Officer is then serving, is absent or refuses to act, the President, or, if the President is absent or refuses to act, a chairperson of the meeting designated by the Board of Directors, or, if the Board of Directors does not designate such chairperson, a chairperson chosen by a majority of the voting power of the stockholders entitled to vote, present in person or by proxy duly authorized, shall act as chairperson. The Chairperson of the Board may appoint the Chief Executive Officer as chairperson of the meeting. The Secretary, or, in his or her absence, an Assistant Secretary or other officer, director or other person directed to do so by the chairperson of the meeting, shall act as secretary of the meeting.

(b)            The Board of Directors of the corporation shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the chairperson of the meeting shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the corporation and their duly authorized and constituted proxies and such other persons as the chairperson shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters which are to be voted on by ballot. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting. Unless and to the extent determined by the Board of Directors or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.

(c)            The corporation shall, in advance of any meeting of stockholders, appoint one (1) or more inspectors to act at the meeting and make a written report thereof. The corporation may designate one (1) or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the chairperson of the meeting shall appoint one (1) or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The inspectors shall: (1) ascertain the number of shares outstanding and the voting power of each; (2) determine the shares represented at a meeting and the validity of proxies and ballots; (3) count all votes and ballots; (4) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and (5) certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors. In determining the validity and counting of proxies and ballots, the inspectors shall be limited to an examination of the proxies, any envelopes submitted with those proxies, any information provided in accordance with Sections 211(e) or 212(c)(2) of the DGCL, or any information provided pursuant to Sections 211(a)(2)b.(i) or (iii) of the DGCL, ballots and the regular books and records of the corporation, except that the inspectors may consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers, their nominees or similar persons which represent more votes than the holder of a proxy is authorized by the record owner to cast or more votes than the stockholder holds of record. If the inspectors consider other reliable information for the limited purpose permitted herein, the inspectors at the time they make their certification pursuant to Section 231(b)(5) of the DGCL shall specify the precise information considered by them including the person or persons from whom they obtained the information, when the information was obtained, the means by which the information was obtained and the basis for the inspectors’ belief that such information is accurate and reliable.

Article IV

DIRECTORS

Section 15.      Number and Term of Office. The authorized number of directors of the corporation shall be fixed exclusively from time to time by a resolution adopted by the majority of the Board of Directors. Directors need not be stockholders unless so required by the Certificate of Incorporation. If for any cause, the directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient at a special meeting of the stockholders called for that purpose in the manner provided in these Bylaws, or such vacancies may be filled in accordance with Section 18 herein.

Section 16.      Powers. The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by statute or by the Certificate of Incorporation.

Section 17.      Classes of Directors. The directors shall be divided into classes as and to the extent provided in the Certificate of Incorporation, except as otherwise required by applicable law.

Section 18.      Vacancies. Vacancies on the Board of Directors shall be filled as provided in the Certificate of Incorporation, except as otherwise required by applicable law.

Section 19.      Resignation. Any director may resign at any time by delivering his or her notice in writing or by electronic transmission to the Secretary, such resignation to specify whether it will be effective at a particular time. If no such specification is made, the resignation shall be effective at the time of delivery of the resignation to the Secretary.

Section 20.      Removal. Subject to the rights of holders of any series of Preferred Stock (as defined in the Certificate of Incorporation) to elect additional directors or remove such directors under specified circumstances, neither the Board of Directors nor any individual director may be removed except in the manner specified in Section 141(k) of the DGCL.

Section 21.      Meetings.

(a)            Regular Meetings. Unless otherwise restricted by the Certificate of Incorporation, regular meetings of the Board of Directors may be held at any time or date and at any place, if any, within or without the State of Delaware which has been designated by the Board of Directors and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means. No further notice shall be required for regular meetings of the Board of Directors.

(b)            Special Meetings. Unless otherwise restricted by the Certificate of Incorporation, special meetings of the Board of Directors may be held at any date, time and place, if any, within or without the State of Delaware whenever called by the Chairperson of the Board, the Chief Executive Officer or the Board of Directors.

(c)            Meetings by Electronic Communications Equipment. Any member of the Board of Directors, or of any committee thereof, may participate in a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

(d)            Notice of Special Meetings. Notice of the time and place of all special meetings of the Board of Directors shall be given orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means, during normal business hours, at least twenty-four (24) hours before the date and time of the meeting. If notice is sent by U.S. mail, it shall be sent by first class mail, postage prepaid at least three (3) days before the date of the meeting. Notice of any special meeting may be waived in writing or by electronic transmission at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

(e)            Waiver of Notice. The transaction of all business at any meeting of the Board of Directors, or any committee thereof, however called or noticed, or wherever held, shall be as valid as though it had been transacted at a meeting duly held after regular call and notice, if a quorum be present and if, either before or after the meeting, each of the directors not present who did not receive notice shall sign a written waiver of notice or shall waive notice by electronic transmission. All such waivers shall be filed with the corporate records or made a part of the minutes of the meeting. Notice of any meeting will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

Section 22.      Quorum and Voting.

(a)            Unless the Certificate of Incorporation requires a greater number, a quorum of the Board of Directors shall consist of a majority of the directors currently serving on the Board of Directors (but in no event less than one third of the total authorized number of directors); provided, however, at any meeting whether a quorum be present or otherwise, a majority of the directors present may adjourn from time to time until the time fixed for the next regular meeting of the Board of Directors, without notice other than by announcement at the meeting.

(b)            At each meeting of the Board of Directors at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the directors present, unless a different vote be required by law, the Certificate of Incorporation or these Bylaws.

Section 23.      Action Without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission. The consent or consents shall be filed with the minutes of proceedings of the Board of Directors or committee, in the same paper or electronic form as the minutes are maintained.

Section 24.      Fees and Compensation. Directors shall be entitled to such compensation for their services as may be approved by the Board of Directors or a committee thereof to which the Board of Directors has delegated such responsibility and authority, including, if so approved, by resolution of the Board of Directors or a committee thereof to which the Board of Directors has delegated such responsibility and authority, a fixed sum and expenses of attendance, if any, for attendance at each regular or special meeting of the Board of Directors and at any meeting of a committee of the Board of Directors. Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity as an officer, agent, employee, or otherwise and receiving compensation therefor.

Section 25.      Committees.

(a)            Executive Committee. The Board of Directors may appoint an Executive Committee to consist of one or more members of the Board of Directors. The Executive Committee, to the extent permitted by law and provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to (i) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopting, amending or repealing any Bylaw of the corporation.

(b)            Other Committees. The Board of Directors may, from time to time, appoint such other committees as may be permitted by law. Such other committees appointed by the Board of Directors shall consist of one (1) or more members of the Board of Directors and shall have such powers and perform such duties as may be prescribed by the resolution or resolutions creating such committees, but in no event shall any such committee have the powers denied to the Executive Committee in these Bylaws.

(c)            Term. The Board of Directors, subject to any requirements of any outstanding series of Preferred Stock and the provisions of subsections (a) or (b) of this Section 25, may at any time increase or decrease the number of members of a committee or terminate the existence of a committee. The membership of a committee member shall terminate on the date of his or her death or voluntary resignation from the committee or from the Board of Directors. The Board of Directors may at any time for any reason remove any individual committee member and the Board of Directors may fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

(d)            Meetings. Unless the Board of Directors shall otherwise provide, regular meetings of the Executive Committee or any other committee appointed pursuant to this Section 25 shall be held at such times and places, if any, as are determined by the Board of Directors, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such regular meetings need be given thereafter. Special meetings of any such committee may be held at any place, if any, which has been determined from time to time by such committee, and may be called by any director who is a member of such committee, upon notice to the members of such committee of the time and place of such special meeting given in the manner provided for the giving of notice to members of the Board of Directors of the time and place of special meetings of the Board of Directors. Notice of any regular or special meeting of any committee may be waived in writing or by electronic transmission at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends such regular or special meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Unless otherwise provided by the Board of Directors in the resolutions authorizing the creation of the committee, a majority of the authorized number of members of any such committee shall constitute a quorum for the transaction of business, and the act of a majority of those members of the committee present at any meeting at which a quorum is present shall be the act of such committee.

Section 26.      Duties of Chairperson of the Board of Directors. The Chairperson of the Board of Directors, if appointed and when present, shall preside at all meetings of the stockholders and the Board of Directors. The Chairperson of the Board of Directors shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.

Section 27.      Organization. At every meeting of the directors, the Chairperson of the Board of Directors, or, if a Chairperson has not been appointed or is absent, the Chief Executive Officer (if a director), or, if a Chief Executive Officer is absent, the President (if a director), or if the President is absent, the most senior Vice President (if a director), or, in the absence of any such person, a chairperson of the meeting chosen by a majority of the directors present, shall preside over the meeting. The Secretary, or in his or her absence, any Assistant Secretary or other officer, director or other person directed to do so by the person presiding over the meeting, shall act as secretary of the meeting.

Article V

OFFICERS

Section 28.      Officers Designated. The officers of the corporation shall include, if and when designated by the Board of Directors, the Chief Executive Officer, the President, one or more Vice Presidents, the Secretary, the Chief Financial Officer and the Treasurer. The Board of Directors may also appoint one or more Assistant Secretaries and Assistant Treasurers and such other officers and agents with such powers and duties as it shall deem necessary. The Board of Directors may assign such additional titles to one or more of the officers as it shall deem appropriate. Any one person may hold any number of offices of the corporation at any one time unless specifically prohibited therefrom by law. The salaries and other compensation of the officers of the corporation shall be fixed in the manner required by applicable law or stock exchange rules.

Section 29.      Tenure and Duties of Officers.

(a)            General. All officers shall be designated by and hold office at the pleasure of the Board of Directors and until their successors shall have been duly elected and qualified, or until their earlier death, resignation, retirement, disqualification or removal from office. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors.

(b)            Duties of Chief Executive Officer. The Chief Executive Officer shall preside at all meetings of the stockholders and at all meetings of the Board of Directors (if a director), unless the Chairperson of the Board of Directors has been appointed and is present. Unless an officer has been appointed Chief Executive Officer of the corporation, the President shall be the chief executive officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. To the extent that a Chief Executive Officer has been appointed and no President has been appointed, all references in these Bylaws to the President shall be deemed references to the Chief Executive Officer. The Chief Executive Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.

(c)            Duties of President. The President shall preside at all meetings of the stockholders and at all meetings of the Board of Directors (if a director), unless the Chairperson of the Board of Directors, or the Chief Executive Officer has been appointed and is present. Unless another officer has been appointed Chief Executive Officer of the corporation, the President shall be the chief executive officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. The President shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors (or the Chief Executive Officer, if the Chief Executive Officer and President are not the same person and the Board of Directors has delegated the designation of the President’s duties to the Chief Executive Officer) shall designate from time to time.

(d)            Duties of Vice Presidents. A Vice President may assume and perform the duties of the President in the absence or disability of the President or whenever the office of President is vacant (unless the duties of the President are being filled by the Chief Executive Officer). A Vice President shall perform other duties commonly incident to their office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or, if the Chief Executive Officer has not been appointed or is absent, the President shall designate from time to time.

(e)            Duties of Secretary; Assistant Secretary. The Secretary shall attend all meetings of the stockholders and of the Board of Directors and shall record all acts and proceedings thereof in the minute book of the corporation. The Secretary shall give notice in conformity with these Bylaws of all meetings of the stockholders and of all meetings of the Board of Directors and any committee thereof requiring notice. The Secretary shall perform all other duties provided for in these Bylaws and other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time. The Chief Executive Officer, or if no Chief Executive Officer is then serving, the President may direct any Assistant Secretary or other officer to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time.

(f)            Duties of Chief Financial Officer. The Chief Financial Officer shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President. The Chief Financial Officer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Chief Financial Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time. To the extent that a Chief Financial Officer has been appointed and no Treasurer has been appointed, all references in these Bylaws to the Treasurer shall be deemed references to the Chief Financial Officer. The Chief Executive Officer, or if no Chief Executive Officer is then serving, the President may direct the Treasurer, if any, or any Assistant Treasurer, or the controller or any assistant controller to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer, and each Treasurer and Assistant Treasurer and each controller and assistant controller shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President shall designate from time to time.

(g)            Duties of Treasurer; Assistant Treasurer. Unless another officer has been appointed Chief Financial Officer of the corporation, the Treasurer shall be the chief financial officer of the corporation and shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President, and, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Treasurer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President and Chief Financial Officer (if not Treasurer) shall designate from time to time. The Chief Executive Officer, or if no Chief Executive Officer is then serving, the President and Chief Financial Officer may direct any Assistant Treasurer or the controller or any assistant controller to assume and perform the duties of the Treasurer in the absence or disability of the Treasurer, and each Assistant Treasurer and each controller and assistant controller shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or if no Chief Executive Officer is then serving, the President and Chief Financial Officer shall designate from time to time.

Section 30.      Delegation of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

Section 31.      Resignations. Any officer may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors or to the Chief Executive Officer, or if no Chief Executive Officer is then serving, to the President or to the Secretary. Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time. Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the corporation under any contract with the resigning officer.

Section 32.      Removal. Any officer may be removed from office at any time, either with or without cause, by the Board of Directors, or by any committee or superior officer upon whom such power of removal may have been conferred by the Board of Directors.

Article VI

EXECUTION OF CORPORATE INSTRUMENTS AND VOTING

OF SECURITIES OWNED BY THE CORPORATION

Section 33.      Execution of Corporate Instruments. The Board of Directors may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute on behalf of the corporation any corporate instrument or document, or to sign on behalf of the corporation the corporate name without limitation, or to enter into contracts on behalf of the corporation, except where otherwise provided by applicable law or these Bylaws, and such execution or signature shall be binding upon the corporation. All checks and drafts drawn on banks or other depositaries on funds to the credit of the corporation or in special accounts of the corporation shall be signed by such person or persons as the Board of Directors shall authorize so to do. Unless (i) authorized or ratified by the Board of Directors or (ii) within the agency power of an officer or any designee of any such officer (each, an “Authorized Employee”), no officer, agent or employee other than an Authorized Employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

Section 34.      Voting of Securities Owned by the Corporation. All stock and other securities and interests of other corporations and entities owned or held by the corporation for itself, or for other parties in any capacity, shall be voted, and all proxies with respect thereto shall be executed, by the person authorized so to do by resolution of the Board of Directors, or, in the absence of such authorization, by the Chairperson of the Board of Directors, the Chief Executive Officer, the President, or any Vice President.

Article VII

SHARES OF STOCK

Section 35.      Form and Execution of Certificates. The shares of the corporation shall be represented by certificates, or shall be uncertificated if so provided by resolution or resolutions of the Board of Directors. Certificates, if any, for the shares of stock shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Certificates of shares of stock shall note conspicuously that the corporation is a public benefit corporation formed pursuant to Subchapter XV of the DGCL. Every holder of stock in the corporation represented by certificate shall be entitled to have a certificate signed by, or in the name of, the corporation by any two (2) authorized officers of the corporation, certifying the number of shares owned by such holder in the corporation. Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he or she were such officer, transfer agent, or registrar at the date of issue. Any notice given by the corporation pursuant to Section 151(f) of the DGCL upon the issuance or transfer of uncertificated shares shall state conspicuously that the corporation is a public benefit corporation formed pursuant to Subchapter XV of the DGCL.

Section 36.      Lost Certificates. A new certificate or certificates shall be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. The corporation may require, as a condition precedent to the issuance of a new certificate or certificates, the owner of such lost, stolen, or destroyed certificate or certificates, or the owner’s legal representative, to agree to indemnify the corporation in such manner as it shall require or to give the corporation a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.

Section 37.	Transfers.

(a)          Transfers of record of shares of stock of the corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and, in the case of stock represented by certificate, upon the surrender of a properly endorsed certificate or certificates for a like number of shares.

(b)          The corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

Section 38.	Fixing Record Dates.

(a)          In order that the corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, subject to applicable law, not be more than sixty (60) nor fewer than ten (10) days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

(b)          In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 39.           Registered Stockholders. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

Article VIII

OTHER SECURITIES OF THE CORPORATION

Section 40.           Execution of Other Securities. All bonds, debentures and other corporate securities of the corporation, other than stock certificates (covered in Section 35), may be signed by any executive officer (as defined in Article XI) or any other officer or person as may be authorized by the Board of Directors; provided, however, that where any such bond, debenture or other corporate security shall be authenticated by the manual signature, or where permissible facsimile signature, of a trustee under an indenture pursuant to which such bond, debenture or other corporate security shall be issued, the signatures of the persons signing and attesting the corporate seal on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures of such persons. Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed by an executive officer of the corporation or such other officer or person as may be authorized by the Board of Directors, or bear imprinted thereon the facsimile signature of such person. In case any officer who shall have signed or attested any bond, debenture or other corporate security, or whose facsimile signature shall appear thereon or on any such interest coupon, shall have ceased to be such officer before the bond, debenture or other corporate security so signed or attested shall have been delivered, such bond, debenture or other corporate security nevertheless may be adopted by the corporation and issued and delivered as though the person who signed the same or whose facsimile signature shall have been used thereon had not ceased to be such officer of the corporation.

Article IX

DIVIDENDS

Section 41.          Declaration of Dividends. Dividends upon the outstanding capital stock of the corporation, subject to the provisions of the Certificate of Incorporation and applicable law, if any, may be declared by the Board of Directors. Dividends may be paid in cash, in property, or in shares of the corporation’s capital stock, subject to the provisions of the Certificate of Incorporation and applicable law.

Section 42.          Dividend Reserve. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, thinks proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the Board of Directors shall think conducive to the interests of the corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

Article X

FISCAL YEAR

Section 43.          Fiscal Year. The fiscal year of the corporation shall end on December 31 or on such other date as may otherwise be fixed by resolution of the Board of Directors.

Article XI

INDEMNIFICATION

Section 44.	Indemnification of Directors, Executive Officers, Employees and Other Agents.

(a)          Directors and Executive Officers. The corporation shall indemnify its directors and executive officers (for the purposes of this Article XI, “executive officers” shall have the meaning defined in Rule 3b-7 promulgated under the 1934 Act) to the fullest extent permitted by the DGCL or any other applicable law as it presently exists or may hereafter be amended, who were or are made a party or are threatened to be made a party or are otherwise involved in proceeding, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the corporation, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person; provided, however, that the corporation may modify the extent of such indemnification by individual contracts with its directors and executive officers, in which case such contract shall supersede and replace the provisions hereof; and, provided, further, that the corporation shall not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the corporation, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the DGCL or any other applicable law or (iv) such indemnification is required to be made under subsection (d) of this Section 44.

(b)           Other Officers, Employees and Other Agents. The corporation shall have the power to indemnify (including the power to advance expenses in a manner consistent with subsection (c) of this Section 44) its other officers, employees and other agents as set forth in the DGCL or any other applicable law. The Board of Directors shall have the power to delegate the determination of whether indemnification shall be given to any such person except executive officers to such officers or other persons as the Board of Directors shall determine.

(c)           Expenses. The corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or executive officer of the corporation, or is or was serving at the request of the corporation as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or executive officer in connection with such proceeding; provided, however, that if the DGCL requires, an advancement of expenses incurred by a director or executive officer in his or her capacity as a director or executive officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this section or otherwise.

Notwithstanding the foregoing, unless otherwise determined pursuant to paragraph (d) of this Section 44, no advance shall be made by the corporation to an executive officer of the corporation (except by reason of the fact that such executive officer is or was a director of the corporation in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by a majority vote of directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not reasonably believe to be in or not opposed to the best interests of the corporation.

(d)           Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and executive officers under this Bylaw shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the corporation and the director or executive officer. Any right to indemnification or advances granted by this section to a director or executive officer shall be enforceable by or on behalf of the person holding such right in the Court of Chancery of the State of Delaware if (i) the claim for indemnification or advances is denied by the Board of Directors, in whole or in part, or (ii) no disposition of such claim is made within ninety (90) days of request therefor. To the extent permitted by law, the claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim to the fullest extent permitted by law. In connection with any claim for indemnification, the corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL or any other applicable law for the corporation to indemnify the claimant for the amount claimed. In connection with any claim by an executive officer of the corporation (except in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such executive officer is or was a director of the corporation) for advances, the corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not reasonably believe to be in or not opposed to the best interests of the corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his or her conduct was lawful. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL or any other applicable law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director or executive officer to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the director or executive officer is not entitled to be indemnified, or to such advancement of expenses, under this section or otherwise shall be on the corporation.

(e)          Non-Exclusivity of Rights. The rights conferred on any person by this Bylaw shall not be exclusive of any other right which such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL, or by any other applicable law.

(f)           Survival of Rights. The rights conferred on any person by this Bylaw shall continue as to a person who has ceased to be a director or executive officer or officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(g)          Insurance. To the fullest extent permitted by the DGCL or any other applicable law, the corporation, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this section.

(h)          Amendments. Any amendment, repeal or modification of this section shall only be prospective and shall not affect the rights under this Bylaw in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the corporation.

(i)           Saving Clause. If this Bylaw or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director and executive officer to the full extent not prohibited by any applicable portion of this section that shall not have been invalidated, or by any other applicable law. If this section shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the corporation shall indemnify each director and executive officer to the full extent under any other applicable law.

(j)           Certain Definitions. For the purposes of this Bylaw, the following definitions shall apply:

(i)           The term “proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

(ii)         The term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

(iii)        The term the “corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this section with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

(iv)         References to a “director,” “executive officer,” “officer,” “employee,” or “agent” of the corporation shall include, without limitation, situations where such person is serving at the request of the corporation as, respectively, a director, executive officer, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.

(v)          References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

Article XII

NOTICES

Section 45.	Notices.

(a)          Notice to Stockholders. Notice to stockholders of stockholder meetings shall be given as provided in Section 7 herein. Without limiting the manner by which notice may otherwise be given effectively to stockholders, including under any agreement or contract with such stockholder, subject to Section 232(e) of the DGCL, any notice to stockholders given by the corporation under any provision of the DGCL, the Certificate of Incorporation or the Bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice or electronic transmission to the corporation. Notice shall be deemed given pursuant to this Section 45, (1) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice; (2) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (a) such posting, and (b) the giving of such separate notice; and (3) if by any other form of electronic transmission, when directed to the stockholder. For purposes of these Bylaws, (1) “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process; (2) “Electronic mail” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the corporation who is available to assist with accessing such files and information); and (3) “Electronic mail address” means a destination, commonly expressed as a string of characters, consisting of a unique user name or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered.

(b)          Notice to Directors. Any notice required to be given to any director may be given by the method stated in subsection (a) or as otherwise provided in these Bylaws, with notice other than one which is delivered personally to be sent to such address as such director shall have filed in writing with the Secretary, or, in the absence of such filing, to the last known address of such director.

(c)          Affidavit of Mailing. An affidavit of mailing, executed by a duly authorized and competent employee of the corporation or its transfer agent appointed with respect to the class of stock affected or other agent, specifying the name and address or the names and addresses of the stockholder or stockholders, or director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall in the absence of fraud, be prima facie evidence of the facts therein contained.

(d)          Methods of Notice. It shall not be necessary that the same method of giving notice be employed in respect of all recipients of notice, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others.

(e)          Notice to Person with Whom Communication is Unlawful. Whenever notice is required to be given, under any provision of law or of the Certificate of Incorporation or Bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the corporation is such as to require the filing of a certificate under any provision of the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

(f)           Notice to Stockholders Sharing an Address. Except as otherwise prohibited under the DGCL, any notice given under the provisions of the DGCL, the Certificate of Incorporation or the Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Such consent shall have been deemed to have been given if such stockholder fails to object in writing to the corporation within sixty (60) days of having been given notice by the corporation of its intention to send the single notice. Any consent shall be revocable by the stockholder by written notice to the corporation.

Article XIII

AMENDMENTS

Section 46.           Amendments. Subject to the limitations set forth in Section 44(h) of these Bylaws or the provisions of the Certificate of Incorporation, the Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws. Any adoption, amendment or repeal of the Bylaws by the Board of Directors shall require the approval of a majority of the authorized number of directors. The stockholders also shall have power to adopt, amend or repeal the Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.

Article XIV

LOANS TO OFFICERS

Section 47.           Loans to Officers. Except as otherwise prohibited by applicable law, the corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiaries, including any officer or employee who is a director of the corporation or its subsidiaries, whenever, in the judgment of the Board of Directors, such loan, guarantee or assistance may reasonably be expected to benefit the corporation. The loan, guarantee or other assistance may be with or without interest and may be unsecured, or secured in such manner as the Board of Directors shall approve, including, without limitation, a pledge of shares of stock of the corporation. Nothing in these Bylaws shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the corporation at common law or under any statute.

ARTICLE XV

BOOKS AND RECORDS

Section 48.           The books and records of the corporation may be kept within or outside the State of Delaware at such place or places as may from time to time be designated by the Board of Directors. Any books or records maintained by the corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device or method; provided, however, that the books and records so kept can be converted into clearly legible paper form within a reasonable time. The corporation shall so convert any books or records so kept upon the request of any person entitled to inspect such records pursuant to the Certificate of Incorporation, these Bylaws or the DGCL.

Article XVI

PUBLIC BENEFIT CORPORATION PROVISIONS

Section 49.           The corporation shall include in every notice of a meeting of stockholders a statement to the effect that it is a public benefit corporation under Subchapter XV of the DGCL.

Section 50.           The corporation shall no less than biennially provide the stockholders with a statement as to the corporation’s promotion of the public benefit or public benefits identified in the Certificate of Incorporation and of the best interests of those materially affected by the corporation’s conduct. The statement shall include: (i) the objectives the Board of Directors has established to promote such public benefit or public benefits and interests; (ii) the standards the Board of Directors has adopted to measure the corporation’s progress in promoting such public benefit or public benefits and interests; (iii) objective factual information based on those standards regarding the corporation’s success in meeting the objectives for promoting such public benefit or public benefits and interests; and (iv) an assessment of the corporation’s success in meeting the objectives and promoting such public benefit or public benefits and interests.

Exhibit I

Directors and Officers of the Surviving Corporation and Novus

Directors

1.	Jonathan Webb

2.	Kiran Bhatraju

3.	Martha Stewart

4.	Anna Mason

5.	J.D. Vance

6.	Jeffrey Ubben

7.	David Lee

8.	David Chen

9.	Greg Couch

10.	Robert Laikin

Officers

1.	Jonathan Webb – Chief Executive Officer, Secretary

2.	Peter Halt – Chief Financial Officer, Treasurer

SCHEDULE A

Company Knowledge Parties

1.	Jonathan Webb (CEO)

2.	Loren Eggleton (SVP Finance)

SCHEDULE B

Key Company Stockholders

1.	AB Co-Investments LLC

2.	CEFF AppHarvest Equity Holdings, LLC

3.	Couch Holdings II, LLC

4.	Jonathan Webb

5.	Kiran Bhatraju

6.	Loren Eggleton

7.	Narya Capital Fund I, L.P.

8.	Rise of the Rest Seed Fund, LP

9.	Inclusive Capital Partners Spring Master Fund, L.P.

SCHEDULE C

Novus Initial Stockholders

1.	Robert J. Laikin

2.	Zak Laikin

3.	Alex Laikin

4.	Larry Gretchen Paulson Trust

5.	New Frontier LLC

6.	Hirsch Family Living Trust

7.	Mons Investments LLC

8.	Cliff Holdings LLC

9.	Vince Donargo

10.	Louis Conforti

11.	Madnani Living Trust

12.	Ken Beyer

13.	Alex Paskoff

14.	Maria Marta R Birge Revocable Trust

15.	Karin Michelle Held Revocable Trust

16.	Finovus LLC

17.	Anne T. Dillon

18.	Brian C. Pahud

19.	Joel Hoffman

20.	BEA Holdings

21.	Sedd Bond Holdings, LLC

22.	Ethan W. Meyers Trust

23.	Samantha H. Meyers Trust

24.	Heather Goodman